Exhibit 10.1

EXECUTION VERSION

FIFTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of February 16, 2017

among

PROLOGIS MARUNOUCHI FINANCE INVESTMENT LIMITED PARTNERSHIP,
as Initial Borrower,

PROLOGIS, L.P.

and

PROLOGIS, INC.,
as Guarantors,

VARIOUS LENDERS,

and

SUMITOMO MITSUI BANKING CORPORATION,
as Administrative Agent

MITSUBISHI UFJ TRUST AND BANKING CORPORATION and

SUMITOMO MITSUI TRUST BANK, LTD.

as Managing Agents

SUMITOMO MITSUI BANKING CORPORATION
Sole Bookrunner

SUMITOMO MITSUI BANKING CORPORATION,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., and

MIZUHO BANK, LTD.
Joint Lead Arrangers

-i-

(continued)

(continued)

(continued)

SCHEDULE 1	Commitments
SCHEDULE 1.1	Initial Qualified Borrowers
SCHEDULE 2.14	Outstanding Letters of Credit
SCHEDULE 4.1(f)	Litigation
SCHEDULE 4.1(g)	Environmental
EXHIBIT A-1	Form of Note
EXHIBIT A-2	Form of TMK Qualified Borrower Undertaking
EXHIBIT B-1	YK Qualified Borrower Joinder Agreement
EXHIBIT B-2	TMK Qualified Borrower Joinder Agreement
EXHIBIT C	Form of Consent
EXHIBIT D	Notices
EXHIBIT E	Form of Transfer Supplement
EXHIBIT F	Organizational and Structure Chart for Initial Qualified Borrowers
EXHIBIT G	Lender Commitment Increase Agreement
EXHIBIT H	New Lender Joinder Agreement
EXHIBIT I	Qualified Borrower Removal Notice/Form
EXHIBIT J	Form of Compliance Certificate

v

FIFTH AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

FIFTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of February 16, 2017 is among PROLOGIS MARUNOUCHI FINANCE INVESTMENT LIMITED PARTNERSHIP, as Initial Borrower (the “Initial Borrower”), PROLOGIS, L.P. (“Prologis”), as Guarantor, PROLOGIS, INC., as Guarantor (“General Partner” and together with Prologis, each a “Guarantor” and collectively the “Guarantors”), various LENDERS (as defined below), and SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent.

WHEREAS, Prologis Japan Finance G.K. (as successor to Prologis Japan Finance Y.K.), the Qualified Borrowers party thereto, the Guarantors, Administrative Agent and certain of the Lenders entered into the Existing Revolving Credit Agreement; and

WHEREAS, the parties hereto have agreed to amend and restate the terms and conditions contained in the Existing Revolving Credit Agreement in their entirety as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. On the Effective Date, the terms and conditions of the Existing Revolving Credit Agreement shall be restated in their entirety as set forth herein, as more fully set forth in Section 1.5, and the parties hereto shall thereafter comply with and be subject to all of the terms, covenants and conditions of this Agreement.

II. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, and shall be deemed to be effective on the Effective Date.

III. Any reference to the “Credit Agreement” or similar terms in any document executed in connection with the Existing Revolving Credit Agreement shall be deemed to refer to this Agreement.

The parties hereto further agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.  The following terms, as used herein, have the following meanings:

“Adjusted EBITDA”  means, for the Companies on a consolidated basis, net earnings before Preferred Dividends, plus amounts that have been deducted, and minus amounts that have been added, for the following (without duplication):

(a) Non-recurring losses (gains) from Dispositions of assets (excluding Dispositions to any Property Fund and Dispositions to third parties in connection with the Companies’ development business);

(b) Losses (gains) resulting from foreign currency exchange effects of settlement of Indebtedness and mark-to-market adjustments associated with (i) intercompany Indebtedness between Prologis and any of its Consolidated Subsidiaries and Unconsolidated Affiliates, (ii) third party Indebtedness of Prologis and its Consolidated Subsidiaries, and (iii) Swap Contracts (other than those entered into for purely speculative purposes);

(c) Arrangement fees, amendment fees and costs incurred in connection with the negotiation, documentation, and/or closing of this Agreement and any amendment, supplement or other modification hereto;

(d) Losses and charges from extraordinary, non-recurring and other unusual items (including fees and costs incurred in connection with the negotiation, documentation, and/or closing of each capital market offering, debt financing or amendments thereto, redemption or exchange of Indebtedness, business combination, acquisition, merger, disposition, recapitalization and consent solicitation);

(e) Losses (gains) from early extinguishment of Indebtedness; and

(f) Losses (earnings) attributable to Unconsolidated Affiliates;

plus Allowed Unconsolidated Affiliate Earnings, plus all amounts deducted in calculating net earnings for Interest Expense (including cash and non-cash amounts), minority interests, provisions for taxes based on income (including deferred income taxes), provisions for unrealized gains and losses, depreciation and amortization and the effect of any other non-cash item. Notwithstanding the above, non-cash losses (gains) and any non-cash impairment of Investments, intangible assets, including goodwill, or other assets shall be added back to (in the case of write-downs, impairment charges, and losses) or deducted from (in the case of gains) Adjusted EBITDA to the extent deducted (added) in the calculation of net earnings or Adjusted EBITDA (but without duplication).

“Administrative Agent” means Sumitomo Mitsui Banking Corporation in its capacity as Administrative Agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Administrative Questionnaire” means with respect to each Lender, an administrative questionnaire in the form prepared by Administrative Agent and submitted to Administrative Agent (with a copy to each Borrower) duly completed by such Lender.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the Preamble.

“Allowed Unconsolidated Affiliate Earnings” means distributions (including “promote” or “carried interest” distributions but excluding extraordinary or non-recurring distributions) received in cash from Unconsolidated Affiliates.

“Anti-Corruption Law” means, with respect to any Company, any law, rule or regulation of any jurisdiction applicable to such Company concerning or relating to bribery or corruption including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

“Applicable Margin” means, at any time, with respect to the applicable Borrowings or fees, the applicable percentage per annum set forth in the table below opposite the applicable ratings of Prologis, determined in accordance with the following: If Prologis has ratings from both Moody’s and S&P, then the Applicable Margin will be based upon the higher such rating unless the difference between the ratings is two or more rating levels, in which case the Applicable Margin will be based upon the rating level that is one level below the higher rating.  If Prologis has only one such rating, then the Applicable Margin will be based on such rating.  If Prologis does not have either rating, then the highest Applicable Margin will apply.

Moody’s Rating	S&P Rating	Base Rate Loans	Yen LIBOR Loans/ Letter of Credit Fees	Facility Fee
A2 or better	A or better	0.000%	0.350%	0.075%
A3	A-	0.000%	0.400%	0.100%
Baa1	BBB+	0.000%	0.450%	0.125%
Baa2 or lower	BBB or lower	0.000%	0.500%	0.150%

Each change in the Applicable Margin shall be effective commencing on the fifth Business Day following the earlier to occur of (A) Administrative Agent’s receipt of notice from General Partner, as required by Section 5.1(h), of an applicable change in the Moody’s Rating or the S&P Rating and (B) Administrative Agent’s actual knowledge of an applicable change in the Moody’s Rating or the S&P Rating.

“Asset Liquidation Plan” means a plan that has been duly filed with the Director General of the Kanto Local Finance Bureau pursuant to Article 4 of TMK Law.

“Assignee” has the meaning set forth in Section 9.6(c).

“Audited Financial Statements” means the audited consolidated balance sheet of General Partner for the Fiscal Year ended December 31, 2015 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a rate per annum equal to the Prime Rate for such day. Each change in the Base Rate shall become effective automatically as of the opening of business on the date of such change in the Base Rate, without prior written notice to Borrower or Lenders.

“Base Rate Borrowing” has the meaning set forth in Section 1.3.

“Base Rate Loan” means a Committed Loan to be made by a Lender as a Base Rate Loan in accordance with the provisions of this Agreement.

“Borrower” means the Initial Borrower and any Qualified Borrower for so long as such entity is a Qualified Borrower hereunder.

“Borrower Default” means any condition or event that with the giving of notice or lapse of time or both would, unless cured or waived, become a Borrower Event of Default.

“Borrower Event of Default” has the meaning set forth in Section 6.3.

“Borrowing” has the meaning set forth in Section 1.3.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Tokyo, Japan or, for matters concerning Yen LIBOR only, London, are authorized by law to close or are in fact closed.

“Capital Expenditures” means, for any period, an amount equal to $0.10 per square foot on the aggregate of the portfolio square footage of General Partner and its Consolidated Subsidiaries most recently reported on a Form 10-Q or 10-K filed with the SEC by or on behalf of General Partner.

“Capital Lease” means any capital lease or sublease that has been (or under GAAP should be) capitalized on the balance sheet of the lessee.

“Capitalization Rate” means the percentage rates set forth below:

(a) 5.50% with respect to all Properties located in Japan;

(b) 6.25% with respect to all Properties located in Europe; and

(c) 6.00% with respect to all Properties not located in Japan or Europe.

“Cash Equivalents” means (a) direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed by the United States of America or any agency thereof; provided that such obligations mature within one year of the date of acquisition thereof, (b) commercial paper rated “A-1” (or higher) according to S&P or “P-1” (or higher) according to Moody’s and, in each case, maturing not more than 180 days from the date of acquisition thereof, (c) time deposits with, and certificates of deposit and bankers’ acceptances issued by, any Lender or any other United States bank having capital surplus and undivided profits aggregating at least $1,000,000,000, and (d) mutual funds whose investments are substantially limited to the foregoing.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of General Partner entitled to vote for members of the board of directors or equivalent governing body of General Partner on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of General Partner cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) General Partner shall cease to (i) be the sole general partner of Prologis or (ii) own, directly or indirectly, more than 50% of the Equity Interests of Prologis.

“Closing Date” means the date on or after the Effective Date on which the conditions set forth in Section 3.1 shall have been satisfied to the satisfaction of Administrative Agent.

“Code” means the Internal Revenue Code of 1986.

“Committed Loan” means any loan made by a Lender pursuant to Section 2.1 and any loan required to be made by a Lender pursuant to Section 2.14 to reimburse a Fronting Lender for a Letter of Credit that has been drawn down; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Commitment” means, with respect to each Lender, (a) the amount set forth under the heading “Commitment” opposite the name of such Lender on Schedule 1, (b) in the case of a Lender that becomes a party hereto pursuant to Section 2.1(b), the amount specified as such Lender’s “Commitment” in the applicable New Lender Joinder Agreement, and (c) in the case of a Lender that becomes a party hereto via assignment pursuant to Section 9.6(c), the amount set forth as such Lender’s “Commitment” in the applicable Transfer Supplement, in each case, as such amount may be reduced from time to time pursuant to Section 2.9 or in connection with an assignment to an Assignee and increased from time to time pursuant to Section 2.1(b) or in connection with an assignment from an existing Lender. As of the Closing Date, the aggregate amount of the Commitments of all Lenders is JPY 50,000,000,000.

“Companies” means General Partner and its Consolidated Subsidiaries; provided that for purposes of Sections 4.1(f), (m), (n) (s) and (u), “Companies” shall also include each Person that is not a Consolidated Subsidiary and is a Borrower under (and as defined in) the Global Credit Agreement; and “Company” means any one of the Companies.

“Compliance Certificate” means a certificate substantially in the form of Exhibit J.

“Consents” has the meaning set forth in Section 7.10.

“Consolidated Leverage Ratio” means, as of any date, the ratio of (a) all Indebtedness of the Companies, on a consolidated basis, to (b) Total Asset Value; provided that for purposes of calculating the Consolidated Leverage Ratio, (i) total Indebtedness of the Companies shall be adjusted by deducting therefrom an amount equal to the lesser of (A) total Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation, and (B) Unrestricted Cash of the Companies, and (ii) Total Asset Value shall be adjusted by deducting therefrom the amount by which total Indebtedness is adjusted under clause (i).

“Consolidated Subsidiary” means, with respect to any Person (a “Parent”), any other Person in which such Parent directly or indirectly holds an Equity Interest and that would be consolidated in the preparation of consolidated financial statements of such Parent in accordance with GAAP.  Any reference herein or in any other Loan Document to a “Consolidated Subsidiary” shall, unless otherwise specified, be a reference to a Consolidated Subsidiary of General Partner.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, misapplication of cash, environmental claims, breach of representations or warranties, failure to pay taxes and insurance, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.

“Debtor Relief Laws” means Title 11 of the United States Code and all other applicable state or federal liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting rights of creditors generally, including any governmental rules of any jurisdiction relating to any corporate reorganization, company arrangement, civil rehabilitation, special liquidation, moratorium, readjustment of debt, appointment of a conservator (hozen kanrinin), trustee (kanzai nin), supervisor (kantoku i’in), inspector (chosa i’in) or receiver, or similar debtor relief effecting, including hasan, minji saisei, kaisha kosei, tokubetsu seisan and tokutei chotei.

“Debt Service” means, for any Person for any period, the sum of the cash portion of Interest Expense (excluding, to the extent included therein, amortized fees previously paid in cash) plus any regularly scheduled principal payments on Indebtedness; provided that Debt Service shall not include Excluded Debt Service.

“Default” means any Guarantor Default or Borrower Default.

“Defaulting Lender” means any Lender that: (a) has failed to fund any Loan (including any fronted Loan) or any participation in Letters of Credit within two Business Days of the date required to be funded by it hereunder, unless such failure has been cured; (b) has notified any other Lender Party or any Loan Party in writing that it does not intend to comply with any of its funding obligations hereunder (unless such notice has been withdrawn and the effect of such notice has been cured) or has made a public statement to that effect (unless such statement has been retracted); (c) has failed, within three Business Days after written request by Administrative Agent or Prologis based on a reasonable belief that such Lender may be unwilling or unable to comply, to confirm in writing to Administrative Agent and Prologis that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (including any portion of any applicable Fronting Loan) and  participations in Letters of Credit, unless such failure has been cured; (d) has otherwise failed to pay to any Lender Party any other amount (other than a de minimis amount) required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute or such failure has been cured; or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or insolvency proceeding, (ii) had a receiver, conservator, trustee or custodian appointed for it, (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as the ownership or acquisition of such Equity Interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement made with such Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease, contribution, or other disposition (including any sale and leaseback transaction, but excluding charitable contributions) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interests of a Person that by its terms (or by the terms of any Equity Interests into which it is convertible or for which it is exchangeable or exercisable) (a) matures or is subject to mandatory redemption, pursuant to a sinking fund obligation or otherwise on or prior to the Maturity Date, (b) is convertible into or exchangeable or exercisable for a Liability or Disqualified Stock on or prior to the Maturity Date, (c) is redeemable on or prior to the Maturity Date at the option of the holder of such Equity Interests or (d) otherwise requires any payments by such Person on or prior to the Maturity Date.

“Dollars” and “US$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 9.9.

“Eligible Affiliate” means any Person in which Prologis directly or indirectly holds an Equity Interest.

“Environmental Laws” means all Federal, state, provincial, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Prologis, any other Loan Party or any of their respective Affiliates directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all shares of capital stock of (or other ownership or profit interests in) such Person, all warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and all other ownership, beneficial or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, in each case to the extent then outstanding; provided that the convertible senior notes of Prologis shall not constitute Equity Interests unless such notes are converted into capital stock of Prologis.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Prologis within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Prologis or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Prologis or any ERISA Affiliate from a Multiemployer Plan or receipt by Prologis or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (d) the filing by Prologis or any ERISA Affiliate of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; or (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person).

“Event of Default” means a Borrower Event of Default or a Guarantor Event of Default.

“Excluded Debt Service” means, for any period, any regularly scheduled principal payments on (a) any Indebtedness that pays such Indebtedness in full, but only to the extent that the amount of such final payment is greater than the scheduled principal payment immediately preceding such final payment, and (b) any Indebtedness (other than Secured Debt) that is rated at least Baa3 and BBB-, as the case may be, by at least two of S&P, Moody’s and Fitch.

“Excluded Taxes” has the meaning set forth in Section 8.4(a).

“Existing Indenture” means the Indenture dated as of June 30, 1998 among General Partner, Prologis and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company of California, N.A.), as Trustee.

“Existing Revolving Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of August 14, 2013, among Prologis Japan Finance G.K. (as successor to Prologis Japan Finance Y.K.), as Initial Borrower, Prologis and General Partner, as Guarantors, the Qualified Borrowers parties thereto, the lenders parties thereto, and Administrative Agent, as administrative agent and sole lead arranger and bookmanager.

“Facility Amount” means, at any time, the aggregate amount of the Commitments of all Lenders at such time.

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

“Fitch” means Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. (or any successor thereof) or, if Fitch no longer publishes ratings, then another ratings agency selected by Prologis and reasonably acceptable to Administrative Agent.

“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) (i) Adjusted EBITDA, minus (ii) Capital Expenditures, to (b) the sum of (i) Debt Service in respect of all Indebtedness, plus (ii) Preferred Dividends, in each case for the Companies on a consolidated basis and for the four fiscal quarters ending on the date of determination.

“Foreign Currency” means any currency other than Dollars.

“Fronting Lender” means Sumitomo Mitsui Banking Corporation, its successors and assigns.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” is defined in the Preamble.

“GK” means a limited liability company (godo kaisha) formed and existing under the Companies Act (kaisha ho) (Law No. 86 of 2005).

“Global Credit Agreement” means the Global Senior Credit Agreement, dated as April 14, 2016 among Prologis, General Partner, various Affiliates thereof, various lenders and various agents, including Bank of America, N.A., as Global Administrative Agent.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time, or (ii) all Committed Loans having the same Interest Period at such time; provided that, if a Committed Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Section 8.2 or 8.5, such Committed Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  Guarantees shall not include contingent obligations under any Special Limited Contribution Agreement (“SLCA”) in connection with certain of such Person’s contributions of Properties to Property Funds pursuant to which a Company is obligated to make additional capital contributions to the respective Property Fund under certain circumstances unless the obligations under such SLCA are required under GAAP to be included in “liabilities” on the balance sheet of the Companies.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning set forth in the Preamble.

“Guarantor Default” means any condition or event that with the giving of notice or lapse of time or both would, unless cured or waived, become a Guarantor Event of Default.

“Guarantor Event of Default” has the meaning set forth in Section 6.1.

“Guaranty” means the Second Amended and Restated Guaranty Agreement, dated as of the date hereof, by the Guarantors, jointly and severally, as guarantors, in favor of Administrative Agent, for the benefit of the Lenders, for the payment of any Borrower’s debt or obligation to the Lenders hereunder or in connection herewith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IBLP” means an investment business limited partnership (toshi jigyo yugen sekinin kumiai) formed pursuant to an investment business partnership agreement (toshi jigyo yugen sekinin kumiai keiyaku) as set forth in the Investment Business Limited Partnership Act (toshi jigyo yugen sekinin kumiai keiyaku nikansuru horitu) of Japan (Law No. 90 of 1998).

“Indebtedness” means for any Person, without duplication, all monetary obligations, excluding trade payables and accrued expenses (including deferred tax liabilities except as expressly provided below) incurred in the ordinary course of business or for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided, (a) of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes, or similar instruments, (iii) to pay the deferred purchase price of property or services, except (x) obligations incurred in the ordinary course of business to pay the purchase price of stock so long as such obligations are paid within customary settlement terms, and (y) obligations to purchase stock (other than stock of Prologis or any of its Consolidated Subsidiaries or Affiliates) pursuant to subscription or stock purchase agreements in the ordinary course of business, (iv) arising under Capital Leases to the extent included on a balance sheet of such Person, (v) arising under Swap Contracts, excluding interest rate contracts entered into to hedge Indebtedness, net of obligations owed to such Person under non-excluded Swap Contracts, (vi) arising under any Guarantee of such Person (other than (x) endorsements in the ordinary course of business of negotiable instruments or documents for deposit or collection, (y) indemnification obligations and purchase price adjustments pursuant to acquisition agreements entered into in the ordinary course of business and (z) any Guarantee of Liabilities of a third party that do not constitute Indebtedness), and (vii) Settlement Debt or (b) secured by a Lien existing on any property of such Person, whether or not such obligation shall have been assumed by such Person; provided that the amount of any Indebtedness under this clause (b) that has not been assumed by such Person shall be equal to the lesser of the stated amount of such Indebtedness or the fair market value of the property securing such Indebtedness. The amount of any Indebtedness shall be determined without giving effect to any mark-to-market increase or decrease resulting from the purchase accounting impact of corporate or portfolio acquisitions or any mark-to-market remeasurement of the amount of any Indebtedness denominated in a Foreign Currency. Indebtedness shall not include obligations under any assessment, performance, bid or surety bond or any similar bonding obligation.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Industrial Property” means a Property that is used for manufacturing, processing, warehousing or retail purposes.

“Initial Borrower” has the meaning set forth in the Preamble.

“Initial Qualified Borrowers” means the Persons set forth on Schedule 1.1.

“Interest Expense” means, for any Person for any period, without duplication, (a) such Person’s “net interest expense” for such period as reported on such Person’s most recent financial statements plus (b) Restricted Payments of any kind or character with respect to, and other proceeds paid or payable in respect of, any Disqualified Stock.

“Interest Period” means with respect to each Yen LIBOR Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, three or six months or, if available from all the Lenders, seven days or 12 months thereafter (or any other period less than one month with the reasonable approval of Administrative Agent, unless any Lender has previously advised Administrative Agent and Prologis that it is unable to enter into a contract for Yen deposits in the Tokyo interbank market with a term of the requested duration) as the applicable Borrower may elect in the applicable Notice of Borrowing or Notice of Interest Rate Election; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period (other than an Interest Period of less than one month) which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(c) no Interest Period may end later than the Maturity Date.

“Investment” means any investment in any Person, Property or other asset, whether by means of stock, purchase, loan, advance, extension of credit, capital contribution or otherwise. The amount of any Investment shall be determined in accordance with GAAP; provided that the amount of the Investment in any Property shall be calculated based upon the undepreciated Investment in such Property.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state, prefecture and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each entity (other than a Loan Party) listed on the signature pages hereof, each Person that becomes a Lender pursuant to Section 2.1 or 9.6(c), and their respective successors and assigns (excluding any Person that ceases to be a Lender pursuant to Section 9.6(c), 9.17, or 9.21).

“Lender Commitment Increase Agreement” means each Lender Commitment Increase Agreement, by and among Borrower, the Guarantors, Administrative Agent (on behalf of the Lenders) and the applicable Lender which has agreed to increase its Commitment pursuant to the terms of Section 2.1(b), the form of which is attached hereto as Exhibit G.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Party” means any of Administrative Agent, the Fronting Lender, and/or any other Lender.

“Lending Office” means, as to each Lender, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire or such other office, branch or Affiliate of such Lender as it may hereafter designate as its Lending Office by notice to each Borrower and Administrative Agent.

“Letter of Credit” has the meaning provided in Section 2.2(b).

“Letter of Credit Collateral” has the meaning provided in Section 6.7(b).

“Letter of Credit Collateral Account” has the meaning provided in Section 6.7(a).

“Letter of Credit Documents” has the meaning provided in Section 2.15(a).

“Letter of Credit Fee” has the meaning provided in Section 2.7(b).

“Letter of Credit Usage” means at any time the sum of (i) the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all requirements for drawing referred to therein, and (ii) the aggregate principal amount of unpaid reimbursement obligations in respect of the Letters of Credit.

“Liabilities” means (without duplication), for any Person, (a) any obligations required by GAAP to be classified on such Person’s balance sheet as liabilities (excluding any deferred tax liabilities and any mark-to-market increase or decrease in debt from the purchase accounting impact of corporate or portfolio acquisitions and from the re-measurement of intercompany indebtedness); (b) any liabilities secured (or for which the holder of the liability has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, whether or not such obligation shall have been assumed by such Person, provided that the amount of any Liability under this clause (b) that has not been assumed by such Person shall be equal to the lesser of the stated amount of the liabilities secured (or entitled to be secured) or the fair market value of the applicable property; and (c) any Guarantees of such Person of liabilities or obligations of others.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding the interest of a lessor under an operating lease).

“Loan” means a Base Rate Loan or a Yen LIBOR Loan and “Loans” means Base Rate Loans, Yen LIBOR Loans or any combination of the foregoing.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Ratifications, the Qualified Borrower Joinder Agreements, the Letter(s) of Credit, and the Letter of Credit Documents.

“Loan Party” means any Borrower or any Guarantor and “Loan Parties” means Borrowers and Guarantors, collectively.

“Majority Lenders” means at any time Lenders having more than 50% of the aggregate amount of Commitments, or if the Commitments shall have been terminated, holding Notes evidencing more than 50% of the aggregate unpaid principal amount of the Loans and Letter of Credit Usage; provided that the Commitment of, and the portion of the Notes held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Acquisition” means, during any 12-month period, the acquisition by any Company of one or more real property assets (including interests in participating mortgages in which the interest therein is characterized as equity according to GAAP) or portfolios of such assets or operating businesses, each of which real property assets, portfolios of real property assets or operating businesses, as the case may be, individually had a purchase price of not less than 3% of Total Asset Value and all of which real property assets, portfolio of real property assets or operating businesses collectively had an aggregate purchase price of 7.5% or more of Total Asset Value.

“Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), that does or could reasonably be expected to, materially and adversely impair (a) the ability of the Companies, taken as a whole, to perform their respective obligations under the Loan Documents, or (b) the ability of any Lender Party to enforce the Loan Documents.

“Maturity Date” means February 16, 2021, or, if the Maturity Date is extended in accordance with the terms of Section 2.18, February 16, 2022.

“Money Lending Business Act” means the Money Lending Business Act (Kashikingyo ho) of Japan (Law No. 32 of 1983).

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof) or, if Moody’s no longer publishes ratings, another ratings agency selected by Prologis and reasonably acceptable to Administrative Agent.

“Moody’s Rating” means the most recently-announced rating from time to time of Moody’s assigned to any class of long-term senior, unsecured debt securities issued by Prologis,

as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether any of such Indebtedness has been issued at the time such rating was issued.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Prologis or any ERISA Affiliate makes or is obligated to make, or during the preceding five plan years has made or been obligated to make, contributions.

“New Lender Joinder Agreement” means each New Lender Joinder Agreement among Borrower, the Guarantors, Administrative Agent (on behalf of the Lenders) and the applicable Qualified Institution that is to become a Lender hereunder at any time after the date of this Agreement pursuant to the terms of Section 2.1(b), the form of which is attached hereto as Exhibit H.

“NOI” means, for any period and any Property, the difference (if positive) between (a) any rents (including rent with respect to which a tenant received any free rent during such period, the amount of such free rent as if the same had been paid in cash by such tenant), proceeds (other than proceeds from Dispositions), expense reimbursements or income received from such Property (but excluding security or other deposits, late fees, early lease termination or other penalties of a non-recurring nature), less (b) all costs and expenses (including interest on assessment bonds) incurred as a result of, or in connection with, the development, operation or leasing of such Property (but excluding depreciation, amortization, Interest Expense (other than interest on assessment bonds) and Capital Expenditures).

“Non-Excluded Taxes” has the meaning set forth in Section 8.4(a).

“Non-Industrial Property” means a Property that is not an Industrial Property.

“Non-Recourse Debt” means Indebtedness with respect to which recourse for payment is limited to (a) specific Property or Properties encumbered by a Lien securing such Indebtedness so long as there is no recourse to Prologis or General Partner, or (b) any Consolidated Subsidiary of Prologis or Unconsolidated Affiliate of Prologis (provided that if an entity is a partnership, there is no recourse to Prologis or General Partner as a general partner of such partnership); provided that personal recourse of Prologis or General Partner for any such Indebtedness for Customary Recourse Exceptions shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Debt.  For purposes of the foregoing and for the avoidance of doubt, (i) if the Indebtedness is partially guaranteed by Prologis or General Partner, then the portion of such Indebtedness that is not so guaranteed shall still be Non-Recourse Debt if it otherwise satisfies the requirements in this definition, and (ii) if the liability of Prologis or General Partner under any such guaranty is itself limited to specific Property or Properties, then such Indebtedness shall still be Non-Recourse Debt if such Indebtedness otherwise satisfies the requirements of this definition.

“Non-QII Lender” means a Lender that is not a Qualified Institutional Investor.

“Non-U.S. Lender” means any Lender that is not organized under the Laws of a jurisdiction of the United States, a State thereof or the District of Columbia or is otherwise not a resident of the United States for U.S. income tax purposes.

“Notes” means (i) the promissory notes of the Initial Borrower and of each Qualified Borrower that is a YK, substantially in the form of Exhibit A-1, (ii) the Qualified Borrower Undertaking of each Qualified Borrower that is a TMK, a GK or an IBLP and (iii) the promissory notes of each Qualified Borrower that is not a YK, a TMK, a GK or an IBLP in form and substance reasonably satisfactory to Administrative Agent, in each case evidencing the obligation of each Borrower to repay the Loans, and “Note” means any one of such promissory notes or undertakings issued hereunder.  Each reference in this Agreement to the “Note” of any Lender shall be deemed to refer to and include any or all Notes, as the context may require.

“Notice of Borrowing” means a notice of a borrowing under this Agreement in accordance with Section 2.2.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.5.

“Obligations” means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Loan Parties from time to time owing to Administrative Agent or any Lender under or in connection with this Agreement or any other Loan Document.

“Organization Documents” means: (a) with respect to any corporation (including any YK), the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company (including any GK), the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership (including any IBLP), joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) with respect to a TMK, the articles of incorporation and Asset Liquidation Plan.

“Other Taxes” has the meaning set forth in Section 8.4(b).

“Participant” has the meaning set forth in Section 9.6(b).

“Participant Register” has the meaning specified in Section 9.6(b).

“Patriot Act” “means the U.S. Patriot Act (Title III of Pub. L. 107 56) that was signed into law on October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Prologis or any ERISA Affiliate or to which Prologis or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means (a) pledges or deposits made to secure payment of worker’s compensation (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions, or social security programs (other than any Lien regulated by ERISA), (b) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use, (c) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided, (d) Liens imposed by mandatory provisions of law such as for materialmen’s, mechanic’s, warehousemen’s, and other like Liens arising in the ordinary course of business, securing payment of any Liability whose payment is not yet due, (e) Liens on Properties where the applicable Company or Unconsolidated Affiliate is insured against such Liens by title insurance or other similar arrangements satisfactory to Administrative Agent, (f) Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided, (g) Liens securing assessment bonds, (h) leases to tenants of space in Properties that are entered into in the ordinary course of business, (i) any netting or set-off arrangement entered into by any Company in the normal course of its banking arrangements for the purpose of netting debit and credit balances, or any set-off arrangement that arises by operation of law as a result of any Company opening a bank account, (j) any title transfer or retention of title arrangement entered into by any Company in the normal course of its trading activities on the counterparty’s standard or usual terms, (k) Liens over goods and documents of title to goods arising out of letter of credit transactions entered into in the ordinary course of business, (l) Liens securing Settlement Debt in an aggregate amount not at any time exceeding $250,000,000, (m) Liens that secure the Obligations, (n) Liens that secure senior Indebtedness of General Partner, Prologis or any of their respective Consolidated Subsidiaries on a pari passu basis with the Liens described in clause (m), and (o) Liens that secure Indebtedness of a Company to another Company.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Prologis or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Preferred Dividends” means, for the Companies, on a consolidated basis, for any period, Restricted Payments of any kind or character or other proceeds paid or payable with respect to any Equity Interests except for common equity (but excluding any Restricted Payments paid or payable to any Company).

“Prime Rate” means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced by Administrative Agent from time to time as its “short prime rate” in Japan (it being understood that the same shall not necessarily be the best rate offered by Administrative Agent to customers).

“Prologis” is defined in the Preamble.

“Pro Rata Share” means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Commitment and the denominator of which shall be the aggregate amount of all of the Lenders’ Commitments, as adjusted from time to time in accordance with the provisions of this Agreement.

“Properties” means real estate properties (including land) owned by a Company or an Unconsolidated Affiliate or any trust of which a Company or an Unconsolidated Affiliate is the sole beneficiary, and “Property” means any one of the Properties.

“Property Fund” means an Unconsolidated Affiliate formed or sponsored by Prologis to hold Properties.

“Qualified Borrower” means a (i) a TMK or company (kabushiki kaisha, tokurei yugen kaisha or mochibun kaisha (including a GK)) organized under the laws of Japan, (ii) an IBLP, (iii) a Japan branch of a limited partnership, limited liability company or other business entity organized under the laws of the United States, duly registered in Japan, (iv) a private company limited by shares organized under the laws of Singapore, (v) Prologis, or (vi) any other entity; in each case, (a) that is at least 50% owned, directly or indirectly, by Prologis, (b) that is controlled, directly or indirectly, by Prologis (or a Person that is owned and controlled, directly or indirectly, by Prologis) as the sole shareholder, general partner or managing member, by contract or otherwise, (c) the Indebtedness of which, in all cases, can be guaranteed by the Guarantors pursuant to the provisions of the Guarantors’ formation documents and (d) that has been added as a Qualified Borrower hereunder in accordance with Section 2.17(a) and has not been removed as a Qualified Borrower pursuant to Section 2.17(b).

“Qualified Borrower Joinder Agreements” means a Qualified Borrower Joinder Agreement, among Administrative Agent (on behalf of the Lenders) and a Qualified Borrower relating to a Subsidiary that is to become a Qualified Borrower hereunder at any time on or after the date of this Agreement, the form of which for a YK and a TMK is attached hereto as Exhibit B-1 and Exhibit B-2, respectively, and the form of which for any other Person (including any IBLP or any GK) shall be substantially similar to Exhibit B-1 and Exhibit B-2 and reasonably satisfactory to Administrative Agent.

“Qualified Borrower Joinder Documents” means, as to any Qualified Borrower Joinder Agreement, collectively, all documents, instruments and certificates required by such Qualified Borrower Joinder Agreement to be delivered pursuant to the terms thereof.

“Qualified Borrower Undertaking” means the undertakings of each Qualified Borrower that is a TMK, substantially in the form of Exhibit A-2 (and with respect to any IBLP or any GK, the form of which shall be substantially similar to Exhibit A-2 and reasonably satisfactory to Administrative Agent), evidencing the obligation of such Qualified Borrower to repay the Loans made to such Qualified Borrower.

“Qualified Institution” means (a) a Lender (other than a Defaulting Lender), (b) a bank, finance company, insurance company or other financial institution that (i) has (or, in the case of a bank is a subsidiary of a bank holding company that has) a rating of its senior debt obligations of not less than BBB+ by S&P or “Baa-1” by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent, (ii) has total assets in excess of $10,000,000,000, and (iii) is not an EEA Financial Institution that is, or is reasonably expected to become, subject to a Bail-In Action, or (c) any other Person approved by Prologis and Administrative Agent.

“Qualified Institutional Investor” (tekikaku kikan toshika) has the meaning assigned thereto in Article 2, Paragraph 3, item 1 of the Financial Instruments and Exchange Law (kinyu shohin torihiki ho) of Japan (Law No. 25 of 1948), Article 10, Paragraph 1 of the regulations relating to the definitions contained in such Article 2.

“Ratification” means a ratification and reaffirmation by the Guarantors of their obligations under the Guaranty.

“Real Property Assets” means as to any Person as of any time, the real property assets (including interests in participating mortgages in which such Person’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by such Person at such time.

“Recourse Debt” means, for any Person, any Indebtedness that is not Non-Recourse Debt.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of Prologis as prescribed by the Securities Laws.

“REIT” means a real estate investment trust for purposes of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, a representative director, any managing director, any vice president, the treasurer or any assistant treasurer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Company’s stockholders, partners or members (or the equivalent).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc. (or any successor thereof), or, if S&P no longer publishes ratings, then another ratings agency selected by Prologis and reasonably acceptable to Administrative Agent.

“S&P Rating” means the most recently-announced rating from time to time of S&P assigned to any class of long-term senior, unsecured debt securities issued by Prologis, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether any of such Indebtedness has been issued at the time such rating was issued.

“Sanctioned Country” means, at any time, a country, region or territory that is the subject or target of comprehensive Sanctions (which, as of the date of this Agreement, are Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Lender” means a Lender that is a Sanctioned Person.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority, (b) any Person operating, organized or resident in a Sanctioned Country in violation of Sanctions or (c) any Person more than 20% owned or controlled by any one or more Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any applicable Sanctions Authority.

“Sanctions Authority” means each of the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, and Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt” means, for any Person, Indebtedness of such Person secured by any Liens (other than Permitted Liens) in any of such Person’s Properties or other material assets.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.

“Settlement Debt” means, for any Person, tax liabilities of such Person payable in installments in connection with a settlement agreement with the relevant taxing authority.

“Solvent” means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its Liabilities, (b) it has sufficient cash flow to enable it to pay its Liabilities as they mature and (c) it does not have unreasonably small capital to conduct its businesses.

“Stabilized Industrial Properties” means, as of any date, Industrial Properties that have a Stabilized Occupancy Rate as of the first day of the most recent fiscal quarter of Prologis for which information is available.

“Stabilized Occupancy Rate” means, as of any date for any Property, that the percentage of the rentable area of such Property leased pursuant to bona fide tenant leases, licenses, or other agreements requiring current rent or other similar payments, is at least 90% or such higher percentage as Prologis requires internally, consistent with past practices, to classify as a stabilized Property of the relevant type in the relevant market.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by a Guarantor.

“Swap Contract” means (a) all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” has the meaning set forth in Section 2.8.

“TMK” means a special purpose corporation (tokutei mokuteki kaisha) organized under TMK Law.

“TMK Law” means the Law Regarding Liquidation of Assets (Shisan no Ryudoka ni Kansuru Horitsu) of Japan (Law No. 105 of 1998).

“TMK Permitted Indebtedness” has the meaning set forth in Section 7.10.

“TMK Qualified Borrower” has the meaning set forth in Section 7.10.

“Total Asset Value” means, as of any date for the Companies on a consolidated basis, the total (without duplication) of the following:

(i)

the quotient of (A) the sum of the most recent fiscal quarter’s NOI from Stabilized Industrial Properties multiplied by four, divided by (B) the applicable Capitalization Rate; provided that, notwithstanding the foregoing, (a) any Investments in  Stabilized Industrial Properties acquired from Property Funds less than 24 months prior to such date of determination shall be included at 100% of the undepreciated book value of such Property and (b) any other Investments in Stabilized Industrial Properties acquired less than 12 months prior to such date of determination shall be included at 100% of the undepreciated book value of such Property; plus

(ii)

for any Transition Property, the greater of (i) the quotient of (a) the most recent fiscal quarter’s NOI from such Property multiplied by four divided by (b) the applicable Capitalization Rate or (ii) 100% of the undepreciated book value of such Property; plus

(iii)

the amount of all other Investments in Properties under construction, Non-Industrial Properties, notes receivable backed by real estate and Properties subject to a ground lease with a Person that is not an Affiliate of Prologis, as lessee, each on an undepreciated book basis; plus

(iv)	the book value of raw land; plus
(v)	the book value of the Companies’ Investments in Unconsolidated Affiliates; plus
(vi)

the product of (A) management fee income of  the Companies (prior to deduction of amortization related to investment management contracts) for the most recent fiscal quarter multiplied by (B) four, multiplied by (C) eight; plus

(vii)

the value, if positive, of the Companies’ Swap Contracts, excluding interest rate contracts entered into to hedge Indebtedness, net of obligations owing by the Companies under non-excluded Swap Contracts; plus

(viii)

to the extent not included in clauses (i) through (vii) above, (a) restricted funds that are held in escrow pending the completion of tax-deferred exchange transactions involving operating Properties, (b) infrastructure costs related to projects that a Company is developing on behalf of others, (c) costs incurred related to future development projects, including purchase options on land, (d) the corporate office buildings of Prologis and its Subsidiaries and (e) earnest money deposits associated with potential acquisitions; plus
(ix)	cash and Cash Equivalents; minus
(x)	the amount, if any, by which the amount in clause (v) above exceeds 15% of the sum of clauses (i) through (ix) above.

For the avoidance of doubt, with respect to each of clauses (ii) through (x) (other than clause (vi)) above, impairments pursuant to GAAP shall be included.

“Tranche A Lender” means a Lender that is a Qualified Institutional Investor.

“Tranche B Lender” means a Lender that is a Non-QII Lender.

“Transfer Supplement” means an agreement in the form of Exhibit E.

“Transition Properties” means, as of any date, Industrial Properties that have been completed but are not Stabilized Industrial Properties.

“Unconsolidated Affiliate” means any Person in which Prologis directly or indirectly holds Equity Interests but which is not consolidated under GAAP with Prologis on the consolidated financial statements of Prologis.

“Unencumbered Capital Expenditures” means, for any period, the total for such period of the Capital Expenditures associated with all Unencumbered Properties (except for Unencumbered Properties where the tenant is responsible for capital expenditures).

“Unencumbered Debt Service” means, for any period, the total for such period of all Debt Service in respect of all Unsecured Debt of the Companies.

“Unencumbered Debt Service Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Unencumbered NOI minus Unencumbered Capital Expenditures to (b) Unencumbered Debt Service, in each case for the four fiscal quarters ending on the date of determination.

“Unencumbered NOI” means, for any period, the total for such period of (a) the NOI of all Unencumbered Properties; provided that this clause (a) shall not include any NOI that is subject to any Lien (other than Permitted Liens); plus (b) the management fees of the Companies that are not subject to any Lien (other than Permitted Liens) less related expenses; plus (c) Allowed Unconsolidated Affiliate Earnings that are not subject to any Lien (other than Permitted Liens); minus (d) the amount, if any, by which the sum of the amounts of clauses (b) and (c) above exceeds 40% of the sum of the amounts of clauses (a), (b) and (c) above.

“Unencumbered Property” means any Property that is (a) owned directly or indirectly by a Company, (b) not subject to a Lien that secures Indebtedness of any Person (other than Permitted Liens), and (c) not subject to any negative pledge that would prohibit any pledge of such asset to Administrative Agent; provided that the provisions of Section 1013 of the Existing

Indenture, and any similar requirement for the grant of an equal and ratable lien in connection with a pledge of any asset to Administrative Agent, shall not constitute a negative pledge.

“United States” or “U.S.” means the United States of America, including the fifty states and the District of Columbia.

“Unrestricted Cash” means cash and Cash Equivalents that are not subject to any pledge, lien or control agreement, less (a) $10,000,000, (b) amounts normally and customarily set aside by Prologis for operating capital and interest reserves and (c) amounts placed with third parties as deposits or security for contractual obligations.

“Unsecured Debt” means, for any Person, Indebtedness of such Person that is not Secured Debt.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen” and “JPY” mean the lawful currency of Japan.

“Yen LIBOR” means, for any Interest Period, (a) the Yen LIBOR Screen Rate for such Interest Period; or (b) if no Yen LIBOR Screen Rate is available for such Interest Period, the average of the rates (rounded upwards to four decimal places) quoted by the Yen LIBOR Reference Banks to leading banks in the London Interbank Market, at or about 11:00 a.m. London time two Business Days before the first day of such Interest Period, for the offering of deposits in Yen for a period comparable to such Interest Period.  If Yen LIBOR for any Interest Period shall be less than zero, such rate shall be deemed to be zero for such Interest Period.

“Yen LIBOR Borrowing” has the meaning set forth in Section 1.3.

“Yen LIBOR Loan” means a Committed Loan to be made by a Lender as a Yen LIBOR Loan in accordance with the provisions of this Agreement.

“Yen LIBOR Reference Bank” means Sumitomo Mitsui Banking Corporation, Mizuho Bank, Ltd., Bank of Tokyo-Mitsubishi UFJ, Ltd. and JPMorgan Chase Bank National Association.

“Yen LIBOR Screen Rate” means, for any Interest Period, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Yen for a period comparable to such Interest Period, as displayed on the appropriate page of Bloomberg BBAM or, if for any reason such rate does not appear on Bloomberg BBAM, the appropriate page of the Reuters screen or, if for any reason such rate does not appear on the Reuters screen, on the relevant page of such other service as Administrative Agent may reasonably specify after consultation with Prologis.

“YK” means a special limited company (tokurei yugen kaisha) formed under YK Law (yugen kaisha ho) (Law No. 74 of 1938) and existing under the Companies Act (kaisha ho) (Law No. 86 of 2005).

Section 1.2 Accounting Terms and Determination.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent (except for changes concurred in by Prologis’ independent public accountants) with the most recent audited consolidated financial statements of Prologis and its Consolidated Subsidiaries delivered to Administrative Agent; provided that for purposes of references to the financial results and information of “General Partner, on a consolidated basis,” General Partner shall be deemed to own 100% of the partnership interests in Prologis; and provided, further, that if Prologis notifies Administrative Agent that Prologis wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if Administrative Agent notifies Prologis that the Majority Lenders wish to amend Article V for such purpose), then Prologis’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to Prologis and the Majority Lenders.

Section 1.3 Types of Borrowings.  The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to the same Borrower pursuant to Article II on the same date, all of which Loans are of the same type (subject to Article VIII) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Base Rate Borrowing” is a Borrowing comprised of Base Rate Loans and a “Yen LIBOR Borrowing” is a Borrowing comprised of Yen LIBOR Loans).

Section 1.4 Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”  Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).

Section 1.5 Restatement; Allocation of Loans and Pro Rata Shares on the Effective Date.

(a) The parties hereto agree that, concurrently with the effectiveness hereof on the Effective Date, (i) this Agreement shall amend and restate in its entirety the Existing Revolving Credit Agreement and (ii) the outstanding Loans thereunder (and the participations in Letters of Credit thereunder) shall be allocated among the Lenders in accordance with their respective Pro Rata Shares after giving effect hereto.

(b) To facilitate the allocation described in clause (a), concurrently with the effectiveness hereof on the Effective Date, (i) all “Loans” under the Existing Revolving Credit Agreement (“Existing Loans”) shall be deemed to be Loans hereunder, (ii) each Lender that is a party to the Existing Revolving Credit Agreement (an “Existing Lender”) shall transfer to Administrative Agent an amount equal to the excess, if any, of such Lender’s Pro Rata Share of the outstanding Loans hereunder (including any Loans made on the Effective Date) over the amount of such Lender’s Existing Loans, (iii) Administrative Agent shall apply the funds received from the Lenders pursuant to clause (ii), first, on behalf of the Lenders (pro rata according to the amount of the applicable Existing Loans each is required to purchase to achieve the allocation described in clause (a)), to purchase from each Existing Lender that has Existing Loans in excess of such Lender’s Pro Rata Share of the outstanding Loans hereunder (including any Loans made on the Effective Date), a portion of such Existing Loans equal to such excess, second, to pay to each Existing Lender all interest, fees and other amounts (including amounts payable pursuant to Section 2.11 of the Existing Revolving Credit Agreement, assuming for such purpose that the Existing Loans were prepaid rather than reallocated on the Effective Date) owed to such Existing Lender under the Existing Revolving Credit Agreement (whether or not otherwise then due) and, third, as Prologis shall direct, and (iv) all Loans shall commence new Interest Periods in accordance with elections made by the applicable Borrowers at least three Business Days prior to the Effective Date in accordance with the terms hereof (all as if the Existing Loans were continued on the Effective Date).

ARTICLE II

THE CREDITS

Section 2.1 Commitment to Lend.  (a)  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to each Borrower and participate in Letters of Credit issued by the Fronting Lender on behalf of each Borrower pursuant to this Article from time to time during the term hereof in amounts such that the aggregate principal amount of Committed Loans by such Lender at any one time outstanding together with such Lender’s Pro

Rata Share of the Letter of Credit Usage at such time shall not exceed the amount of its Commitment.  Each Borrowing made under this Section 2.1(a) shall be in an initial aggregate principal amount of JPY 300,000,000 or a higher integral multiple of JPY 1,000,000 (except that any Borrowing may be in any amount required to reimburse the Fronting Lender for any drawing under any Letter of Credit) and shall be made from the several Lenders ratably in proportion to their respective Commitments.  In no event shall the aggregate principal amount of all outstanding Loans, plus the outstanding amount of the Letter of Credit Usage, at any time, exceed the Facility Amount. Subject to the limitations set forth herein, any amounts repaid may be reborrowed.

(b) Optional Increase in Commitments.  Unless a Default or an Event of Default has occurred and is continuing, Prologis, by written notice to Administrative Agent (and without the consent of any Lender other than an Increasing Lender (as defined below)), shall have the right to increase the aggregate Commitments by (a) admitting any Qualified Institution as an additional Lender hereunder (each a “New Lender”) or (b) increasing the Commitment of any existing Lender that agrees in writing to such increase (each an “Increasing Lender”), subject to the following conditions:

(i) no Person shall be admitted as a New Lender without the approval of Administrative Agent, which approval will not be unreasonably withheld or delayed;

(ii) each New Lender shall duly execute and deliver to Administrative Agent a New Lender Joinder Agreement;

(iii) each Increasing Lender shall duly execute and deliver to Administrative Agent a Lender Commitment Increase Agreement;

(iv) the aggregate amount of all increases in the aggregate Commitments shall not exceed JPY 15,000,000,000 (such that the aggregate Commitments after all such increases shall not exceed JPY 65,000,000,000);

(v) each increase in the aggregate Commitments shall be in a minimum aggregate amount of JPY 1,000,000,000 (or such lesser amount as Administrative Agent may agree or shall result in the aggregate amount of all increases pursuant to this Section 2.1(b) being JPY 15,000,000,000);

(vi) upon the effectiveness of any such increase, (A) the Pro Rata Shares of the Lenders shall be adjusted and (B) the Borrowers shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Committed Loans so that the Committed Loans are held by the Lenders in accordance with their Pro Rata Shares after giving effect to such increase;

(vii) if as a result of any such increase in the Commitments, there shall be a reallocation of Yen LIBOR Loans, the applicable Borrowers shall pay any amounts that may be due pursuant to Section 2.11.

Nothing in this Section 2.1(b) shall constitute or be deemed to constitute an agreement by any Lender to increase its Commitment hereunder.

Section 2.2 Notice of Credit Extensions.

(a) With respect to any Borrowing, the applicable Borrower shall give Administrative Agent notice not later than 1:00 P.M. (x) the third Business Day prior to a Base Rate Borrowing or (y) the fourth Business Day before a Yen LIBOR Borrowing, specifying (or, in the case of clause (v), certifying):

(i) the date of such Borrowing, which shall be a Business Day;

(ii) the aggregate amount of such Borrowing and whether the Loans comprising such Borrowing are to be Base Rate Loans or Yen LIBOR Loans;

(iii) in the case of a Yen LIBOR Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period;

(iv) payment instructions for delivery of such Borrowing; and

(v) that no Guarantor Default or Guarantor Event of Default has occurred and is continuing and, with respect to such Borrower, no Borrower Default or Borrower Event of Default has occurred and is continuing.

(b) The applicable Borrower shall give Administrative Agent and the Fronting Lender written notice in the event that it desires to have a Letter of Credit (each, a “Letter of Credit”) issued on behalf of such Borrower or a Subsidiary thereof hereunder no later than 1:00 P.M. at least five Business Days prior to, but excluding, the date of such issuance. Each such notice shall specify (or, in the case of clause (viii), certify) (i) the amount of the requested Letter of Credit, (ii) the date of such issuance (which shall be a Business Day), (iii) the name and address of the beneficiary, (iv) the expiration date of such Letter of Credit (which in no event shall be later than 12 months after the Maturity Date), (v) the purpose and circumstances for which such Letter of Credit is being issued, (vi) the terms upon which such Letter of Credit may be drawn down (which terms shall not leave any discretion to the Fronting Lender), (vii) if such Letter of Credit is to be issued on behalf of a Subsidiary of such Borrower, the identity of such Subsidiary, and (viii) that no Guarantor Default or Guarantor Event of Default has occurred and is continuing and, with respect to such Borrower, that no Borrower Default or Borrower Event of Default has occurred and is continuing.  Each such notice may be revoked telephonically by such Borrower to the Fronting Lender and Administrative Agent any time prior to the issuance of the Letter of Credit by the Fronting Lender, provided such revocation is confirmed in writing by such Borrower to the Fronting Lender and Administrative Agent within two Business Days by facsimile.  Notwithstanding anything contained herein to the contrary, such Borrower shall complete and deliver to the Fronting Lender any required documentation in connection with any requested Letter of Credit no later than the third Business Day prior to the date of issuance thereof.  No later than 1:00 P.M. on the date that is four Business Days prior to, but excluding, the date of issuance of a Letter of Credit, such Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such

Letter of Credit, which if presented by such beneficiary prior to the expiration date of the Letter of Credit would require the Fronting Lender to make a payment under the Letter of Credit; provided that the Fronting Lender may, in its reasonable judgment, require changes in any such documents and certificates in conformity with changes in customary and commercially reasonable practice or law.  No Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the third Business Day following the date that such draft is presented (it being understood that any draft presented after 1:00 P.M. shall be deemed presented on the following Business Day) unless, at the time of the issuance of such Letter of Credit, the beneficiary of such Letter of Credit and the applicable Borrower request that payment be made against a conforming draft at an earlier time (but, in any event, not earlier than the Business Day on which such draft is presented no later than 1:00 P.M.).  In determining whether to pay on a Letter of Credit, the Fronting Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit. Any Letter of Credit may be presented for payment in Japan (in which case all references in this Section 2.2(b) to a time of day shall mean Tokyo time) and, if required by the beneficiary thereunder, shall be paid in Japan.  Upon Administrative Agent’s receipt of a request for a Letter of Credit in accordance with this Section 2.2(b), Administrative Agent shall promptly forward a copy of such request to all Lenders.

Section 2.3 Notice to Lenders; Funding of Loans.

(a) Upon receipt of a Notice of Borrowing from any Borrower in accordance with Section 2.2 hereof, Administrative Agent shall, on the date such Notice of Borrowing is received by Administrative Agent, notify each Lender of the contents thereof and of such Lender’s share of such Borrowing, of the interest rate determined pursuant thereto and of the Interest Period(s) (if different from those requested by such Borrower) and such Notice of Borrowing shall not thereafter be revocable by such Borrower, unless such Borrower shall pay any applicable expenses pursuant to Section 2.11.

(b) Not later than 2:00 P.M. on the date of each Borrowing as indicated in the applicable Notice of Borrowing, each Lender shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing in Yen immediately available in Tokyo, Japan, to Administrative Agent at its address referred to in Section 9.1.  If any Borrower has requested the issuance of a Letter of Credit, no later than 1:00 P.M. on the date of such issuance as indicated in the notice delivered pursuant to Section 2.2(b), the Fronting Lender shall issue such Letter of Credit in the amount so requested and deliver the same to the applicable Borrower, with a copy thereof to Administrative Agent.  Immediately upon the issuance of each Letter of Credit by the Fronting Lender, the Fronting Lender shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed, and hereby agrees, to have irrevocably and unconditionally purchased and received from the Fronting Lender, without recourse or warranty, an undivided interest and a participation in such Letter of Credit, any drawing thereunder, and its obligation to pay its Pro Rata Share with respect thereto, and any security therefor or guaranty pertaining thereto, in an amount equal to such Lender’s ratable share thereof.  Upon any change in any of the Commitments in accordance herewith, there shall be an automatic adjustment to such participations to reflect such changed shares.  The Fronting Lender shall have the primary obligation to fund any draws made with respect to such Letter of Credit notwithstanding any failure of a participating Lender to fund its ratable share of any such draw.  Administrative Agent will instruct the Fronting Lender to make such Letter of Credit available to the applicable Borrower, and the Fronting Lender shall make such Letter of Credit available to the applicable Borrower, at its aforesaid address or at such address in Japan as such Borrower shall request on the date of the issuance.

(c) Unless Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available to Administrative Agent on the date of such Borrowing in accordance with this Section 2.3 and Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the applicable Borrower on such date a corresponding amount on behalf of such Lender.  If and to the extent that such Lender shall not have made such share available to Administrative Agent, such Lender agrees to repay to Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to Administrative Agent, at the rate of interest applicable to such Borrowing hereunder.  If such Lender shall repay to Administrative Agent such corresponding amount, such amount repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.  If such Lender shall not pay to Administrative Agent such corresponding amount after reasonable attempts are made by Administrative Agent to collect such amounts from such Lender, the applicable Borrower agrees to repay to Administrative Agent within one Business Day of the demand such corresponding amount together with interest thereon at the interest rate applicable to the relevant Borrowing, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to Administrative Agent.  Nothing contained in this Section 2.3(c) shall be deemed to reduce the Commitment of any Lender or in any way affect the rights of any Borrower with respect to any Defaulting Lender or Administrative Agent.  The failure of any Lender to make available to Administrative Agent such Lender’s share of any Borrowing in accordance with Section 2.3(b) hereof shall not relieve any other Lender of its obligations to fund its Commitment, in accordance with the provisions hereof.

(d) Subject to the provisions hereof, Administrative Agent shall make available each Borrowing to the applicable Borrower in Yen immediately available in accordance with, and on the date set forth in, the applicable Notice of Borrowing.

Section 2.4 Notes.

(a) The Loans of each Borrower shall be evidenced by a single Note made by the applicable Borrower payable to Administrative Agent, on behalf of the Lenders for the account of their respective Lending Offices.

(b) Notwithstanding Section 2.4(a) above, each Lender may, by notice to any Borrower and Administrative Agent, request that its Loans to any Borrower be evidenced by a separate Note payable such Lender for the account of its Lending Office, in which event the Note made by such Borrower pursuant to Section 2.4(a) above shall not include or evidence the Loans made by such Lender to such Borrower.  Each such Note shall be modified to reflect the fact that it evidences solely Loans made by the applicable Lender.  Any additional costs incurred by Administrative Agent, such Borrower or the Lenders in connection with preparing such a Note shall be at the sole cost and expense of the Lender requesting such Note.  In the event any Loans evidenced by such a Note are paid in full prior to the Maturity Date, any such Lender shall return such Note to the applicable Borrower.

(c) Upon receipt of the Note issued pursuant to Section 3.1(a), Administrative Agent shall forward a copy of such Note to each Lender.  Administrative Agent shall record on such Note or in its records the date, amount, type and maturity of each Loan made by each Lender and the date and amount of each payment of principal made by the applicable Borrower with respect thereto, and may, if Administrative Agent so elects in connection with any transfer or enforcement of such Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of Administrative Agent to make any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under any Notes.  The Borrower hereby irrevocably authorizes Administrative Agent so to endorse such Note and to attach to and make a part of such Note a continuation of any such schedule as and when required.

(d) Upon receipt of any Lender’s Note pursuant to Section 2.4(b) above, Administrative Agent shall forward such Note to such Lender.  Each Lender shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the applicable Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under the Note.  Each Lender is hereby irrevocably authorized by each Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

(e) The Committed Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.

Section 2.5 Method of Electing Interest Rates.  (a)  The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the applicable Borrower in the applicable Notice of Borrowing.  Thereafter, each Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII) made to such Borrower, as follows:

(i) if such Loans are Base Rate Loans, the applicable Borrower may elect to convert all or any portion of such Loans to Yen LIBOR Loans as of any Business Day;

(ii) if such Loans are Yen LIBOR Loans, the applicable Borrower may elect to convert all or any portion of such Loans to Base Rate Loans and/or elect to continue all or any portion of such Loans as Yen LIBOR Loans for an additional Interest Period or additional Interest Periods, in each case effective on the last day of the then current Interest Period applicable to such Loans, or on such other date designated by the applicable Borrower in the Notice of Interest Rate Election, provided such Borrower shall pay any losses pursuant to Section 2.11.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to Administrative Agent at least four Business Days prior to, but excluding, the effective date of the conversion or continuation selected in such notice.

A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans, (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are JPY 30,000,000 or a higher integral multiple of JPY 1,000,000, and (iii) no Committed Loan may be continued as, or converted into, a Yen LIBOR Loan when any Guarantor Event of Default has occurred and is continuing or when any Borrower Event of Default has occurred and is continuing with respect to the Borrower delivering such Notice of Interest Rate Election; provided, further, that if any Lender has previously advised Administrative Agent and Borrower that it is unable to make a Base Rate Loan and such notice has not been withdrawn, the applicable Borrower shall be deemed to have continued any Committed Loan that is a Yen LIBOR Loan as a Yen LIBOR Loan and, unless the applicable Borrower timely elects an Interest Period, shall be deemed to have elected an Interest Period of seven days (provided if such Interest Period is not available from all Lenders, such Borrower shall be deemed to have elected an Interest Period of one month).

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Loans comprising such Group of Loans are to be converted, the new type of Loans and, if such new Loans are Yen LIBOR Loans, the duration of the initial Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Yen LIBOR Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Upon receipt of a Notice of Interest Rate Election from any Borrower pursuant to subsection (a) above, Administrative Agent shall notify each Lender the same day as it receives such Notice of Interest Rate Election of the contents thereof, the interest rates determined pursuant thereto and the Interest Periods (if different from those requested by such Borrower) and such notice shall not thereafter be revocable by such Borrower.  If the applicable Borrower fails to deliver a timely Notice of Interest Rate Election to Administrative Agent for any Yen LIBOR Group of Loans, such Loans shall be converted into Base Rate Loans, and such

Borrower shall be deemed to have made a Base Rate Borrowing in the amount of such Yen LIBOR Group of Loans (for which such Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 and all other conditions to such Borrowing shall be deemed waived or satisfied) and the proceeds of such Borrowing shall be deemed to have been used to repay such Yen LIBOR Group of Loans on the last day of the then current Interest Period applicable thereto.

(d) Notwithstanding anything to the contrary contained herein, if any Lender has previously advised Administrative Agent and Borrower that it is unable to make a Base Rate Loan and until such notice is withdrawn, (i) the Base Rate Loan option shall not be available and the Borrowers shall only have the option to make Yen LIBOR Borrowings, (ii) with respect to any Borrowing made (or deemed made) during such period, the Borrowers shall be deemed to have elected the Yen LIBOR Borrowing option and, unless the Borrower makes a timely election otherwise, shall be deemed to have elected an Interest Period of seven days (provided if such Interest Period is not available from all Lenders, such Borrower shall be deemed to have elected an Interest Period of one month) and (iii) if the Interest Period with respect to any Yen LIBOR Loans shall end during such period, Borrower shall be deemed to have elected to continue such Yen LIBOR Loans as Yen LIBOR Loans and, unless the Borrower makes a timely election otherwise, such Borrower shall be deemed to have elected an Interest Period of seven days (provided if such Interest Period is not available from all Lenders, such Borrower shall be deemed to have elected an Interest Period of one month).

(e) Notwithstanding any other provision of this Agreement, no Borrower may have more than ten Yen LIBOR Groups of Loans outstanding at any one time.

Section 2.6 Interest Rates.

(a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Yen LIBOR Loan pursuant to Section 2.5, at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans for such day.

(b) Each Yen LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Yen LIBOR Loans plus Yen LIBOR for such Interest Period.

(c) (i) At any time and so long as an Event of Default pursuant to Section 6.3(a) exists with respect to a Borrower, all Obligations owing by such Borrower that are not paid when due shall bear interest at a fluctuating interest rate per annum at all times equal, to the fullest extent permitted by applicable Laws, to the otherwise applicable rate hereunder plus 2.000%, (ii) upon the written request of the Majority Lenders at any time and so long as any other Borrower Event of Default exists with respect to a Borrower, such Borrower shall pay interest on the principal amount of all Obligations owing by such Borrower, at a fluctuating interest rate per annum at all times equal, to the fullest extent permitted by applicable Laws, to the otherwise applicable rate hereunder plus 2.000%, and (iii) upon the written request of the Majority Lenders at any time and so long as any Guarantor Event of Default exists, all Obligations owing hereunder by any

Loan Party shall bear interest at a fluctuating interest rate per annum at all times equal, to the fullest extent permitted by applicable Laws, to the otherwise applicable rate hereunder plus 2.000%.

(d) Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  Administrative Agent shall give prompt notice to the applicable Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.

(e) Interest on all Loans bearing interest at the Base Rate shall be payable in arrears on the first Business Day of each calendar month. Interest on all Yen LIBOR Loans shall be payable on the last Business Day of each applicable Interest Period, but no less frequently than every three months determined on the basis of the first day of the Interest Period applicable to the Loan in question.

(f) Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid (including any fees paid to Administrative Agent or any Lender that are deemed to be interest under any applicable Law) under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If Administrative Agent or any Lender shall receive interest (including any fees paid to Administrative Agent or a Lender that are deemed to be interest under any applicable Law) in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Loan Parties.   In determining whether the interest (including any fees paid to Administrative Agent or a Lender that are deemed to be interest under any applicable Law) contracted for, charged or received by Administrative Agent or a Lender exceeds the Maximum Rate, Administrative Agent or such Lender may, to the extent permitted by applicable Laws, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 2.7 Fees.

(a) Facility Fee.  For the period beginning on the date hereof until the date the Obligations are paid in full and this Agreement is terminated (the “Facility Fee Period”), Prologis, or any other Borrower that falls within any of the persons set forth in Article 2, Paragraph 1 of the Act on Specified Commitment Line Contract (tokutei yushiwaku keiyaku ni kansuru houritsu) of Japan (Law No. 4 of 1999) (each an “Eligible Borrower”), shall pay to Administrative Agent for the account of the Lenders a facility fee equal to the Applicable Margin for facility fees times the actual daily amount of the aggregate Commitments, irrespective of usage. The facility fee shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the Facility Fee Period. The facility fee shall be payable in Yen. An Eligible Borrower not located in Japan may pay the facility fee through a Borrower that has an office in Japan after giving notice to Administrative Agent of the designation of that Borrower as paying agent. Notwithstanding the foregoing or any other provision of this Agreement, no Loan Party shall be required to pay a facility fee to any Lender for any day on which such Lender is a Defaulting Lender.

(b) Letter of Credit Fee.  During the Term and thereafter for so long as any Letter of Credit shall be outstanding, each Borrower shall pay to Administrative Agent, for the account of the Lenders in proportion to their interests in respect of issued and undrawn Letters of Credit issued for the account of such Borrower, a fee (a “Letter of Credit Fee”) at a rate per annum equal to the Applicable Margin on the daily average of such issued and undrawn Letters of Credit, which fee shall be payable, in arrears, on each January 1, April 1, July 1 and October 1 during the Term and for so long as any Letter of Credit shall be outstanding; provided that (i) any time and so long as an Event of Default pursuant to Section 6.3(a) (with respect to such Borrower) or Section 6.1(a) exists; and (ii) upon the written request of the Majority Lenders at any time and so long as any other Borrower Event of Default (with respect to such Borrower) or Guarantor Event of Default exists, the Letter of Credit Fee for such Borrower shall be increased to a rate per annum equal to the Applicable Margin plus 2.000%.  The Letter of Credit Fee shall be payable in Yen. Notwithstanding the foregoing, however, no Letter of Credit Fee shall be payable on the available amount of any Letter of Credit to the extent that such Letter of Credit has been cash collateralized as a result of the provisions of Section 6.7 or 9.15(b) hereof.  Notwithstanding the foregoing or any other provision of this Agreement, no Loan Party shall be required to pay a Letter of Credit Fee to any Lender for any day on which such Lender is a Defaulting Lender

(c) Fronting Lender Fee.  Each Borrower shall pay each Fronting Lender, for its own account, a fee (a “Fronting Lender Fee”) for each Letter of Credit issued by such Fronting Lender for the account of such Borrower equal to the greater of (A) 0.125% per annum of the undrawn amount of such Letter of Credit and (B) the product of (i) a fraction, the numerator of which is the number of days such Letter of Credit was issued and outstanding during the most recently ended calendar quarter (or such other period for which the Fronting Lender Fee is being calculated) and the denominator of which is 365 (or, if applicable, 366) and (ii) JPY 25,000, which Fronting Lender Fee shall be in addition to, and not in lieu of, the Letter of Credit Fee.  The Fronting Lender Fee shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the Term in Yen.

(d) Fees Non-Refundable.  All fees set forth in this Section 2.7 shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable.  The obligation of any Loan Party to pay such fees in accordance with the provisions hereof shall be binding upon such Loan Party and shall inure to the benefit of Administrative Agent and the Lenders regardless of whether any Loans are actually made.

Section 2.8 Maturity Date.  The term (the “Term”) of the Commitments (and each Lender’s obligations to make Loans and to participate in Letters of Credit hereunder) shall terminate and expire on the Maturity Date.  Upon the date of the termination of the Term, any Loans then outstanding (together with accrued interest thereon and all other Obligations) shall be due and payable on such date.

Section 2.9 Optional Prepayments.

(a) Each Borrower may, upon at least two Business Days’ notice to Administrative Agent, prepay any Base Rate Loans made to such Borrower, in whole or from time to time in part, in amounts aggregating for all Base Rate Loans of such Borrower being prepaid at the same time JPY 1,000,000 or more, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans or Borrowing.

(b) Each Borrower may, upon at least four Business Days’ notice to Administrative Agent, pay all or any portion of any Yen LIBOR Loan made to such Borrower as of the last day of the Interest Period applicable thereto in amounts aggregating for all Yen LIBOR Loans of such Borrower being prepaid at the same time JPY 75,000,000 or more.  Except as provided in Article VIII and except with respect to any Yen LIBOR Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.5 hereof, a Borrower may not prepay all or any portion of the principal amount of any Yen LIBOR Loan made to such Borrower prior to the end of the Interest Period applicable thereto unless such Borrower shall also pay any applicable expenses pursuant to Section 2.11.  Each such optional prepayment shall be in the amounts set forth in Section 2.9(a) above and shall be applied to prepay ratably the Loans of the Lenders included in any Yen LIBOR Group of Loans, except that any Yen LIBOR Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.5 hereof may be prepaid without ratable payment of the other Loans in such Group of Loans which have not been so converted.

(c) Any Borrower may at any time return any undrawn Letter of Credit issued for the account of such Borrower to the Fronting Lender in whole, but not in part, and the Fronting Lender within a reasonable period of time shall give Administrative Agent and each of the Lenders notice of such return.

(d) Prologis may at any time and from time to time cancel all or any part of the Commitments by the delivery to Administrative Agent of a notice of cancellation within the applicable time periods set forth in Sections 2.9(a) and (b) if there are Loans then outstanding or, if there are no Loans outstanding at such time as to which the Commitments with respect thereto are being canceled, upon at least four Business Days’ notice to Administrative Agent, whereupon, in either event, all or such portion of the Commitments, as applicable, shall terminate as to the applicable Lenders, pro rata on the date set forth in such notice of cancellation, and, if there are any Loans then outstanding, the applicable Borrowers shall prepay all or such portion of Loans outstanding on such date in accordance with the requirements of Section 2.9(a) and (b).  In no event shall Prologis be permitted to cancel Commitments for which a Letter of Credit has been issued and is outstanding unless the applicable Borrower for whose account such Letter of Credit was issued returns (or causes to be returned) such Letter of Credit to the Fronting Lender.  Prologis shall be permitted to designate in its notice of cancellation which Loans, if any, are to be prepaid.

(e) Any amounts so prepaid pursuant to Section 2.9(a) or (b) may be reborrowed.  In the event Prologis elects to cancel all or any portion of the Commitments pursuant to Section 2.9(d) hereof, such amounts may not be reborrowed.

Section 2.10 General Provisions as to Payments.

(a) The obligations of each Borrower hereunder shall be several and not joint.  Each Borrower shall make each payment of the principal of and interest on its Loans and fees hereunder, by initiating a wire transfer not later than 1:00 P.M. on the date when due in Yen immediately available in Tokyo, Japan to Administrative Agent at its address referred to in Section 9.1, and each Borrower shall deliver to Administrative Agent evidence of such wire as soon as possible thereafter on the date when due.  Administrative Agent will promptly (and in any event within one Business Day after receipt thereof) distribute to each Lender its ratable share of each such payment received by Administrative Agent for the account of the Lenders.  If and to the extent that Administrative Agent shall receive any such payment for the account of the Lenders on or before 11:00 A.M. on any Business Day, and Administrative Agent shall not have distributed to any Lender its applicable share of such payment on such day, Administrative Agent shall distribute such amount to such Lender together with interest thereon, for each day from the date such amount should have been distributed to such Lender until the date Administrative Agent distributes such amount to such Lender, at the Prime Rate.  Whenever any payment of principal of, or interest on the Committed Loans or of fees or any other amount due hereunder shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, Administrative Agent may assume that such Borrower has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that such Borrower shall not have so made such payment, each Lender shall repay to Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at the Prime Rate.

(c) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3, 2.10, 2.14 or 9.4, then Administrative Agent, notwithstanding any contrary provision hereof, shall (i) apply any amounts thereafter received by Administrative Agent for the account of such Lender for the benefit of Administrative Agent or the Fronting Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by Administrative Agent in its reasonable discretion.

Section 2.11 Funding Losses.  Each Borrower agrees that it will, from time to time, compensate each Lender for and hold each Lender harmless from any loss, cost or expense incurred by such Lender as a result of:

(i) any continuation, conversion, payment or prepayment of any Yen LIBOR Loan of such Lender to such Borrower on a day other than the last day of the Interest Period for such Yen LIBOR Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Yen LIBOR Loan of (or to be made by) such Lender to such Borrower on the date or in the amount notified by such Borrower; or

(iii) any assignment of a Yen LIBOR Loan of such Lender to such Borrower on a day other than the last day of the Interest Period therefor as a result of a request by Prologis pursuant to Section 9.5(d);

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loans or from fees payable to terminate the deposits from which such funds were obtained (but in each case excluding any loss of anticipated profits).

For purposes of calculating amounts payable by a Borrower to a Lender under this Section 2.11, (A) each Lender shall be deemed to have funded each Yen LIBOR Loan made by it at the Yen LIBOR Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Yen LIBOR Loan was in fact so funded; and (B) the losses and expenses of any Lender resulting from any event described in clause (i) above, any failure by such Borrower to borrow or continue a Loan as contemplated by clause (ii) above or any assignment pursuant to clause (iii) above shall not exceed the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of the applicable Loan had such event not occurred, at the Yen LIBOR applicable (or that would have been applicable) to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable eurocurrency market.

Any Lender requesting compensation pursuant to this Section 2.11 shall deliver to the applicable Borrower (with copies to Prologis and Administrative Agent) a certificate setting forth in reasonable detail a calculation of the amount demanded and any such certificate shall be conclusive absent demonstrable error.  The applicable Borrower shall pay the applicable Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 2.12 Computation of Interest and Fees.  Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.13 Use of Proceeds.  Each Borrower shall use the proceeds of the Loans for working capital, capital expenditures, development, acquisitions, and other lawful corporate purposes, including hedging, investing and refinancing of the Existing Revolving Credit Agreement.

Section 2.14 Letters of Credit.

(a) Subject to the terms contained in this Agreement and the other Loan Documents, upon the receipt of a notice in accordance with Section 2.2(b) requesting the issuance of a Letter of Credit, the Fronting Lender shall issue a Letter of Credit or Letters of Credit in such form as is reasonably acceptable to the applicable Borrower (subject to the provisions of Section 2.2(b)) in an amount or amounts equal to the amount or amounts requested by such Borrower.

(b) Each Letter of Credit shall be issued in the minimum amount of JPY 10,000,000 or such lesser amount as may be agreed to by the Fronting Lender.

(c) The Letter of Credit Usage shall be no more than the lesser of (i) JPY 9,000,000,000 and (ii) 20% of the Facility Amount at any one time.

(d) There shall be no more than 25 Letters of Credit outstanding at any one time.

(e) In the event of any request for a drawing under any Letter of Credit by the beneficiary thereunder, the Fronting Lender shall notify the applicable Borrower and Administrative Agent (and Administrative Agent shall notify each Lender thereof) on or before the date on which the Fronting Lender intends to honor such drawing, and, except as provided in this subsection (e), such Borrower shall reimburse the Fronting Lender, in immediately available funds in Yen, on the same day on which such drawing is honored in an amount equal to the amount of such drawing.

(i) Notwithstanding anything contained herein to the contrary, unless the applicable Borrower shall have notified Administrative Agent and the Fronting Lender prior to 1:00 P.M. on the Business Day immediately preceding the date of such drawing that such Borrower intends to reimburse the Fronting Lender for the amount of such drawing with funds other than the proceeds of the Loans, such Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 to Administrative Agent, requesting a Borrowing of Base Rate Loans on the date on which such drawing is honored and in an amount equal to the amount of such drawing.  Each Lender (other than the Fronting Lender) shall, in accordance with Section 2.3(b), make available its pro rata share of such Borrowing to Administrative Agent, the proceeds of which shall be applied directly by Administrative Agent to reimburse the Fronting Lender for the amount of such draw.  In the event that any Lender fails to make available to the Fronting Lender the amount of such Lender’s participation on the date of a drawing, the Fronting Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Prime Rate commencing on the date such drawing is honored, and the provisions of Section 9.15 shall otherwise apply to such failure.

(ii) Notwithstanding the terms of Section 2.14(e)(i), (a) if any Lender has previously advised Administrative Agent and Borrower that it is unable to make a Base Rate Loan and such notice has not been withdrawn and (b) if the applicable Borrower has not notified Administrative Agent and the Fronting Lender prior to 1:00 P.M. on the Business Day immediately preceding the date of such drawing that such Borrower intends to reimburse the Fronting Lender for the amount of such drawing with funds other than the proceeds of the Loans, then (x) the amount of such drawing shall be deemed to be a Borrowing of a Base Rate Loan from the Fronting Lender (to be funded solely by the Fronting Lender) on the date on which such drawing is honored and in an amount equal to the amount of such drawing and (y) such Borrower shall be deemed to have given a Notice of Borrowing pursuant to Section 2.2 to Administrative Agent requesting a Borrowing of Yen LIBOR Loans with an Interest Period of seven days (provided if such Interest Period is not available from all Lenders, such Borrower shall be deemed to have elected an Interest Period of 30 days) on the date on which such drawing is honored and in an amount equal to the amount of such drawing.  Each Lender shall, in accordance with Section 2.3(b), make available its Pro Rata Share of such Borrowing of Yen LIBOR Loans under clause (y) above to Administrative Agent, the proceeds of which shall be applied directly by Administrative Agent to repay the Base Rate Loan made by the Fronting Lender under clause (x) above.  In the event that any Lender fails to fund its Pro Rata Share of such Yen LIBOR Loans in accordance with the terms of Section 2.3(b), the Fronting Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Prime Rate commencing on the date such drawing is honored, and the provisions of Section 9.15 shall otherwise apply to such failure.

(f) If, at the time a beneficiary under any Letter of Credit requests a drawing thereunder, a Guarantor Event of Default as described in Section 6.1(h) or Section 6.1(i) shall have occurred and is continuing or a Borrower Event of Default as described in Section 6.3(e) and 6.3(f) with respect to the Borrower for whose account such Letter of Credit was issued shall have occurred and is continuing, then on the date on which the Fronting Lender shall have honored such drawing, the applicable Borrower shall have an unreimbursed obligation (the “Unreimbursed Obligation”) to the Fronting Lender in an amount equal to the amount of such drawing, which amount shall bear interest at the annual rate of the sum of the Base Rate plus the Applicable Margin for Base Rate Loans plus 2.000%; provided if any Lender has previously advised Administrative Agent and Borrower that it is unable to make a Base Rate Loan and until such notice is withdrawn, such amount shall bear interest at a rate per annum equal to the sum of the Applicable Margin for Yen LIBOR Loans plus Yen LIBOR with an Interest Period of seven days (provided if such Interest Period is not available from all Lenders, such rate shall be calculated based upon an Interest Period of 30 days) plus 2.000%.  Each Lender shall purchase an undivided participating interest in such drawing in an amount equal to its Pro Rata Share of the Commitments, and upon receipt thereof the Fronting Lender shall deliver to such Lender an Unreimbursed Obligation participation certificate dated the date of the Fronting Lender’s receipt of such funds and in the amount of such Lender’s Pro Rata Share.

(g) If, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, or participations in any letter of credit, upon any Lender (including the Fronting Lender) or (ii) impose on any Lender any other condition regarding this Agreement or such Lender (including the Fronting Lender) as it pertains to any Letter of Credit or any participation therein and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase, by an amount deemed by the Fronting Lender or such Lender to be material, the cost to the Fronting Lender or any Lender of issuing or maintaining such Letter of Credit or participating therein, then the Borrower for whose account such Letter of Credit was issued shall pay to the Fronting Lender or such Lender, within 15 days after written demand by such Lender (with a copy to Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, such additional amounts as shall be required to compensate the Fronting Lender or such Lender for such increased costs or reduction in amounts received or receivable hereunder. Each Lender will promptly notify each affected Borrower and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.14 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender be otherwise disadvantageous to such Lender.  If such Lender shall fail to notify any affected Borrower of any such event within 90 days following the end of the month during which such event occurred, then such Borrower’s liability for any amounts described in this Section incurred by such Lender as a result of such event shall be limited to those attributable to the period occurring subsequent to the 90th day prior to, but excluding, the date upon which such Lender actually notified such Borrower of the occurrence of such event.  A certificate of any Lender claiming compensation under this Section 2.14 and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(h) Each Borrower hereby agrees to protect, indemnify, pay and save the Fronting Lender harmless from and against any claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable and documented attorneys’ fees and disbursements) which the Fronting Lender may incur or be subject to as a result of (i) the issuance of Letters of Credit for the account of such Borrower, other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Lender or (ii) the failure of the Fronting Lender to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (collectively, “Governmental Acts”), other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Lender.  As between the Borrower for whose account the Letter of Credit was issued and the Fronting Lender, such Borrower assumes all risks of the acts and omissions of any beneficiary with respect to its use, or misuses of, such Letter of Credit issued by the Fronting Lender.  In furtherance and not in limitation of the foregoing, the Fronting Lender shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, other than as a result of the bad faith, gross negligence or willful misconduct of the Fronting Lender; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, cable, telegraph, facsimile transmission, or otherwise; (v) for errors in interpretation of any technical terms; (vi) for any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of such Letter of Credit; and (viii) for any consequence arising from causes beyond the control of the Fronting Lender, including any Governmental Acts, in each case other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Lender.  None of the above shall affect, impair or prevent the vesting of the Fronting Lender’s rights and powers hereunder.  In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Fronting Lender under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put the Fronting Lender under any resulting liability to any Borrower; provided that, notwithstanding anything in the foregoing to the contrary, the Fronting Lender will be liable to the Borrower for whose account a Letter of Credit was issued for any damages suffered by such Borrower or its Subsidiaries as a result of the Fronting Lender’s grossly negligent or willful failure to pay under such Letter of Credit after the presentation to it of a sight draft and certificates strictly in compliance with the terms and conditions of such Letter of Credit.

(i) If the Fronting Lender or Administrative Agent is required at any time, pursuant to any bankruptcy, insolvency, liquidation or reorganization law or otherwise, to return to a Borrower any reimbursement by such Borrower of any drawing under any Letter of Credit, each Lender shall pay to the Fronting Lender or Administrative Agent, as the case may be, its Pro Rata Share of such payment, but without interest thereon unless the Fronting Lender or Administrative Agent is required to pay interest on such amounts to the person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that the Fronting Lender or Administrative Agent is required to pay.

(j) It is hereby acknowledged and agreed by the Borrower, Administrative Agent and all of the Lenders party hereto that on the Closing Date, the Letters of Credit previously issued by Sumitomo Mitsui Banking Corporation, as “Fronting Lender” under the Existing Revolving Credit Agreement, and more particularly set forth on Schedule 2.14 hereto, shall be transferred to this Agreement and shall be deemed to be Letters of Credit hereunder.

Section 2.15 Letter of Credit Usage Absolute.  The obligations of each Borrower under this Agreement in respect of any Letter of Credit issued for the account of such Borrower shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and any Letter of Credit Documents under all circumstances, including, to the extent permitted by law, the following circumstances:

(a) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating thereto (collectively, the “Letter of Credit Documents”) or any Loan Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Borrower in respect of any other Letters of Credit issued for the account of such Borrower or any other Borrower or any other amendment or waiver of or any consent by any Borrower to depart from all or any of the Letter of Credit Documents or any Loan

Document; provided that the Fronting Lender shall not consent to any such change or amendment unless previously consented to in writing by the Borrower for whose account the Letter of Credit was issued;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of any Borrower in respect of any Letters of Credit issued for the account of such Borrower;

(d) the existence of any claim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), Administrative Agent, the Fronting Lender or any Lender (other than a defense based on the bad faith, gross negligence or willful misconduct of Administrative Agent, the Fronting Lender or such Lender) or any other Person, whether in connection with the Loan Documents, the transactions contemplated hereby or by the Letter of Credit Documents or any unrelated transaction;

(e) any draft or any other document presented under or in connection with any Letter of Credit or other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided that payment by the Fronting Lender under such Letter of Credit against presentation of such draft or document shall not have been the result of the bad faith, gross negligence or willful misconduct of the Fronting Lender;

(f) payment by the Fronting Lender against presentation of a draft or certificate that does not strictly comply with the terms of the Letter of Credit; provided that such payment shall not have been the result of the bad faith, gross negligence or willful misconduct of the Fronting Lender; and

(g) any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any Letter of Credit or any agreement or instrument relating to any Letter of Credit, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the applicable Borrower; provided that such other circumstance or happening shall not have been the result of bad faith, gross negligence or willful misconduct of the Fronting Lender.

Section 2.16 Letters of Credit Maturing after the Maturity Date.

(a) Notwithstanding anything contained herein to the contrary, if any Letters of Credit, by their terms, shall mature after the Maturity Date (as the same may be extended), then, on and after the Maturity Date, the provisions of this Agreement shall remain in full force and effect with respect to such Letters of Credit, and the Borrower shall comply with the provisions of Section 2.16(b).  No Letter of Credit shall mature on a date that is more than 12 months after the Maturity Date then in effect.

(b) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and the same shall expire on a date after the Maturity Date, then, on the Maturity Date,

the Borrower shall deliver to Administrative Agent, to hold as collateral for all Obligations arising from such Letter of Credit on behalf of the Lenders, in same day funds at Administrative Agent’s office designated in such demand, for deposit in the Letter of Credit Collateral Account, Letter of Credit Collateral in an amount equal to the Letter of Credit Usage.  Interest shall accrue on the Letter of Credit Collateral Account in accordance with the provisions of Section 6.7.

Section 2.17 Addition of Qualified Borrowers; Release of Qualified Borrowers.

(a) If after the Closing Date, Prologis desires to cause another Subsidiary that otherwise satisfies the definition of a Qualified Borrower hereunder to become a Qualified Borrower hereunder, then Prologis shall so notify Administrative Agent and upon satisfaction of the following conditions, such Subsidiary shall become a Qualified Borrower under this Agreement: (x) such Subsidiary shall duly execute and deliver to Administrative Agent applicable Qualified Borrower Joinder Documents and (y) such Subsidiary shall satisfy all of the conditions with respect thereto set forth in the Qualified Borrower Joinder Agreement.  Administrative Agent shall promptly notify each Lender upon a Subsidiary’s addition as a Qualified Borrower hereunder. Each such Qualified Borrower shall remain a Qualified Borrower hereunder until released as provided in Section 2.17(b) below.  If the Qualified Borrower that is being added as a Qualified Borrower hereunder is a TMK, then each Lender shall execute and deliver to Administrative Agent 20 originally executed Consents within five Business Days after such Qualified Borrower has been added as a Qualified Borrower hereunder.

(b) At such time as any Qualified Borrower pays in full any Loans made to it and no Loan is outstanding to such Qualified Borrower hereunder, Prologis, if it so elects in its sole discretion, may deliver written notice to Administrative Agent that such Qualified Borrower shall no longer be a Qualified Borrower hereunder, together with the form attached hereto as Exhibit I (the “Qualified Borrower Removal Notice/Form”) completed with respect to such Qualified Borrower, and such Qualified Borrower shall be released as a Qualified Borrower under the Loan Documents and the Notes executed and delivered by such Qualified Borrower shall be returned to such Qualified Borrower, provided that simultaneously with such release and return, the Guarantors shall deliver a Ratification.  Administrative Agent shall promptly notify each Lender, deliver to each Lender a copy of the completed Qualified Borrower Removal Notice/Form upon a Subsidiary’s release and removal as a Qualified Borrower hereunder, and each Lender shall return to the Qualified Borrower each Note made by such Qualified Borrower and held by such Lender.

Section 2.18 Extension of Maturity Date.

2.18.1 Request for Extension.  Not earlier than 180 days prior to, nor later than 30 days prior to, the original Maturity Date, Prologis may, upon written notice to Administrative Agent (which shall promptly notify the Lenders) and satisfaction of the conditions precedent set forth in Section 2.18.2, extend the Maturity Date to February 16, 2022 (the “Extended Maturity Date”).

2.18.2 Extension Procedures.  Each extension of the Maturity Date contemplated by Section 2.18.1 shall become effective on the date (an “Extension Effective Date”) on which the following conditions precedent have been satisfied: (a) Administrative Agent shall have received the written notice referred to in Section 2.18.1 and (b) Prologis shall have paid to Administrative Agent, for the benefit of each Lender, an extension fee in an amount equal to 0.125% times such Lender’s Commitment, and Administrative Agent shall promptly remit such extension fee to each Lender upon receipt thereof; provided that if an Event of Default has occurred and is continuing on the date on which such conditions are satisfied with respect to a proposed extension, the Extension Effective Date for such extension shall be the first date thereafter, if any, on or before the then-applicable Maturity Date on which no Event of Default is continuing.  Upon the satisfaction of the conditions precedent set forth in this Section 2.18.2 and the occurrence of an Extension Effective Date, Administrative Agent shall promptly confirm to Prologis and the Lenders such extension and such Extension Effective Date.

Section 2.19 Substitution of Borrower.  If a Substitution Event occurs and is continuing, then Prologis may, upon 15 Business Days notice to Administrative Agent, cause a single Subsidiary that satisfies the definition of a Qualified Borrower to become the “Borrower” and to assume all of the existing Loans and other obligations of the then-existing Borrower hereunder; provided that such Subsidiary shall (a) deliver to Administrative Agent Qualified Borrower Joinder Documents pursuant to which it shall become a party hereto, (b) satisfy all of the conditions for becoming the Borrower set forth in the Qualified Borrower Joinder Agreement and (c) deliver such documentation and other evidence as is reasonably requested by Administrative Agent (for itself or on behalf of any Lender), within five Business Days after Prologis notifies Administrative Agent of the substitution of the Borrower, to allow Administrative Agent or such Lender to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable Laws with respect to such Subsidiary.  Upon such assumption, (A) the existing Borrower shall be released from its obligations hereunder and (B) the Notes executed and delivered by the existing Borrower shall be returned to the existing Borrower; provided that simultaneously with such release and return, the Guarantors shall deliver a Ratification.  For purposes of the foregoing, “Substitution Event” means (i) the occurrence of an Event of Default under Section 6.3(e), (f) or (h) or (ii) any Change in Law, change in tax rates, policies or procedures or change in accounting policies or procedures that, in any such case, results (or may result) in any increased costs, increased taxes or other material disadvantage to any Loan Party or any Affiliate thereof that would not be incurred or applicable to the same extent (or would have less impact) should the Subsidiary replace the existing Borrower pursuant to this Section 2.19.

ARTICLE III

CONDITIONS

Section 3.1 Closing.  The closing hereunder shall occur on the date when each of the following conditions is satisfied (or waived in writing by Administrative Agent and the Lenders), each document to be dated the Closing Date unless otherwise indicated:

(a) each Borrower shall have executed and delivered to Administrative Agent each Note required by Section 2.4;

(b) the Loan Parties and Administrative Agent and each Lender shall have executed and delivered to each Borrower and Administrative Agent executed counterparts of this Agreement;

(c) each Qualified Borrower and the Guarantors shall have executed and delivered to each Loan Party and Administrative Agent executed counterparts of a Qualified Borrower Joinder Agreement;

(d) the Guarantors shall have executed and delivered to Administrative Agent executed counterparts of the Guaranty;

(e) Administrative Agent shall have received an opinion of Mayer Brown LLP, counsel to the Guarantors and New York counsel to the Loan Parties, and Anderson Mori & Tomotsune, counsel for the Initial Borrower, in each case acceptable to Administrative Agent, the Lenders and their counsel;

(f) Administrative Agent shall have received all documents Administrative Agent may reasonably request relating to the existence of the Loan Parties, the authority for and the validity of this Agreement and the other Loan Documents, the incumbency of officers executing this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to Administrative Agent.  Such documentation shall include the following, each as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of the applicable Person as of a date not more than ten days prior to the Closing Date: (i) the operating agreement, partnership agreement, articles of incorporation or other constituent document, as applicable, of each Borrower, (ii) the certificate of formation of each Borrower, (iii) a certificate of existence from the Secretary of State (or the equivalent thereof) of the state of formation of each Borrower, as applicable, (iv) for any Borrower that is a TMK, a director’s certificate attaching the following items: articles of incorporation (Teikan), commercial register (rireki jikou zenbu shoumeisho), certificate of seal (inkan shoumeisho), notification of commencement of business of TMK (gyoumu kaishi todokede), Asset Liquidation Plan (shisan ryuudouka keikaku), register of common shareholders, register of preferred shareholders, authorizing resolutions and copy of a driver license, passport or such other document relating to identification of the director, (v) for any Borrower that is a YK or GK, representative director’s (or the executive officer’s as applicable) certificate attaching the following items: authorizing resolutions, articles of incorporation (teikan), commercial register (rireki jikou zenbu shoumeisho), certificate of seal (inkan shoumeisho), list of shareholders (or unitholders as applicable), all documents Administrative Agent may reasonably request relating to the formation and existence of such Borrower and the authority of the director (or the executive officer, as applicable) of such Borrower, and copy of a driver license, passport or such other document relating to identification of the director (or executive officer, as applicable), together with, if applicable, evidence of Article 40, YK Law compliance (or other evidence satisfactory to Administrative Agent that such YK was formed more than two years prior to the date such YK acquired the relevant Property), (vi) for any Borrower that is an IBLP, general partner’s director’s certificate attaching the following items: authorizing resolutions, an investment business limited partnership agreement (toshi jigyo yugen sekinin kumiai keiyaku), commercial register (rireki jikou zenbu shoumeisho), certificate of seal (inkan shoumeisho), (vii) with respect to any other Person that is not a TMK, a YK, an IBLP or a GK that is intended to become a Qualified Borrower, such documents as reasonably required by, and in form reasonably satisfactory to, Administrative Agent, (viii) the agreement of limited partnership of Prologis, (ix) the certificate of limited partnership of Prologis, (x) a certificate of existence for Prologis from the Secretary of State (or the equivalent thereof) of Delaware to be dated not more than 30 days prior to the Closing Date, (xi) the articles of incorporation and by-laws of General Partner, and (xii) a good standing certificate for General Partner from the Secretary of State (or the equivalent thereof) of Maryland to be dated not more than 30 days prior to the Closing Date;

(g) each Loan Party as of the Closing Date shall have executed a solvency certificate acceptable to Administrative Agent;

(h) Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and the Notice of Borrowing referred to in Section 3.2, if applicable, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to Administrative Agent in its sole discretion;

(i) to the extent a Loan Party is a party to such agreement, such Loan Party shall have taken all actions required to authorize the execution and delivery of this Agreement, the Guaranty, the Qualified Borrower Joinder Agreement and the other Loan Documents and the performance thereof;

(j) the Lenders shall be satisfied that no Loan Party nor any Consolidated Subsidiary is subject to any present or contingent environmental liability which could have a Material Adverse Effect and General Partner shall have delivered a certificate so stating;

(k) Administrative Agent shall have received, for its and any other Lender’s account, all fees due and payable pursuant to Section 2.7 hereof on or before the Closing Date, and the reasonable and documented fees and expenses accrued through the Closing Date of Milbank, Tweed, Hadley & McCloy LLP and Mori, Hamada & Matsumoto, if required by such firms and if such firms have delivered an invoice in reasonable detail of such fees and expenses in sufficient time for each Borrower to approve and process the same, shall have been paid to Milbank, Tweed, Hadley & McCloy LLP and Mori, Hamada & Matsumoto;

(l) each Loan Party shall have delivered copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by such Loan Party of the Loan Documents to which such Loan Party is a party and the validity and enforceability of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;

(m) no Default or Event of Default shall have occurred;

(n) the Guarantors shall have delivered a certificate in form acceptable to Administrative Agent showing compliance with the requirements of Section 5.8 as of the Closing Date; and

(o) Administrative Agent shall have received a certificate signed by an officer of Prologis certifying that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.2 Borrowings.  The obligation of any Lender to make a Loan or to participate in any Letter of Credit issued by the Fronting Lender and the obligation of the Fronting Lender to issue a Letter of Credit is subject to the satisfaction of the following conditions:

(a) receipt by Administrative Agent of a Notice of Borrowing as required by Section 2.2, or a request to cause a Fronting Lender to issue a Letter of Credit pursuant to Section 2.14;

(b) if required and if not previously delivered, receipt by Administrative Agent of any Note required by Section 2.4;

(c) immediately after such Borrowing, the aggregate outstanding principal amount of the Loans plus the Letter of Credit Usage will not exceed the aggregate amount of the Commitments;

(d) immediately before and after such Borrowing or issuance of any Letter of Credit, no Guarantor Default or Guarantor Event of Default shall have occurred and be continuing and no Borrower Default or Borrower Event of Default with respect to such Borrower shall have occurred and be continuing, both before and after giving effect to the making of such Loans or the issuance of such Letter of Credit;

(e) the representations and warranties of each of the Guarantors and such Borrower contained in this Agreement and the other Loan Documents (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects on and as of the date of such Borrowing both before and after giving effect to the making of such Loans; and

(f) no law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending, which does or seeks to enjoin, prohibit or restrain, the making or repayment of the Loans or the consummation of the transactions contemplated by this Agreement.

Each Borrowing hereunder or issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by each of the Guarantors and the Borrower receiving such Loan or for whose account such Letter of Credit is being issued on the date of such Borrowing as to the facts specified in clauses (d), (e) and (f) of this Section, except as otherwise disclosed in writing by any Guarantor or such Borrower to the Lenders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties by the Guarantors.  To induce the Lenders to make the Loans, each of Prologis and General Partner, as applicable, makes the following representations and warranties as of the Closing Date.  Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

(a) Existence, Qualification and Power. Each Guarantor (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization; No Contravention.  The execution, delivery and performance by each Guarantor of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Consolidated Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  Each Guarantor is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, either Guarantor of this Agreement or any other Loan Document (excluding approvals, consents, exemptions and authorizations that have been obtained and are in full force and effect and those which, if not made or obtained, would not (a) materially and adversely affect the validity or enforceability of any Loan Document or (b) result in a Guarantor Default or Guarantor Event of Default).

(d) Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Guarantor that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Guarantor (if such Guarantor is a party to such other Loan Document), enforceable against such Guarantor in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity.

(e) Financial Information.

(i) The Audited Financial Statements (i) were prepared in all material respects in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the consolidated financial condition of General Partner as of the date thereof and its consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show (either in the text thereof or the notes thereto), all material Liabilities of General Partner and its Consolidated Subsidiaries as of the date thereof, other than those disclosed to Administrative Agent and each Lender in writing,.

(ii) The most recent unaudited consolidated balance sheet of General Partner and its Consolidated Subsidiaries delivered to Administrative Agent pursuant to Section 5.1(b), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial condition of General Partner as of such date and its consolidated results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(f) Litigation.  As of the Closing Date, except as specifically disclosed in Schedule 4.1(f), there is no action, suit, proceeding, claim or dispute pending or, to the knowledge of any Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Company or against any Company’s properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

(g) Environmental.  Prologis in the ordinary course of business conducts a review of the effect of existing Environmental Laws and claims alleging potential Liability or responsibility for violation of any Environmental Law on the business, operations and properties of Prologis and its Consolidated Subsidiaries and, as a result thereof has reasonably concluded that, except as specifically disclosed in Schedule 4.1(g), such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) Taxes.  Each Company has filed all United States Federal and other material state, provincial, and other Tax returns and reports required to be filed including any Japanese national and local Tax returns and reports required to be filed, and has paid, collected, withheld and remitted all Federal and other material state, provincial, and other material Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, or which it has been required to collect or withhold and remit, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or such Taxes, the failure to make payment of which when due could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no proposed tax assessment against any Company that would, if made, have a Material Adverse Effect.

(i) Disclosure.  Each Guarantor has disclosed to the Lender Parties all agreements, instruments and corporate or other restrictions to which any Company is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to any Lender Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, each Guarantor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(j) Solvency.  Each Loan Party is, and after giving effect to all Obligations hereunder will be, Solvent.

(k) Margin Regulations; Investment Company Act; EEA Financial Institution.

(i) No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock.

(ii) No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(iii) No Loan Party is an EEA Financial Institution.

(l) REIT Status.  General Partner is qualified as a REIT.

(m) No Default.  No Company is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(n) Compliance With Law.  Each Company is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Without limiting the foregoing, each Company has instituted and maintains policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws.

(o) Ownership of Property.  Each Company has good record and marketable title in fee simple to, or valid trust beneficiary interests or leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) Principal Offices.  As of the Closing Date, the principal office, chief executive office and principal place of business of each of the Guarantors is Pier 1, Bay 1, San Francisco, California 94111.

(q) Organizational Structure.  Attached hereto as Exhibit F is a true, correct and complete (up to the tiers shown) organizational and transaction structure chart for the Qualified Borrowers as of the Closing Date.

(r) Pension Law Compliance.

(i) Each Plan is in compliance in all material respects with the applicable provisions of applicable Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or such Plan is entitled to rely on an advisory or opinion letter issued with respect to an IRS approved master and prototype or volume submitter plan, or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Prologis, nothing has occurred which would prevent, or cause the loss of, such qualification.  Prologis and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any such Pension Plan.

(ii) There are no pending or, to the best knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  Neither Prologis nor any other Borrower has knowledge of any prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or violation of the fiduciary responsibility rules (within the meaning of Section 404 or 405 of ERISA) with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(iii) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither Prologis nor any ERISA Affiliate has incurred, or reasonably expects to incur, any Liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither Prologis nor any ERISA Affiliate has incurred any unsatisfied, or reasonably expects to incur any, Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such Liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither Prologis nor any ERISA Affiliate has engaged in a transaction that reasonably could be expected to be subject to Sections 4069 or 4212(c) of ERISA.

(s) Plan Assets.  The assets of each Company are not “plan assets” as defined in 29 C.F.R. § 2510.3-101(a)(1), as modified by Section 3(42) of ERISA.

(t) Anti-Social Forces.  No Borrower is, at present, (a) a gang (boryokudan), (b) a gang member, (c) a person for whom five years have not passed since ceasing to be a gang member, (d) an associate gang member, (e) a gang-related company, (f) a corporate extortionist (sokaiya), (g) a rogue adopting social movements as its slogan (shakai undotou hyobo goro), (h) a violent force with special knowledge (tokushu chinou boryoku shudan tou) (each as defined in the “Manual of Measures against Organized Crime” (soshikihanzai taisaku youkou) by the National Police Agency of Japan), or (i) another person or entity similar to any of the above (collectively, “Gang Members, Etc.”); nor does any Loan Party have any:

(i) relationships by which its management is considered to be controlled by Gang Members, Etc.;

(ii) relationships by which Gang Members, Etc. are considered to be involved substantially in its management;

(iii) relationships by which it is considered to unlawfully utilize Gang Members, Etc. for the purpose of securing unjust advantage for itself or any third party or of causing damage to any third party;

(iv) relationships by which it is considered to offer funds or provide benefits to Gang Members, Etc.; or

(v) officers or persons involved substantially in its management having socially condemnable relationships with Gang Members, Etc.

(u) Sanctions and Anti-Corruption Laws. No Company is located, organized or resident in any Sanctioned Country in violation of applicable Sanctions; provided that if a Company is located, organized or resident in a jurisdiction that becomes a Sanctioned Country after the date of this Agreement, such Company shall not be a “Company” for purposes of the foregoing so long as (i) such Company is taking reasonable steps either to obtain appropriate licenses for transacting business in such jurisdiction or to no longer be located, organized or resident in such jurisdiction and (ii) such Person’s being located, organized or resident in such country or territory (x) will not result in any violation of Sanctions by Administrative Agent or any Lender and (y) would not be reasonably expected to have a Material Adverse Effect.  Each Company is in compliance in all material respects with all applicable Anti-Corruption Laws, except for any failure to comply that (A) is not systemic, (B) does not involve senior management of such Company and (C) would not be reasonably expected to have a Material Adverse Effect.  The Borrowers will not use, or knowingly permit any other Person to use, any Letter of Credit or the proceeds of any Loan in any manner that will violate any Anti-Corruption Law or Sanctions applicable to such Borrower or such other Person or any Lender Party.

(v) Act on Specified Commitment Line Contract.  Prologis comes under article 2 of the Act on Specified Commitment Line Contract (tokutei yushiwaku keiyaku ni kansuru horitsu) of Japan (Law No.4 of 1999).

Section 4.2 Representations and Warranties by the Initial Borrower.  To induce the Lenders to make the Loans, the Initial Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

(a) Existence and Power.  The Initial Borrower is an entity duly formed under the laws of Japan.  The Initial Borrower has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and, to the extent applicable, is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

(b) Power and Authority.

(i) The Initial Borrower has the requisite power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on behalf of the Initial Borrower and the performance by the Initial Borrower of the Loan Documents to which it is a party.

(ii) The Initial Borrower has duly executed and delivered each Loan Document to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes, or will constitute, the legal, valid and binding obligation of the Initial Borrower, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

(c) No Violation.  Neither the execution, delivery or performance by or on behalf of the Initial Borrower of the Loan Documents to which it is a party, nor compliance by the Initial Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Initial Borrower pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Initial Borrower (or of any partnership of which the Initial Borrower is a partner) is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by the Initial Borrower under any Organization Document of any Person in which the Initial Borrower has an interest, or cause a material default under the Initial Borrower’s organizational documents, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

(d) Litigation.  As of the Closing Date, except as previously disclosed by the Guarantors in writing to the Lenders, there is no action, suit or proceeding pending against or, to the knowledge of the Initial Borrower, threatened against or affecting, (i) the Initial Borrower, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of their assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other Loan Documents.  As of the Closing Date, no such action, suit or proceeding exists.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS

General Partner and Prologis covenant and agree that, so long as any Lender has any Commitment hereunder or any Obligations remain unpaid:

Section 5.1 Information.  General Partner will deliver, or cause to be delivered, to Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of General Partner and Prologis (commencing with the fiscal year ended December 31, 2016), a consolidated balance sheet of each of (i) General Partner and its Consolidated Subsidiaries and (ii) Prologis and its Consolidated Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of income or operations, equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws; provided that, with respect to any information contained in materials furnished pursuant to Section 5.1(f), General Partner shall not be separately required to furnish such information, but the foregoing shall not be in derogation of the obligation of General Partner to furnish the information and materials described above at the times specified therein;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of General Partner and Prologis (commencing with the fiscal quarter ended March 31, 2017), a consolidated balance sheet of each of (i) General Partner and its Consolidated Subsidiaries and (ii) Prologis and its Consolidated Subsidiaries, in each case as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended, and equity and cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form a balance sheet as of the end of the previous fiscal year and statements of income or operation and cash flows for the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Prologis as fairly presenting the financial condition, results of operations, equity and cash flows of the Companies, subject only to normal year-end audit adjustments and the absence of footnotes; provided that, with respect to any information contained in materials furnished pursuant to Section 5.1(f), General Partner shall not be separately required to furnish such information, but the foregoing shall not be in derogation of the obligation of General Partner to furnish the information and materials described above at the times specified therein;

(c) upon the request of Administrative Agent, annual, unaudited financial information for each Borrower prepared by such Borrower in the ordinary course of business;

(d) concurrently with the delivery of each set of financial statements referred to in clause (a) above, an opinion from a Registered Public Accounting Firm of nationally recognized standing to the effect that such financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition of General Partner and its Consolidated Subsidiaries, or Prologis and its Consolidated Subsidiaries, as applicable, as of the date thereof and the consolidated results of operations of General Partner and its Consolidated Subsidiaries, or Prologis and its Consolidated Subsidiaries, as applicable, for the fiscal year then ended;

(e) concurrently with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a duly completed Compliance Certificate signed by a Responsible Officer of General Partner;

(f) promptly after filing, true, correct, and complete copies of all material reports or filings filed by or on behalf of any Company with any Governmental Authority (including copies of each Form 10-K, Form 10-Q, and Form S-8 filed by or on behalf of any Company with the SEC);

(g) promptly, such additional information regarding the business, financial or corporate affairs of any Company (and to the extent available to a Company, any other Borrower), or compliance with the terms of the Loan Documents, as Administrative Agent may from time to time reasonably request;

(h) promptly upon receipt by General Partner or Prologis of notice thereof, and in any event within five Business Days after, any change in the Moody’s Rating or the S&P Rating, notice of such change; and

(i) notice of (i) the occurrence of any Default or Event of Default (which notice shall describe with particularity any provision of this Agreement or any other Loan Document that has been breached), (ii) any ERISA Event, (iii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including: (x) breach or non-performance of, or any default under, a Contractual Obligation of any Company; (y) any dispute, litigation, investigation, proceeding or suspension between any Company and any Governmental Authority; (z) the commencement of, or any material development in, any litigation or proceeding affecting any Company, including pursuant to any applicable Environmental Laws, and (iv) any material change in the accounting policies or financial reporting practices by any Company (except to the extent disclosed in financial statements provided pursuant to Section 5.1(a) and (b), including the footnotes to such financial statements); provided that each such notice shall be accompanied by a statement of a Responsible Officer of the applicable Loan Party setting forth details of the occurrence referred to therein and stating what action such Loan Party has taken and proposes to take with respect thereto.

Documents required to be delivered pursuant to Section 5.1(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which a Company posts such documents, or provides a link thereto on its website on the internet at the website address listed on Exhibit D; or (ii) on which such documents are posted on its behalf on an internet or intranet website, if any, to which each Lender Party has access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that a Company shall notify Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and, if requested, provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Except for such Compliance Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Prologis with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of General Partner and Prologis hereby acknowledges that (a) Administrative Agent will make available to each Lender and the Fronting Lender materials and/or information provided by or on behalf of General Partner and Prologis hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain Lenders may be “public-side” lenders (i.e., Lenders that do not wish to receive material non-public information with respect to General Partner, Prologis or their respective securities) (each, a “Public Lender”).  Each of General Partner and Prologis hereby agrees that: (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” General Partner and Prologis shall be deemed to have authorized each Lender Party to treat such Borrower Materials as not containing any material non-public information with respect to General Partner, Prologis or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, neither General Partner nor Prologis shall have any obligation to mark any Borrower Materials “PUBLIC.”

Section 5.2 Payment of Obligations.  General Partner shall, and shall cause each other Company to, pay and discharge as the same shall become due and payable, all its Liabilities (including tax Liabilities), except to the extent (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained therefor, or (b) the failure to pay and discharge such Liabilities could not reasonably be expected to result in a Material Adverse Effect.

Section 5.3 Maintenance of Property; Insurance.

(a) General Partner shall, and shall cause each other Company to: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) General Partner shall, and shall cause each other Company to, maintain insurance (giving effect to reasonable and prudent self-insurance) according to reasonable and prudent business practices.

Section 5.4 Maintenance of Existence.  General Partner shall, and shall cause each other Company to: (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 5.9; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 5.5 Compliance with Laws.  General Partner shall, and shall cause each other Company to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.  Without limiting the foregoing, each Company shall maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions.

Section 5.6 Books and Records.  General Partner shall, and shall cause each other Company to, maintain proper books of record and account, in which true and correct entries are made that are sufficient to prepare General Partner’s and Prologis’ financial statements in conformity in all material respects with GAAP consistently applied.

Section 5.7 Inspection of Property.  Upon reasonable request, and subject to Section 9.14, General Partner shall, and shall cause each other Company to, allow Administrative Agent (or its Related Parties who may be accompanied by a Related Party of one or more Lenders) to inspect any of its properties, to review reports, files, and other records and to make and take away copies thereof, and to discuss (provided that General Partner or the applicable other Company is given the opportunity to be present for such discussions) any of its affairs, conditions, and finances with its directors, officers, employees, or representatives from time to time upon reasonable notice, during normal business hours; provided that unless a Default or Event of Default has occurred and is continuing and except in the case of Administrative Agent and its Related Parties, such inspections shall be at the applicable Lender Party’s sole cost and expense.

Section 5.8 Financial Covenants.

(a) Consolidated Leverage Ratio.  General Partner shall not permit the Consolidated Leverage Ratio, as of the last day of any fiscal quarter, to exceed 0.60 to 1.0; provided that as of the last day of the four consecutive fiscal quarters immediately following any Material Acquisition, such ratio may exceed 0.60 to 1.0 so long as it does not exceed 0.65 to 1.0.

(b) Fixed Charge Coverage Ratio.  General Partner shall not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter, to be less than 1.50 to 1.0.

(c) Unencumbered Debt Service Coverage Ratio.  General Partner shall not permit the Unencumbered Debt Service Coverage Ratio, as of the last day of any fiscal quarter, to be less than 1.50 to 1.0.

(d) Secured Indebtedness.  General Partner shall not permit the ratio (expressed as a percentage) of (i) the aggregate amount of all Secured Debt of the Companies outstanding as of the last day of any fiscal quarter, to (ii) Total Asset Value as of such date to exceed 40%.

Section 5.9 Restriction on Fundamental Changes.

(a) Neither General Partner nor Prologis shall dissolve, liquidate or merge or consolidate with or into another Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(i) Prologis may merge with any Consolidated Subsidiary; provided that Prologis shall be the continuing or surviving Person; and

(ii) General Partner or Prologis may merge, dissolve, liquidate or consolidate with or into another Person in connection with any transaction designed to change the corporate, partnership, limited liability company or other structure of such entity, or otherwise change its corporate or other form, so long as (i) the succeeding or remaining entity assumes all of the assets and liabilities of such Person and (ii) no Lender Party is adversely affected thereby.

(b) No Borrower shall enter into any merger or consolidation, unless the following criteria are met: (i) the surviving entity is predominantly in the commercial real estate business in Japan or the same jurisdiction of operation as such Borrower; (ii) the surviving entity continues to be 50% owned, directly or indirectly, by Prologis and Prologis continues to control such surviving entity, (iii) if such merger or consolidation involves a Qualified Borrower, the surviving entity continues to qualify as a Qualified Borrower; (iv) the surviving entity assumes all obligations of its predecessor hereunder; and (v) a Ratification is delivered to Administrative Agent.  No Borrower shall liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now owned or hereafter acquired.  Nothing in this Section shall be deemed to prohibit the sale or leasing of portions of the Real Property Assets in the ordinary course of business.

Section 5.10 Changes in Business.  General Partner shall not, and shall not permit any other Company to, engage in any material line of business substantially different from those lines of business conducted by the Companies on the Closing Date or any business substantially related or incidental thereto.

Section 5.11 General Partner Status.  General Partner shall, at all times, maintain its status as a REIT.

Section 5.12 Restricted Payments.  General Partner shall not, and shall not permit any other Company to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, if an Event of Default pursuant to Section 6.1(a) or 6.3(a) exists, except that:

(a) any Consolidated Subsidiary may at any time make Restricted Payments to any other Company and, solely to the extent distributions to other holders of its Equity Interests are required by its Organization Documents, to such other holders of Equity Interests;

(b) any Company may at any time declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Company;

(c) any Company may at any time purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) Prologis may at any time pay cash dividends and make other cash distributions to General Partner and, to the extent corresponding distributions to other holders of its Equity Interests are required by its Organization Documents, to such other holders of Equity Interests, and General Partner may at any time pay cash dividends and make other cash distributions to the holders of its Equity Interests, in each case, in an amount not to exceed in the aggregate the greater of (i) 95% of the aggregate, cumulative “Funds from Operations” (excluding non-cash impairment charges, write-downs, or losses) of Prologis as reported to its shareholders in either the annual report of Prologis filed by or on behalf of Prologis with the SEC on a Form 10-K or any quarterly investment package prepared for the holders of its Equity Interests after December 31, 2015, and (ii) the amount of Restricted Payments required to be paid in order for General Partner to eliminate its REIT taxable income and/or to maintain its status as a REIT; and

(e) any Company that is a REIT may at any time pay cash dividends and make other cash distributions to holders of its Equity Interests to the extent corresponding distributions to holders of its Equity Interests are required by its Organization Documents, and any Company may at any time pay cash dividends and make other cash distributions to the holders of its Equity Interests, in each case, in an amount not to exceed in the aggregate the greater of (i) 95% of the aggregate, cumulative “Funds from Operations” (excluding non-cash impairment charges, write-downs, or losses) of such Company as reported to the holders of its Equity Interests in any quarterly investment package prepared for the holders of its Equity Interests after December 31, 2015, and (ii) the amount of Restricted Payments required to be paid in order for such Company to eliminate its REIT taxable income and/or to maintain its status as a REIT;

(f) any Company may at any time make non-cash Restricted Payments in connection with employee, trustee and director stock option plans or similar employee, trustee and director incentive arrangements.

Section 5.13 Transactions with Affiliates.  General Partner shall not, and shall not permit any other Company to, enter into any transaction of any kind with any Affiliate of General Partner, whether or not in the ordinary course of business; provided that the foregoing restriction shall not apply to (a) transactions with existing shareholders of Consolidated Subsidiaries and Unconsolidated Affiliates, (b) transactions in the ordinary course of business (i) on fair and reasonable terms substantially as favorable to such Company as would be obtainable by such Company at the time in a comparable arm’s length transaction with a Person other than an Affiliate or (ii) that comply with the requirements of the North America Security Administrators Association’s Statement of Policy of Real Estate Investment Trusts, (c) payments to or from such Affiliates under leases of commercial space on market terms, (d) payment of fees under asset or property management agreements under terms and conditions available from qualified management companies, (e) intercompany Liabilities and other Investments between any Company and its Consolidated Subsidiaries or Unconsolidated Affiliates otherwise permitted pursuant to this Agreement, (f) transactions between Companies, and (g) transactions otherwise permitted hereunder.

Section 5.14 Negative Pledge Agreements; Burdensome Agreements.

(a) General Partner shall not, and shall not permit any other Company to, grant a Lien (other than Permitted Liens) to any Person on the Equity Interests of any Company if the Unencumbered NOI of such Company is used in the calculation of Unencumbered Debt Service Coverage Ratio.

(b) General Partner shall not, and shall not permit any other Company to, enter into any negative pledge or other agreement with any other Person such that any Company shall be prohibited from granting to Administrative Agent, for the benefit of the Lender Parties, a first-priority Lien on the Equity Interests of any Company (other than General Partner) if the Unencumbered NOI of such Company is used in the calculation of Unencumbered Debt Service Coverage Ratio; provided that the provisions of Section 1013 of the Existing Indenture and any similar requirement for the grant of an equal and ratable lien in connection with a pledge of any property or asset to Administrative Agent, shall not constitute a negative pledge or any other agreement that violates this Section 5.14(b).

(c) General Partner shall not, and shall not permit any other Company to, enter into any Contractual Obligation (other than this Agreement, any other Loan Document or any other agreement or document evidencing or governing Indebtedness of a Consolidated Subsidiary) that limits the ability of any Consolidated Subsidiary to make Restricted Payments to any Company.

Section 5.15 Qualified Borrower Status.  Each Qualified Borrower will continue to meet the qualifications of a Qualified Borrower.

Section 5.16 Use of Proceeds.  Each Borrower shall use the proceeds of the Loans for general corporate purposes not in contravention of any Law (including the United States Foreign Corrupt Practices Act of 1977, the regulations of the United States Department of the Treasury’s Office of Foreign Assets Control and the UK Bribery Act 2010) or of any Loan Document.

Section 5.17 Claims Pari Passu.  Each Loan Party shall ensure that at all times the claims of the Lender Parties under the Loan Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors other than those claims that are preferred by Debtor Relief Laws.

Section 5.18 Anti-Social Forces.  No Borrower shall (a) fall under any of the categories described in Section 4.1(t); or (b) engage in, or cause any third party to engage in, any of the following: (i) making violent demands; (ii) making unjustified demands exceeding legal responsibility; (iii) using violence or threatening speech or behavior in connection with any transaction; (iv) damaging the trust of any Lender by spreading rumor, using fraud or force, or obstructing the business of any Lender; or (v) engaging in any act similar to the foregoing.

ARTICLE VI

DEFAULTS

Section 6.1 Guarantor Event of Default.  A “Guarantor Event of Default” shall have occurred if one or more of the following events shall have occurred and be continuing:

(a) any Guarantor fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document;

(b) any Guarantor shall fail to observe or perform any covenant contained in Section 5.7, Section 5.8, or Section 5.12 applicable to such Guarantor;

(c) any Guarantor fails to perform or observe any other covenant or agreement (not specified in any other clause of this Section 6.1) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the first to occur of (i) a Responsible Officer of General Partner or Prologis obtaining knowledge of such failure or (ii) General Partner’s receipt of notice from Administrative Agent of such failure; provided that if such failure is of such a nature that can be cured but cannot with reasonable effort be completely cured within 30 days, then such 30-day period shall be extended for such additional period of time (not exceeding 90 additional days) as may be reasonably necessary to cure such failure so long as General Partner or Prologis commences such cure within such 30-day period and diligently prosecutes same until completion;

(d) any representation, warranty, certification or statement of fact made or deemed made by any Guarantor in this Agreement, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made (or deemed made) and, with respect to any representation, warranty, certification or statement not known by such Guarantor at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within 30 days after the first to occur of (a) a Responsible Officer of General Partner or Prologis obtaining knowledge thereof or (b) written notice thereof from Administrative Agent to General Partner;

(e) any Company fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Recourse Debt (other than Indebtedness hereunder or under any other Loan Document and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000;

(f) any Company fails to observe or perform any other agreement or condition relating to or in respect of any Recourse Debt or contained in any instrument or agreement evidencing, securing or relating to the same, or any other event (excluding voluntary actions by any applicable Company) occurs, the effect of which default or other event is to cause Recourse Debt having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000, to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Recourse Debt to be made, prior to its stated maturity, or such Recourse Debt to become payable or cash collateral in respect thereof to be demanded;

(g) there occurs under any Swap Contract that constitutes Recourse Debt an Early Termination Date (as defined in such Swap Contract) resulting from (i) any event of default under such Swap Contract as to which a Guarantor is the Defaulting Party (as defined in such Swap Contract) or (ii) any Termination Event (as so defined) under such Swap Contract as to which a Guarantor is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Company as a result thereof is greater than $100,000,000 and such amount is not paid when due;

(h) any Guarantor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any Guarantor or to all or any material part of its property is instituted without the consent of such Guarantor and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(i) (i) any Guarantor becomes unable (shiharai funou) or admits in writing its inability (shiharai teishi) or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Guarantor and is not released, vacated or fully bonded within 30 days after its issue or levy;

(j) there is entered against any Guarantor (i) a final judgment or order for the payment of money in an aggregate amount exceeding $100,000,000 (to the extent not covered by insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order, or (y) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(k) (i) a Change of Control occurs or (ii) Prologis shall cease to own Equity Interests of any Borrower unless all Loans of such Borrower have been paid in full;

(l) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in Liability of any Company under Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) General Partner or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000.

(m) the assets of any Borrower at any time constitute “plan assets” as defined in 29 C.F.R. § 2510.3-101(a)(1) as modified by Section 3(42) of ERISA;

(n) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (unless such cessation would not affect the obligations of any Guarantor or the rights and remedies of any Lender Party, in each case, in any material respect); or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further Liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

Section 6.2 Rights and Remedies.  Upon the occurrence of any Guarantor Event of Default described in Sections 6.1(h) or (i), the Commitments shall immediately terminate and the unpaid principal amount of, and any accrued interest on, the Loans and any accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon, without presentation, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Loan Parties; and upon the occurrence and during the continuance of any other Guarantor Event of Default, Administrative Agent, following consultation with the Lenders, may (and upon the demand of the Majority Lenders shall), by written notice to the Loan Parties, in addition to the exercise of all of the rights and remedies permitted Administrative Agent and the Lenders at law or equity or under any of the other Loan Documents, declare that the Commitments are terminated and/or declare the unpaid principal amount of and any accrued and unpaid interest on the Loans and any accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon, without (except as otherwise provided in the Loan Documents) presentation, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Loan Parties.

Section 6.3 Borrower Event of Default.  A “Borrower Event of Default” as to any Borrower shall have occurred if one or more of the following events shall have occurred and be continuing:

(a) such Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document;

(b) such Borrower shall fail to observe or perform any covenant of Section 5.9(b) and Section 5.15 applicable to such Borrower;

(c) such Borrower fails to perform or observe any other covenant or agreement (not specified in any other clause of this Section 6.3) of such Borrower contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the first to occur of (i) a Responsible Officer of such Borrower obtaining knowledge of such failure or (ii) such Borrower’s receipt of notice from Administrative Agent of such failure; provided that if such failure is of such a nature that can be cured but cannot with reasonable effort be completely cured within 30 days, then such 30-day period shall be extended for such additional period of time (not exceeding 90 additional days) as may be reasonably necessary to cure such failure so long as such Borrower commences such cure within such 30-day period and diligently prosecutes same until completion;

(d) any representation, warranty, certification or statement of fact made by such Borrower in this Agreement, in any other Loan Document or in any document delivered in connection herewith or therewith shall prove to have been incorrect in any material respect when made (or deemed made) and, with respect to such representations, warranties, certifications or statements not known by such Borrower at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within 30 days after written notice thereof from Administrative Agent to such Borrower;

(e) such Borrower shall commence a voluntary case or other proceeding for the purpose of the winding-up, dissolution, liquidation, administration or re-organization, or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer, of it or of all or any material part of its revenues and assets (unless such winding-up, dissolution, liquidation, administration, re-organization or appointment is permitted under this Agreement or is otherwise carried out in connection with a reconstruction or amalgamation when solvent, on terms previously approved by Administrative Agent) under any domestic or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect (including, under Japanese Law, any corporate action or proceeding relating to the commencement of bankruptcy proceedings (hasan tetsuzuki), the commencement of civil rehabilitation proceedings (minji saisei tetsuzuki), the commencement of corporate reorganization proceedings (kaisha kosei tetsuzuki) or the commencement of special liquidation (tokubetsu seisan); provided that none of the foregoing shall be deemed an Event of Default if, within 45 Business Days of the occurrence of any such event, (i) a Subsidiary satisfying the definition of Qualified Borrower (and which would not cause a similar default under this Section 6.3(e)) is substituted for such Borrower or (ii) all Obligations of such Borrower have been paid in full and such Borrower has been removed as a Loan Party;

(f) an involuntary case or other proceeding shall be commenced against such Borrower seeking the winding-up, dissolution, liquidation, administration or re-organization, or the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer, of it or of all or any material part of its revenues and assets under any domestic or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect (including the Japanese Laws set forth in Section 6.3(e) above), and such involuntary case or other proceeding shall remain undismissed and unstayed for a period ending on the earlier of (a) 30 days after commencement or, if earlier, the date on which such proceeding is advertised and (b) a judgment to commence proceedings (or preservative order) has been made in relation to the matter in respect of which the action, proceeding or appointment was initiated; provided that none of the foregoing shall be deemed an Event of Default if, within 45 Business Days of the occurrence of any such event, (i) a Subsidiary satisfying the definition of Qualified Borrower (and which would not cause a similar default under this Section 6.3(f)) is substituted for such Borrower or (ii) all Obligations of such Borrower have been paid in full and such Borrower has been removed as a Loan Party;

(g) at any time, for any reason, such Borrower seeks to repudiate its obligations under any Loan Document;

(h) any assets of such Borrower shall constitute “plan assets” (within the meaning of 29 C.F.R. § 25 10.3-101 as modified by Section 3(42) of ERISA); provided that if, within 45 Business Days of the date any assets of such Borrower constitute “plan assets” (within the meaning of 29 C.F.R. § 2510.3-101 as modified by Section 3(42) of ERISA), (i) a Subsidiary satisfying the definition of Qualified Borrower is substituted for such Borrower (and which would not cause a similar default under this Section 6.3(h)) or (ii) all Obligations of such Borrower have been paid in full and such Borrower has been removed as a Loan Party; or

Section 6.4 Rights and Remedies with Respect to Borrower Event of Default.  Upon the occurrence of any Borrower Event of Default described in Sections 6.3(e) or (f) with respect to any Borrower, (i) the unpaid principal amount of, and any accrued interest on, the Loans made to such defaulting Borrower and any accrued fees and other Obligations of such defaulting Borrower hereunder shall automatically become immediately due and payable by such defaulting Borrower, with all additional interest from time to time accrued thereon, without presentation, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by such defaulting Borrower and (ii) Administrative Agent shall have the right to immediately make a claim under the Guaranty for, and demand payment by the Guarantors of, the amounts set forth in subclause (i) above (it being agreed that the Guarantors’ obligations are primary and shall be enforceable against each Guarantor and its respective successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by Administrative Agent or any of the Lenders against the defaulting Borrower); and upon the occurrence and during the continuance of any other Borrower Event of Default, Administrative Agent, following consultation with the Lenders, may (and upon the demand of the Majority Lenders shall), by written notice to such defaulting Borrower and each Guarantor, in addition to the exercise of all of the rights and remedies permitted Administrative Agent and the Lenders at law or equity or under any of the other Loan Documents to which such defaulting Borrower is a party, (x) declare that the unpaid principal amount of and any accrued and unpaid interest on the Loans made to such defaulting Borrower and any accrued fees and other Obligations of such defaulting Borrower hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon, without (except as otherwise provided in the Loan Documents to which such defaulting Borrower is a party) presentation, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by such defaulting Borrower, and (y) immediately make a claim under the Guaranty for, and demand payment by, the Guarantors of the amounts set forth in subclause (x) above (it being agreed that the Guarantors’ obligations are primary and shall be enforceable against each Guarantor and its respective successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by Administrative Agent or any of the Lenders against the defaulting Borrower).

Section 6.5 Enforcement of Rights and Remedies.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, Administrative Agent and the Lenders each agree that any exercise or enforcement of the rights and remedies granted to Administrative Agent or the Lenders under this Agreement or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained by Administrative Agent on behalf of Administrative Agent and/or the Lenders.  Administrative Agent shall act at the direction of the Majority Lenders in connection with the exercise of any remedies at law, in equity or under any of the Loan Documents or, if the Majority Lenders are unable to reach agreement, then, from and after an Event of Default, Administrative Agent may pursue such rights and remedies as it may determine.

Section 6.6 Notice of Default.  Administrative Agent shall give notice to the Loan Parties of a Default or Event of Default promptly upon being requested to do so by the Majority Lenders and shall thereupon notify all the Lenders thereof.  Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless Administrative Agent has received notice in writing from a Lender, a Borrower or a Guarantor referring to this Agreement or the other Loan Documents, describing such event or condition.  Should Administrative Agent receive notice of the occurrence of a Default or Event of Default expressly stating that such notice is a notice of a Default or Event of Default, or should Administrative Agent send any

Borrower or Guarantors a notice of Default or Event of Default, Administrative Agent shall promptly give notice thereof to each Lender.

Section 6.7 Actions in Respect of Letters of Credit.  (a)  If, at any time and from time to time, any Letter of Credit shall have been issued hereunder (regardless of on whose behalf it shall have been issued) and a Guarantor Event of Default shall have occurred and be continuing, then, upon the occurrence and during the continuation thereof, Administrative Agent, after consultation with the Lenders, may, and upon the demand of the Majority Lenders shall, whether in addition to the taking by Administrative Agent of any of the actions described in this Article or otherwise, make a demand upon each Borrower for whom a Letter of Credit was issued, and forthwith upon such demand (but in any event within ten days after such demand), each such Borrower shall deliver to Administrative Agent, to hold as collateral for all Obligations arising from such Letter of Credit on behalf of the Lenders, in same day funds at Administrative Agent’s office designated in such demand, for deposit in a special cash collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of Administrative Agent (on behalf of the Lenders) and under its sole dominion and control at such place as shall be designated by Administrative Agent, an amount equal to the amount of the Letter of Credit Usage under the Letters of Credit issued for the account of such Borrower.  If, at any time and from time to time, any Letter of Credit shall have been issued hereunder for the account of any Borrower and a Borrower Event of Default shall have occurred and be continuing with respect to such Borrower, then, upon the occurrence and during the continuation thereof, Administrative Agent, after consultation with the Lenders, may, and upon the demand of the Majority Lenders shall, whether in addition to the taking by Administrative Agent of any of the actions described in this Article or otherwise, make a demand upon such defaulting Borrower for whom a Letter of Credit was issued, and forthwith upon such demand (but in any event within ten days after such demand), such defaulting Borrower shall deliver to Administrative Agent, to hold as collateral for all Obligations arising from such Letter of Credit on behalf of the Lenders, in same day funds at Administrative Agent’s office designated in such demand, for deposit in the Letter of Credit Collateral Account, an amount equal to the amount of the Letter of Credit Usage under such Letters of Credit issued for the account of such defaulting Borrower.  In addition, if any Letter of Credit shall have been issued hereunder (regardless of on whose behalf it shall have been issued) and a Lender is at such time a Defaulting Lender, Borrower shall, within one Business Day of delivery of written notice thereof by Administrative Agent, deliver to Administrative Agent, to hold as collateral for all Obligations arising from such Letter of Credit on behalf of the Lenders, in same day funds at Administrative Agent’s office designated in such demand, for deposit in the Letter of Credit Collateral Account, an amount equal to such Defaulting Lender’s Pro Rata Share (after giving effect to Section 9.15(d) and any cash collateral provided by the Defaulting Lender or retained pursuant to Section 9.15(b)) of the amount of the Letter of Credit Usage under such Letters of Credit issued for the account of such Borrower.  If a Borrower is required to provide an amount of cash collateral pursuant to this Section 6.7 as a result of a Lender being a Defaulting Lender, such cash collateral shall be released and promptly returned to such Borrower from time to time to the extent the amount deposited shall exceed the Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage or if such Lender ceases to be a Defaulting Lender.  Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the Prime Rate.

(b) Each Borrower hereby pledges, assigns and grants to Administrative Agent, as administrative agent for its benefit and the ratable benefit of the Lenders, a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):

(i) the Letter of Credit Collateral Account, all cash of such Borrower deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;

(ii) all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by Administrative Agent for or on behalf of such Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral of such Borrower;

(iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral of such Borrower; provided that, if no Event of Default has occurred and is continuing, any interest, dividends or other earnings received with respect to the Letter of Credit Collateral shall be distributed to Borrower on a monthly basis; and

(iv) to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.

The lien and security interest granted hereby secures the payment of all obligations of such Borrower now or hereafter existing hereunder and under any other Loan Document.

(c) Each Borrower hereby authorizes Administrative Agent for the ratable benefit of the Lenders to apply, from time to time after funds of such Borrower are deposited in the Letter of Credit Collateral Account, funds of such Borrower then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as Administrative Agent may elect, as shall have become due and payable by such Borrower to the Lenders in respect of the Letters of Credit issued for the account of such Borrower.

(d) Neither a Borrower nor any Person claiming or acting on behalf of or through such Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account, except as provided in Sections 6.7(a) and (h) hereof.

(e) Each Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral of such Borrower or (ii) create or permit to exist any Lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral of such Borrower, except for the security interest created by this Section 6.7.

(f) If any Event of Default shall have occurred and be continuing:

(i) With respect to any Guarantor Event of Default, Administrative Agent may, in its sole discretion, without notice to the Loan Parties except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of the Letter of Credit Collateral of any Borrower first, (x) to amounts previously drawn on any Letter of

Credit issued for the account of such Borrower that have not been reimbursed by the applicable Borrower and (y) to any Letter of Credit Usage of such Borrower described in clause (ii) of the definition thereof that are then due and payable and second, to any other unpaid Obligations then due and payable, in such order as Administrative Agent shall elect.  With respect to any Borrower Event of Default relating to any Borrower, Administrative Agent may, in its sole discretion, without notice to the Loan Parties except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of the Letter of Credit Collateral of such Borrower first, (x) to amounts previously drawn on any Letter of Credit issued for the account of such Borrower that have not been reimbursed by such Borrower and (y) to any Letter of Credit Usage of such Borrower described in clause (ii) of the definition thereof that are then due and payable from such Borrower and second, to any other unpaid Obligations of such Borrower then due and payable, in such order as Administrative Agent shall elect.  The rights of Administrative Agent under this Section 6.7 are in addition to any rights and remedies that any Lender may have.

(ii) Administrative Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time.

(g) Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which Administrative Agent accords its own property, it being understood that, assuming such treatment, Administrative Agent shall not have any responsibility or liability with respect thereto.

(h) At such time as all Events of Default have been cured or waived in writing, all amounts of any Borrower remaining in the Letter of Credit Collateral Account shall be promptly returned to such Borrower and, in the case of Letters of Credit maturing after the Maturity Date, upon the return of any such Letter of Credit, any amount attributable to such Letter of Credit shall be promptly returned to the Borrower.  Absent such cure or written waiver, any surplus of the funds of any Borrower held in the Letter of Credit Collateral Account and remaining after payment in full of all of the Obligations of such Borrower hereunder and under any other Loan Document after the Maturity Date shall be paid to such Borrower or to whomsoever may be lawfully entitled to receive such surplus.

Section 6.8 Distribution of Proceeds after Default.  Notwithstanding anything contained herein to the contrary but subject to the provisions of Section 9.15 hereof, from and after an Event of Default, to the extent proceeds are received by Administrative Agent, such proceeds will be distributed to the Lenders pro rata in accordance with the unpaid principal amount of the Loans (giving effect to any participations granted therein pursuant to Section 9.4).

ARTICLE VII

ADMINISTRATIVE AGENT

Section 7.1 Appointment and Authorization.  Each Lender irrevocably appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.  Except as set forth in Sections 7.8, 7.9 and 7.10 hereof, the provisions of this Article VII are solely for the benefit of Administrative Agent and the Lenders, and no Loan Party shall have any rights to rely on or enforce any of the provisions hereof.  In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Loan Parties.

Section 7.2 Agency and Affiliates.  Sumitomo Mitsui Banking Corporation has the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not Administrative Agent and Sumitomo Mitsui Banking Corporation and each of its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Loan Parties or any Subsidiary or Affiliate of the Loan Parties as if it were not Administrative Agent hereunder, and the term “Lender” and “Lenders” shall include Sumitomo Mitsui Banking Corporation in its individual capacity.

Section 7.3 Action by Administrative Agent.  The obligations of Administrative Agent hereunder are only those expressly set forth herein.  Without limiting the generality of the foregoing, Administrative Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI.  The duties of Administrative Agent shall be administrative in nature.  Subject to the provisions of Sections 7.1, 7.5 and 7.6, Administrative Agent shall administer the Loans in the same manner as it administers its own loans.

Section 7.4 Consultation with Experts.  As between Administrative Agent on the one hand and the Lenders on the other hand, Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5 Liability of Administrative Agent.  As between Administrative Agent on the one hand and the Lenders on the other hand, neither Administrative Agent nor any of its Affiliates nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Majority Lenders or (ii) in the absence of its own gross negligence or willful misconduct.  As between Administrative Agent on the one hand and the Lenders on the other hand, neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Loan Parties; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to Administrative Agent, or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. As between Administrative Agent on the one hand and the Lenders on the other hand, Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 7.6 Indemnification.  Each Lender shall, ratably in accordance with its Commitment, indemnify Administrative Agent and its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Loan Parties) against any cost, expense (including reasonable and documented counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with its duties as Administrative Agent under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder.  In the event that Administrative Agent shall, subsequent to its receipt of indemnification payment(s) from Lenders in accordance with this Section 7.6, recoup any amount from any Loan Party, or any other party liable therefor in connection with such indemnification, Administrative Agent shall reimburse the Lenders which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Lender. Administrative Agent shall reimburse such Lenders so entitled to reimbursement within two Business Days of its receipt of such funds from such Loan Party or such other party liable therefor.

Section 7.7 Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.8 Successor Agent.  Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Loan Parties, and Administrative Agent shall resign in the event its Commitment (without participants) is reduced to less than the Commitment of any other Lender.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent which successor Administrative Agent shall be subject to Fronting Lender’s approval and, provided no Guarantor Event of Default has occurred and is then continuing, be subject to Prologis’ approval, which approval (in both cases) shall not be unreasonably withheld or delayed.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders and approved by Prologis and the Fronting Lender, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be Administrative Agent who shall act until the Majority Lenders shall appoint an Administrative Agent.  Any appointment of a successor Administrative Agent by the Majority Lenders or the retiring Administrative Agent pursuant to the preceding sentence shall be subject to the approval of the Fronting Lender approval and, provided no Guarantor Event of Default has occurred and is then continuing, Prologis’ approval, which approval (in either case) shall not be unreasonably withheld or delayed.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.  For gross negligence or willful misconduct, as determined by all the Lenders (excluding for such determination Administrative Agent in its capacity as a Lender, as applicable), or if Administrative Agent becomes a Defaulting Lender (as determined by the Majority Lenders other than Administrative Agent in its capacity as a Lender, and Prologis), Administrative Agent may be removed at any time by giving at least 30 Business Days’ prior written notice to Administrative Agent and Prologis.  Such resignation or removal shall take effect upon the acceptance of appointment by a successor Administrative Agent in accordance with the provisions of this Section 7.8.

Section 7.9 Consents and Approvals.  All communications from Administrative Agent to the Lenders requesting the Lenders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by a Borrower or any Guarantor in respect of the matter or issue to be resolved, (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof, and (v) shall include the following clause in capital letters, “FAILURE TO RESPOND TO THIS NOTICE WITHIN THE LENDER REPLY PERIOD SHALL BE DEEMED CONSENT TO THE RECOMMENDATION SET FORTH HEREIN”.  Each Lender shall reply promptly, but in any event within ten Business Days after receipt of the request therefor from Administrative Agent (the “Lender Reply Period”).  Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination.  With respect to decisions requiring the approval of the Majority Lenders or all the Lenders, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Lenders and upon receiving the required approval or consent (or deemed approval or consent, as the case may be) shall follow the course of action or determination of the Majority Lenders or all the Lenders (and each non-responding Lender shall be deemed to have concurred with such recommended course of action), as the case may be.

Section 7.10 Cooperation with Asset Liquidation Plan Amendments.  Each Qualified Borrower that is a TMK (“TMK Qualified Borrower”) may be required from time to time to amend its Asset Liquidation Plan as a result of (i) certain of its actions taken in accordance with, or not prohibited by, this Agreement, (ii) its status as a Qualified Borrower under this

Agreement, or (iii) certain actions to be taken by such TMK Qualified Borrower in connection with any indebtedness to be obtained by such TMK Qualified Borrower, provided such indebtedness does not violate this Agreement (“TMK Permitted  Indebtedness”).  Administrative Agent and each of the Lenders acknowledges the foregoing and hereby consents to any amendment to each TMK Qualified Borrower’s Asset Liquidation Plan that is required as a result of (i) such TMK’s respective actions taken in accordance with, or not prohibited by, this Agreement, (ii) its status as a Qualified Borrower under this Agreement, or (iii) such TMK Qualified Borrower’s actions to be taken in accordance with a TMK Permitted Indebtedness, except to the extent any such amendment materially adversely affects the rights and/or remedies of any such Lender hereunder.  Administrative Agent and each of the Lenders shall reasonably cooperate with any TMK Qualified Borrower, at such TMK Qualified Borrower’s sole cost and expense, in amending its Asset Liquidation Plan and timely provide any TMK Qualified Borrower with such executed consents, acknowledgments of notice or other documents as such TMK Qualified Borrower may reasonably request or as may be required by the applicable Japanese governmental authorities to so amend its Asset Liquidation Plan.  In furtherance of the foregoing, each Lender shall execute and deliver to Administrative Agent 20 originals of the “Prior Consent Concerning Amendment to Asset Liquidation Plan” in the form of Exhibit C (the “Consents”) within five Business Days after a TMK Qualified Borrower has been added as a Qualified Borrower pursuant to Section 2.17, and the Lenders hereby authorize Administrative Agent to complete one or more of such Consents and deliver the same in the event any TMK Qualified Borrower seeks to amend its Asset Liquidation Plan in accordance with this Section 7.10, provided that any action described in such Consent must not violate this Agreement.  Within ten days of the request of Administrative Agent during the Term, each Lender shall promptly execute and deliver such additional Consents as may be so requested and necessary for the purposes set forth in this Section 7.10.  Notwithstanding the foregoing, if such amendment is immaterial as set forth in Article 151, Section 3, Item 1 of the TMK Law, no consent of Administrative Agent nor of any Lender shall be required.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

Section 8.1 Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for any Yen LIBOR Borrowing, Administrative Agent determines in good faith that deposits in Yen (in the applicable amounts) are not being offered in the relevant market for such Interest Period, Administrative Agent shall forthwith give notice thereof to Prologis and the Lenders, whereupon until Administrative Agent notifies Prologis and the Lenders that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Yen LIBOR Loans shall be suspended.  In such event, unless the applicable Borrower notifies Administrative Agent on or before the second Business Day before, but excluding, the date of any Yen LIBOR Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing (unless any Lender has previously advised Administrative Agent and the Borrowers that it is unable to make a Base Rate Loan and such notice has not been withdrawn, in which event Administrative Agent shall determine in good faith the appropriate rate of interest after consultation with the applicable Borrower and such Lender).

If, at any time, the obligations of the Lenders to make Yen LIBOR Loans shall be suspended pursuant to the terms of this Section 8.1, with respect to any Lender that has previously notified Administrative Agent and the Borrowers that it is unable to make a Base Rate Loan which notice has not been withdrawn, Prologis shall have the right, upon five Business Days’ notice to Administrative Agent, to either (x) cause a bank, reasonably acceptable to Administrative Agent, to offer to purchase the Commitments of such Lender for an amount equal to such Lender’s outstanding Loans and to become a Lender hereunder, or to obtain the agreement of one or more existing Lenders to offer to purchase the Commitments of such Lender for such amount, which offer such Lender is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Lender, together with interest and all other amounts due thereon, upon which event, such Lender’s Commitment shall be deemed to be canceled pursuant to Section 2.9(d).

Section 8.2 Illegality.  If, on or after the date of this Agreement, the adoption of any applicable Law, rule or regulation, or any change in any applicable Law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency shall make it unlawful for any Lender (or its Lending Office) (x) to make, maintain or fund its Yen LIBOR Loans, or (y) to participate in any Letter of Credit issued by the Fronting Lender, or, with respect to the Fronting Lender, to issue a Letter of Credit, Administrative Agent shall forthwith give notice thereof to the other Lenders and the Loan Parties, whereupon until such Lender notifies the Loan Parties and Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender in the case of the event described in clause (x) above to make Yen LIBOR Loans, or in the case of the event described in clause (y) above, to participate in any Letter of Credit issued by the Fronting Lender or, with respect to the Fronting Lender, to issue any Letter of Credit, shall be suspended.  With respect to Yen LIBOR Loans, before giving any notice to Administrative Agent pursuant to this Section, such Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Yen LIBOR Loans to maturity and shall so specify in such notice, the applicable Borrower shall be deemed to have delivered a Notice of Interest Rate Election and such Yen LIBOR Loan shall be converted as of such date to a Base Rate Loan (without payment of any amounts that such Borrower would otherwise be obligated to pay pursuant to Section 2.11 hereof with respect to Loans converted pursuant to this Section 8.2) in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related Yen LIBOR Loans of the other Lenders), and such Lender shall make such a Base Rate Loan (unless such Lender has previously advised Administrative Agent and Borrower that it is unable to make a Base Rate Loan, in which event Administrative Agent shall determine in good faith the appropriate rate of interest for such Loans after consultation with the Borrower and such Lender).

If at any time, it shall be unlawful for any Lender to make, maintain or fund its Yen LIBOR Loans, Prologis shall have the right, upon five Business Days’ notice to Administrative

Agent, to either (x) cause a bank, reasonably acceptable to Administrative Agent, to offer to purchase the Commitments of such Lender for an amount equal to such Lender’s outstanding Loans, together with accrued and unpaid interest thereon, and to become a Lender hereunder, or obtain the agreement of one or more existing Lenders to offer to purchase the Commitments of such Lender for such amount, which offer such Lender is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Lender, together with interest due thereon and any fees due hereunder, upon which event, such Lender’s Commitments shall be deemed to be canceled pursuant to Section 2.9(d).

Section 8.3 Increased Cost and Reduced Return.

(a) If any Change in Law shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Japanese Central Bank), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition materially more burdensome in nature, extent or consequence than those in existence as of the Effective Date affecting such Lender’s Yen LIBOR Loans, its Note, or its obligation to make Yen LIBOR Loans, and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Yen LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under its Note with respect to such Yen LIBOR Loans, by an amount deemed by such Lender to be material, then, subject to the provisions of Section 8.4 (which shall be controlling with respect to matters covered thereby), within 15 days after demand by such Lender (with a copy to Administrative Agent), each Borrower shall pay to such Lender such additional amount or amounts attributable to the Yen LIBOR Loans made to such Borrower (based upon a reasonable allocation thereof by such Lender to the Yen LIBOR Loans made by such Lender hereunder) as will compensate such Lender for such increased cost or reduction to the extent such Lender generally imposes such additional amounts on other borrowers of such Lender in similar circumstances.

(b) If any Lender shall have reasonably determined that any Change in Law has or would have the effect of reducing the rate of return on capital of such Lender (or its Lender Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Lender Parent) could have achieved but for such Change in Law by an amount reasonably deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to Administrative Agent), each Borrower shall pay to such Lender such additional amount or amounts attributable to the Yen LIBOR Loans made to such Borrower as will compensate such Lender (or its Lender Parent) for such reduction to the extent such Lender generally imposes such additional amounts on other borrowers of such Lender in similar circumstances.

(c) Each Lender will promptly notify Prologis and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall fail to notify Prologis of any such event within 90 days following the end of the month during which such event occurred, then the applicable Borrower’s and Guarantor’s liability for any amounts described in this Section incurred by such Lender as a result of such event shall be limited to those attributable to the period occurring subsequent to the 90th day prior to, but excluding, the date upon which such Lender actually notified Prologis of the occurrence of such event.  A certificate of any Lender claiming compensation under this Section and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) If at any time, any Lender shall be owed amounts pursuant to this Section 8.3, Prologis shall have the right, upon five Business Days’ notice to Administrative Agent to either (x) cause a bank, reasonably acceptable to Administrative Agent, to offer to purchase the Commitments of such Lender for an amount equal to such Lender’s outstanding Loans and to become a Lender hereunder, or to obtain the agreement of one or more existing Lenders to offer to purchase the Commitments of such Lender for such amount, which offer such Lender is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Lender, together with interest and all other amounts due thereon, upon which event, such Lender’s Commitment shall be deemed to be canceled pursuant to Section 2.9(d).

Section 8.4 Taxes.

(a) Any payments by any Loan Party to or for the account of any Lender or Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for Taxes, excluding, (w) in the case of each Lender and Administrative Agent, taxes imposed on or measured by its overall income (however denominated), and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or Administrative Agent (as the case may be) is organized, in which its principal office, or, in the case of a Lender, its Lending Office, is located, in which it is otherwise conducting business and subject to such taxes or, or by any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such Lender or Administrative Agent and such other jurisdiction or by the United States, (x) withholding Taxes imposed on payments to or for the account of any Lender or Administrative Agent that does not maintain a permanent establishment in Japan for purposes of Japanese income tax law, (y) Taxes attributable to any Lender or Administrative Agent’s failure to comply with Sections 8.4(f), (g), (h) or (i), and (z) any Taxes imposed under FATCA (all such excluded Taxes, “Excluded Taxes” and all such non-excluded Taxes imposed on any payment hereunder or under any other Loan Document being hereinafter referred to as “Non-Excluded Taxes”).  If a Loan Party shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.4) such Lender, the Fronting Lender or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Party shall make such deductions, (iii) the Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law and (iv) the Loan Party shall furnish to Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note made by such Borrower or any Letter of Credit issued for the account of such Borrower or from the execution or delivery of, or otherwise with respect to, this Agreement, any Note made by such Borrower or any Letter of Credit issued for the account of such Borrower (hereinafter referred to as “Other Taxes”).

(c) In the event that Non-Excluded Taxes not imposed on the Closing Date are imposed, or Non-Excluded Taxes imposed on the Closing Date increase, the applicable Lender shall notify Administrative Agent and the Loan Parties of such event in writing within a reasonable period following receipt of knowledge thereof.  If such Lender shall fail to notify the Loan Parties of any such event within 90 days following the end of the month during which such event occurred, then such Loan Party’s liability for such additional Non-Excluded Taxes incurred by such Lender as a result of such event (including payment of a make-whole amount under Section 8.4(a)(i)) shall be limited to such Non-Excluded Taxes attributable to the period occurring subsequent to the 90th day prior to, but excluding, the date upon which such Lender actually notified the Loan Parties of the occurrence of such event.

(d) Each Borrower agrees to indemnify each Lender, the Fronting Lender and Administrative Agent for the full amount of Non-Excluded Taxes or Other Taxes for which such Borrower is liable under this Section 8.4 (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Lender, the Fronting Lender or Administrative Agent (as the case may be) and, so long as such Lender, the Fronting Lender or Administrative Agent has promptly paid any such Non-Excluded Taxes or Other Taxes, any liability for penalties and interest arising therefrom or with respect thereto.  This indemnification shall be made within 15 days from the date such Lender, the Fronting Lender or Administrative Agent (as the case may be) makes written demand therefor stating the amount of such Non-Excluded Taxes or Other Taxes and setting forth in reasonable detail the basis for such Taxes.

(e) Each Tranche A Lender confirms to Administrative Agent and to each Loan Party (on the date hereof or, in the case of a Tranche A Lender that becomes a party hereto pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective) that it is a Qualified Institutional Investor.  Each Tranche B Lender confirms to Administrative Agent and to each Loan Party (on the date hereof or, in the case of a Tranche B Lender that becomes a party hereto pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective) that it is a Non-QII Lender.  Each Lender shall promptly notify Administrative Agent and each Loan Party if there is any change in its status as a Qualified Institutional Investor or a Non-QII Lender, as applicable.

(f) Each Lender will promptly on request by any Borrower incorporated under the laws of Japan or borrowing through its registered branch in Japan take all reasonable steps (if any) required to be taken to establish entitlement to exemption or reduced rate of withholding for such Borrower from withholding under any applicable Japanese laws and any applicable double tax treaty, including satisfying any reasonable information, reporting or other requirement and completion and filing of relevant forms, claims, declarations and similar documents and shall provide such Borrower with copies of all forms, claims, declarations and similar documents filed for such purpose.

(g) Each Lender represents and warrants (such Lender’s “Exemption Representation”) to the Borrowers that, as of the date of this Agreement or, in the case of a Person that becomes a Lender after the Closing Date, as of the date such Person becomes a party hereto, except as specified in writing to Administrative Agent and Prologis prior to the date of the applicable Exemption Representation, it is entitled to receive payments from each Borrower without any reduction or withholding in respect of any Non-Excluded Taxes or Other Taxes and without any amount being required to be paid by any applicable Borrower pursuant to Section 8.4(a).

Notwithstanding any other provision of this Agreement, no Borrower shall be obligated to pay any amount under this Section 8.4 to, or for the benefit of, any Lender to the extent that such amount would not have been required to be paid if (i) such Lender’s Exemption Representation had been accurate or (ii) such Lender had complied with its obligations under Section 8.4.

(h) Each Lender that is established under the laws of a jurisdiction other than Japan and that is acting hereunder through a Lending Office in Japan agrees that it shall, if necessary, from time to time obtain from the relevant tax authorities a certificate certifying that such payment constitutes domestic source income (as provided for in Article 180 of the Income Tax Law (Law No. 33, 1965)) and deliver such certificate to each Borrower as required by Article 180, unless prevented from so doing as a result of the introduction of, or any change in, or any change in the interpretation or the application of, any Law or regulation or as a result of compliance with any Law or regulation made after the date of this Agreement.  Upon reasonable demand by any Loan Party to Administrative Agent or any Lender, Administrative Agent or Lender, as the case may be, shall deliver to the Loan Party, or to such government or taxing authority as the Loan Party may reasonably direct, any form or document that may be required or reasonably requested in writing in order to allow the Loan Party to make a payment to or for the account of such Lender or Administrative Agent hereunder or under any other Loan Document without any deduction or withholding for or on account of any Non-Excluded Taxes or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to the Loan Party making such demand and to be executed and to be delivered with any reasonably required certification.  In addition, any Lender, if reasonably requested by the Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or Administrative Agent as will enable the Borrower or Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements and to allow the Borrower and Administrative Agent to comply with any information reporting requirements to which they are subject.

(i) If a payment by Borrower to a Lender would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by either the Borrower or Administrative Agent, such documentation prescribed by applicable Law (including an IRS Form W-8BEN-E or as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by either the Borrower or Administrative Agent, as applicable, as may be necessary for either the Borrower or Administrative Agent, as applicable, to comply with its obligations under FATCA, to determine that such Non-U.S. Lender has complied with such Non-U.S. Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment pursuant to FATCA.

(j) If any documentation provided pursuant to paragraph (h) of this Section 8.4 expires or becomes materially inaccurate, the relevant Lender shall promptly provide updated documentation to the relevant Borrower or Administrative Agent.

(k) Administrative Agent and each Borrower may rely on any documentation it receives from any other Lender pursuant to paragraph (h) above without further verification and is not liable for any action it takes under or in connection with paragraph (h) above for purposes of complying with FATCA.

(l) For any period with respect to which a Lender has failed to provide any Borrower with the appropriate form pursuant to Section 8.4(f), Section 8.4(h) or Section 8.4(i) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to any make-whole amount under Section 8.4(a)(i) nor indemnification under Section 8.4(d) with respect to Non-Excluded Taxes; provided that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, such Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes so long as such Borrower shall incur no cost or liability as a result thereof.

(m) If any Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 8.4, then such Lender will change the jurisdiction of its Lending Office so as to eliminate or reduce any such additional payment that may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(n) If Administrative Agent or Lender determines, in its reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid any make-whole amounts pursuant to Section 8.4(a)(i), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or make-whole amounts paid, by the Borrower under this Section 8.4 with respect to the Non-Excluded Taxes and Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund).

(o) If at any time, any Lender shall be owed amounts pursuant to this Section 8.4, Prologis shall have the right, upon five Business Day’s notice to Administrative Agent to either (x) cause a bank, reasonably acceptable to Administrative Agent, to offer to purchase the Commitments of such Lender for an amount equal to such Lender’s outstanding Loans, and to become a Lender hereunder, or to obtain the agreement of one or more existing Lenders to offer to purchase the Commitments of such Lender for such amount, which offer such Lender is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Lender, together with interest and all other amounts due thereon, upon which event, such Lender’s Commitment shall be deemed to be canceled pursuant to Section 2.9(d).

Section 8.5 Base Rate Loans Substituted for Affected Yen LIBOR Loans.  If (i) the obligation of any Lender to make Yen LIBOR Loans has been suspended pursuant to Section 8.2 or (ii) any Lender has demanded compensation under Section 8.3 or 8.4 with respect to its Yen LIBOR Loans and any Borrower shall, by at least five Business Days’ prior notice to such Lender through Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies such Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a) such Borrower shall be deemed to have delivered a Notice of Interest Rate Election with respect to such affected Yen LIBOR Loans and thereafter all Loans which would otherwise be made by such Lender to such Borrower as Yen LIBOR Loans shall be made instead as Base Rate Loans (unless such Lender has previously advised Administrative Agent and Borrower that it is unable to make a Base Rate Loan, in which event Administrative Agent shall determine in good faith the appropriate rate of interest for such Loans after consultation with the Borrower and such Lender);

(b) after each of its Yen LIBOR Loans has been repaid, all payments of principal which would otherwise be applied to repay such Yen LIBOR Loans shall be applied to repay its Base Rate Loans instead (and after each of its Base Rate Loans has been repaid, all payments of principal shall be applied to repay any remaining outstanding Loans); and

(c) such Borrower will not be required to make any payment that would otherwise be required by Section 2.11 with respect to such Yen LIBOR Loans converted to Base Rate Loans (or other Loans) pursuant to clause (a) above.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission followed by telephonic confirmation or similar writing) and shall be given to such party: (x) in the case of each of the Loan Parties, to Prologis at its address, telex number or facsimile number set forth on Exhibit D, (y) in the case of Administrative Agent, at its address, telex number or facsimile number set forth on Exhibit D, or (z) in the case of any Lender, at its address, telex number or facsimile number set forth in its Administrative Questionnaire.  Administrative Agent agrees to provide Prologis with the address, telex number or facsimile number for each Lender.  Each such notice, request or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the telex number or facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 48 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to Administrative Agent under Article II or Article VIII shall not be effective until received.

Section 9.2 No Waivers.  No failure or delay by Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.3 Expenses; Indemnification.

(a) The Guarantors and, in the case of clause (iii) below, each Loan Party (provided each Borrower shall only be liable for the enforcement costs incurred with respect to the Loan Documents to which such Borrower is a party, and provided, further, the Guarantors shall be liable for all enforcement costs incurred with respect to all of the Loan Documents) shall pay within 30 days after written notice from Administrative Agent, (i) all reasonable and documented out-of-pocket costs and expenses of Administrative Agent (including reasonable and documented fees and disbursements of special counsel Milbank, Tweed, Hadley & McCloy LLP and Mori Hamada & Matsumoto), in connection with the preparation of this Agreement, the Loan Documents and the documents and instruments referred to therein, and any waiver or consent hereunder or any amendment hereof or any Default or Event of Default or alleged Default or Event of Default hereunder, (ii) all reasonable and documented fees and disbursements of special counsel in connection with the syndication of the Loans, and (iii) if an Event of Default occurs, all reasonable and documented out-of-pocket expenses incurred by Administrative Agent and each Lender, including reasonable and documented fees and disbursements of counsel for Administrative Agent and each of the Lenders, in connection with the enforcement of the Loan Documents, including the Notes and any other instruments referred to therein, and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided that the attorneys’ fees and disbursements for which any Loan Party is obligated under this subsection (a)(iii) shall be limited to the reasonable and documented non-duplicative fees and disbursements of (A) counsel for Administrative Agent and (B) counsel for all of the Lenders as a group; and provided, further, that all other costs and expenses for which any Loan Party is obligated under this subsection (a)(iii) shall be limited to the reasonable and documented non-duplicative costs and expenses of Administrative Agent.  For purposes of this Section 9.3(a)(iii), (1) counsel for Administrative Agent shall mean a single outside law firm representing Administrative Agent and (2) counsel for all of the Lenders as a group shall mean a single outside law firm representing such Lenders as a group (which law firm may or may not be the same law firm representing Administrative Agent).

(b) Each Borrower agrees to indemnify Administrative Agent and each Lender, their respective Affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any liabilities, losses, damages, costs and expenses of any kind, including the reasonable and documented fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, and (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any Eligible Affiliate, or any Environmental Liability related in any way to any Borrower or any Eligible Affiliates, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement, (b) incurred solely by reason of the gross negligence, willful misconduct bad faith or fraud of any Indemnitee as finally determined by a court of competent jurisdiction, (c) arising from violations of Environmental Laws relating to a Property which are caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such Property or (d) owing by such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents. In addition, the indemnification set forth in this Section 9.3(b) in favor of any director, officer, agent or employee of Administrative Agent or any Lender shall be solely in their respective capacities as such director, officer, agent or employee.  Each Borrower’s obligations under this Section shall survive the termination of this Agreement, the release of a Qualified Borrower pursuant to Section 2.17 and the payment of the Obligations.  Without limitation of the other provisions of this Section 9.3, each Borrower shall indemnify and hold each of Administrative Agent and the Lenders free and harmless from and against all losses, costs (including reasonable and documented attorneys’ fees and expenses), expenses, taxes, and damages (including consequential damages) that Administrative Agent and the Lenders may suffer or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in Administrative Agent’s reasonable judgment by reason of the inaccuracy of the representations and warranties of such Borrower and/or any Guarantor.

Section 9.4 Sharing of Set-Offs.  In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, but subject to the prior consent of Administrative Agent, which consent shall not be unreasonably withheld, to set off and to appropriate and apply any deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Lender (including by branches and agencies of such Lender wherever located) to or for the credit or the account of, any Loan Party against and on account of the Obligations of any Loan Party then due and payable to such Lender under this Agreement or under any of the other Loan Documents, including all interests in Obligations purchased by such Lender (provided that with respect to any Borrower Event of Default, each Lender shall have the right to exercise any or all of the foregoing rights only with respect to the defaulting Borrower and the Obligations of such defaulting Borrower).  Each Lender agrees that if it shall by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it or Letter of Credit participated in by it or, in the case of the Fronting Lender, Letter of Credit issued by it (other than with respect to any cash collateral obtained by such Fronting Lender in connection with arrangements made to address the risk with respect to a Defaulting Lender), which is greater than the proportion received by any other Lender or Letter of Credit issued or participated in by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Lenders or Letter of Credit issued or participated in by such other Lender shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Loans and to apply the amount subject to such exercise to the payment of indebtedness of any Loan Party other than its indebtedness under the Notes, the Guaranty or the Letters of Credit.  Each Loan Party agrees, to the fullest extent it may effectively do so under applicable Law, that any holder of a participation in a Note or a Letter of Credit, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Loan Party in the amount of such participation.  Notwithstanding anything to the contrary contained herein, any Lender may, by separate agreement with a Loan Party, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Lender under this Section 9.4.

Section 9.5 Amendments and Waivers.

(a) Except as otherwise provided below in this Section 9.5, any provision of this Agreement or the Notes or the Letters of Credit or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Prologis or the applicable Loan Party, as the case may be, and the Majority Lenders (and, if the rights or duties of Administrative Agent or the Fronting Lender in their capacity as Administrative Agent or the Fronting Lender, as applicable, including those set forth in Section 9.15, are affected thereby, by Administrative Agent or the Fronting Lender, as applicable); provided that no amendment or waiver with respect to this Agreement, the Notes, the Letters of Credit or any other Loan Documents shall, unless signed by all Lenders affected thereby, increase or decrease the Commitment of such Lender (except for a ratable decrease in the Commitments of all Lenders) or subject such Lender to any additional obligation; provided further that no amendment or waiver with respect to this Agreement, the Notes, the Letters of Credit or any other Loan Document shall, unless signed by all Lenders, (i) reduce the principal of or rate of interest on any Loan or any fees hereunder, (ii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (iv) release the Guaranty or (v) modify the provisions of this Section 9.5.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, nor the principal amount of the Loans owed to such Lender reduced, or the final maturity thereof extended, nor this sentence amended, in each case, without the consent of such Lender.

(b) The provisions in Section 4.1 (other than Sections 4.1(p) and (q)), Article V (other than Sections 5.1(c), 5.9(b) and 5.15), and Section 6.1 contain essentially the same provisions with respect to General Partner and, to the extent applicable, Prologis as those contained in the corresponding representations, warranties, covenants and events of default in each of the Prologis Credit Agreements (as defined below) (the “Conforming Provisions”).  In the event that either Guarantor, Administrative Agent and/or one or more administrative agents under any of the Prologis Credit Agreements propose to modify, waive or restate, or request a consent or approval with respect to, any of the Conforming Provisions (and/or any related definition) in any Prologis Credit Agreement in writing (which may include a written waiver of an existing actual or potential Default or Event of Default that is intended to be eliminated by such modification, restatement or waiver) (each, a “Modification”), and either Guarantor requests corresponding changes to this Agreement, then any such Modifications shall be subject to the approval of the Requisite Lenders (as defined below) and, simultaneously with approval of such Modifications by the Requisite Lenders, this Agreement shall be deemed modified or restated, or such waiver, consent or approval shall be deemed granted, in a manner consistent with such approved Modifications; provided that all the Lenders shall have received notice of any such proposed Modification, together with reasonable time to respond thereto.  If requested by a Guarantor or Administrative Agent, Prologis, Administrative Agent and each Lender shall execute and deliver a written amendment to, restatement of, or waiver, consent or approval, as applicable, under this Agreement memorializing such modification, restatement, waiver, consent or approval.  Notwithstanding the foregoing, however, nothing in this Section 9.5(b) shall be deemed to affect the rights of each Lender under the proviso of Section 9.5(a) and no Modification shall be deemed to effect a change to the provisions referred to therein without the consent of the parties required thereby.  In addition, the Guarantors will be obligated to pay to Administrative Agent and the Lenders fees calculated in the same manner as any fees that Guarantors pay to the agents and the lenders under the other Prologis Credit Agreements in connection with any such approved Modification (excluding any up-front fee, extension fee, or other similar fees paid in connection with an increase in the commitment amount under or an extension of the term of the applicable Prologis Credit Agreement except to the extent that the commitment hereunder is increased or the term hereof is extended).  For the purposes of this Section 9.5(b), “Prologis Credit Agreements” means (i) this Agreement, (ii) the Global Credit Agreement and (iii) any other credit agreement or loan agreement under which General Partner or Prologis is a borrower or guarantor, which contains any financial covenants applicable to General Partner and/or Prologis that are substantially similar to the financial covenants set forth in the Global Credit Agreement to the extent, and for so long as, General Partner designates such credit agreement or loan agreement as a Prologis Credit Agreement (provided that General Partner may revoke any such designation at any time in its sole discretion).  For the avoidance of doubt, the term “Prologis Credit Agreements” shall also include any refinancing or replacement of the foregoing agreements to the extent the representations, warranties, covenants and events of default are substantially similar to those included in the applicable Prologis Credit Agreement being refinanced or replaced.  As used in this Section 9.5(b), “Requisite Lenders” means, at any time, lenders (including the Lenders) having at least 51% of the aggregate amount of (i) all commitments under any Prologis Credit Agreement with respect to which the commitments of the lenders thereunder are still in effect, and (ii) the aggregate unpaid principal amount of the loans outstanding under any Prologis Credit Agreement with respect to which the commitments of the lenders thereunder are no longer in effect.  For purposes of calculating the Requisite Lenders, (x) in the case of swingline loans, the amount of each lender’s funded participation interest in such swingline loans shall be considered as if it were a direct loan and not a participation interest, and the aggregate amount of swingline loans owing to the swingline lender shall be considered as reduced by the amount of such funded participation interests, and (y) in the case of letters of credit, the amount of each lender’s participation in any such letter of credit shall be considered as if it were a direct loan from such lender.

(c) Notwithstanding any other provision of this Agreement, Prologis and Administrative Agent may, without the consent of any other Lender Party, enter into such amendments to any provision of this Agreement or any other Loan Document as Administrative Agent may, in its reasonable opinion, determine to be necessary or appropriate to correct any ambiguity, omission or error herein, and, upon execution thereof by Prologis and Administrative Agent, any such amendment shall be binding on all of the parties hereto.

(d) Notwithstanding any other provision of this Agreement (and without limiting the foregoing provisions of this Section 9.5), Prologis may, by written notice to Administrative Agent (which shall forward such notice to all Lenders) make an offer (a “Loan Modification Offer”) to all Lenders to make one or more amendments or modifications to allow the maturity of the Loans and/or Commitments of the Accepting Lenders (as defined below) to be extended and, in connection with such extension, to (i)  increase the Applicable Margin and/or fees payable with respect to the applicable Loans and/or the Commitments of the Accepting Lenders and/or the payment of additional fees or other consideration to the Accepting Lenders and/or (ii) change such additional terms and conditions of this Agreement solely as applicable to the Accepting Lenders (such additional changed terms and conditions (to the extent not otherwise approved by the requisite Lenders under the other applicable provisions of this Section 9.5) to be effective only during the period following the original maturity date) (collectively, “Permitted Amendments”) pursuant to procedures reasonably acceptable to each of Prologis and  Administrative Agent.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendments are requested to become effective (which shall not be less than 15 days nor more than 90 days after the date of such notice).  Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lenders, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made.  Prologis, each Accepting Lender and Administrative Agent shall enter into a loan modification agreement (the “Loan Modification Agreement”) and such other documentation as Administrative Agent shall reasonably specify to evidence (x) the acceptance of the Permitted Amendments and the terms and conditions thereof and (y) the authorization of Prologis to enter into and perform its obligations under the Loan Modification Agreement.  Administrative Agent shall promptly notify each Lender as to the effectiveness of any Loan Modification Agreement.  Each party hereto agrees that, upon the effectiveness of a Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made.  Prologis may effectuate no more than two Loan Modification Agreements during the term of this Agreement.

Section 9.6 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Loan Parties may not assign or otherwise transfer any of their rights under this Agreement or the other Loan Documents without the prior written consent of all Lenders and Administrative Agent and a Lender may not assign or otherwise transfer any of its interest under this Agreement except as permitted in subsection (b) and (c) of this Section 9.6.

(b) Prior to the occurrence of a Guarantor Event of Default, (i) any Tranche A Lender may at any time, grant to an existing Tranche A Lender or one or more banks, finance companies, insurance companies or other financial institutions that are Qualified Institutional Investors (a “Participant”) and (ii) any Tranche B Lender may at any time grant to any existing Lender or one or more banks, finance companies, insurance companies or other financial institutions (also a “Participant”), in each case in minimum amounts of not less than JPY 350,000,000 (or any lesser amount in the case of participations to an existing Lender) participating interests in its Commitment or any or all of its Loans. After the occurrence and during the continuance of a Guarantor Event of Default, any Lender may at any time grant to any Person in any amount (also a “Participant”), participating interests in its Commitment or any or all of its Loans.  Any participation granted during the continuation of a Guarantor Event of Default shall not be affected by the subsequent cure of such Guarantor Event of Default.  In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Loan Parties and Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Loan Parties and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Loan Parties hereunder, including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv) or (v) of Section 9.5(a) without the consent of the Participant.  The Loan Parties agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest.  Each Lender that sells a participation  agrees to be responsible for withholding any Taxes from payments to such Participant to the extent such withholding is required by law. Such Lender shall, acting solely for this purpose as an agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent shall not have any responsibility for maintaining a Participant Register.

(c) Any Tranche A Lender may at any time assign to a Qualified Institutional Investor that is a Qualified Institution, and any Tranche B Lender may at any time assign to a Qualified Institution (in each case, an “Assignee”) (i) prior to the occurrence of a Guarantor Event of Default, in minimum amounts of not less than JPY 350,000,000 and integral multiples of JPY 1,000,000 thereafter (or any lesser amount in the case of assignments to an existing Lender) and (ii) after the occurrence and during the continuance of a Guarantor Event of Default, in any amount, all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to a Transfer Supplement in substantially the form of Exhibit E executed by such Assignee and such transferor Lender; provided that such assignment shall be subject to Administrative Agent’s, the Fronting Lender’s and, if no Guarantor Event of Default shall have occurred and be continuing, Prologis’ consent, which consents shall not be unreasonably withheld or delayed, except that Prologis’ consent shall not be required if an Assignee is an Affiliate of such transferor Lender (unless such transferor Lender is a Defaulting Lender) or was a Lender (unless such Lender is a Defaulting Lender) immediately prior to such assignment.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and no further consent or action by any party shall be required and the transferor Lender shall be released from its obligations hereunder to a corresponding extent.  Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, Administrative Agent and each Borrower shall make appropriate arrangements so that, if required and in accordance with Section 2.4 hereof, a new Note is issued to the Assignee.  In connection with any such assignment (other than an assignment by a Lender to an Affiliate), the transferor Lender shall pay to Administrative Agent an administrative fee for processing such assignment in the amount of US$3,500.  If the Assignee is established under the laws of a jurisdiction other than Japan and is acting hereunder through a Lending Office in Japan, it shall deliver to Prologis and Administrative Agent a certificate from the relevant tax authorities certifying that any payments by a Loan Party to or for the account of the Assignee constitutes domestic source income (as provided for in Article 180 of the Income Tax Law (Law No. 33, 1965)) in accordance with Section 8.4.  Any assignment made during the continuation of a Guarantor Event of Default shall not be affected by any subsequent cure of such Guarantor Event of Default.

(d) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with Prologis’ prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Lender to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(e) No Assignee of any rights and obligations under this Agreement shall be permitted to further assign less than all of such rights and obligations.  No participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.

(f) Anything in this Agreement to the contrary notwithstanding, so long as no Guarantor Event of Default shall have occurred and be continuing, no Lender shall be permitted to enter into an assignment of, or sell a participation interest in, its rights and obligations hereunder which would result in such Lender holding a Commitment without participants of less than JPY 350,000,000 unless as a result of a cancellation or reduction of the aggregate Commitments (or in the case of Administrative Agent, less than the Commitment of any other Lender); provided that no Lender shall be prohibited from assigning its entire Commitment so long as such assignment is otherwise permitted under this Section 9.6.

(g) Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at its Lending Office a copy of each Transfer Supplement delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Loans and obligations related to Letter of Credit Usage owing to, each Lender pursuant to the terms hereof from time to time (each, a “Register”).  The entries in each Register shall be conclusive absent manifest error, and Borrowers, Administrative Agent, and Lenders may treat each Person whose name is recorded in a Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Each Register shall be available for inspection by any party to this Agreement at any reasonable time and from time to time upon reasonable prior notice.

(h) Any Lender may at any time pledge or assign a security interest in any of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or the central bank of any other country in which such Lender is organized; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute such pledgee or assignee for such Lender as a party hereto.

Section 9.7 Collateral.  Each of the Lenders represents to Administrative Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U issued by the Board of Governors of the Federal Reserve System of the United States) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.8 Governing Law; Submission to Jurisdiction; Judgment Currency.  (a)  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

(b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York sitting in New York County or of the United States of

America for the Southern District of New York, and, by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof.  Each Loan Party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Loan Parties at its address set forth below or in the applicable Qualified Borrower Joinder Agreement.  Each Loan Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Nothing herein shall affect the right of Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

(c) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable Law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.

(d) The parties agree, to the fullest extent that they may effectively do so under applicable Law, that the obligations of the Loan Parties to make payments in any currency of the principal of and interest on the Loans of any Borrower and any other amounts due from each Loan Party hereunder to Administrative Agent as provided herein (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 9.8(c)), in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by Administrative Agent at its relevant office on behalf of the Lenders of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.

Section 9.9 Counterparts; Integration; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any prior agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective upon receipt by Administrative Agent and the Loan Parties of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).

Section 9.10 WAIVER OF JURY TRIAL.  EACH LOAN PARTY, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.11 Survival.  All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.

Section 9.12 Limitation of Liability.  No claim may be made by any Loan Party or any other Person acting by or through Borrower against Administrative Agent or any Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 9.13 Recourse Obligation.  This Agreement and the Obligations hereunder are fully recourse to the Loan Parties.  Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against any officer, director, shareholder or employee of any Loan Party or any general partner of any Loan Party (other than General Partner as the General Partner of Prologis), in each case except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee or such general partner.

Section 9.14 Confidentiality.  Administrative Agent and each Lender shall use reasonable efforts to assure that information about the Loan Parties and their Consolidated Subsidiaries and non-Consolidated Subsidiaries, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to Administrative Agent or any Lender pursuant to the provisions hereof or any other Loan Document is used only for the purposes of this Agreement and shall not be divulged to any Person other than Administrative Agent, the Lenders, and their Affiliates and respective officers, directors, employees and agents who are actively and directly participating in the evaluation, administration or enforcement of the Loans and other transactions between such Lender and the Loan Parties, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights and exercise of any remedies of Administrative Agent and the Lenders hereunder and under the other Loan Documents, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 9.6 hereof, who have agreed in writing to be bound by a confidentiality agreement substantially equivalent to the terms of this Section 9.14, and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over Administrative Agent or any Lender or by any applicable Law, rule, regulation or judicial process (but only to the extent not in violation, conflict or inconsistent with the applicable regulatory requirement, request, summons or subpoena); provided that in the event a Lender receives a summons or subpoena to disclose confidential information to any party, such Lender shall, if legally permitted, endeavor to notify Prologis thereof as soon as possible after receipt of such request, summons or subpoena and the Loan Parties shall be afforded an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Loan Parties and Administrative Agent may deem reasonable.

Section 9.15 Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.5.

(b) Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to Administrative Agent by such Defaulting Lender pursuant to Section 9.4), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Fronting Lender hereunder; third, if so determined by Administrative Agent or requested by the Fronting Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any applicable Letter of Credit; fourth, if Prologis so requests (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Prologis, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment on a pro rata basis of any amounts owing to any applicable Lenders and the Fronting Lender as a result of any judgment of a court of competent jurisdiction obtained by such Lender or the Fronting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment on a pro rata basis of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or Letter of Credit draw was made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and amounts owing in respect of such Letters of Credit owed to, all applicable non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loan of, or any such amounts owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 9.15(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents to the foregoing.

(c) such Defaulting Lender (x) shall be limited in its right to receive facility fees as provided in Section 2.7(a) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.7(b).

(d) During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to the terms hereof, the Pro Rata Share of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the unused Commitment of that non-Defaulting Lender.

(e) If Prologis, Administrative Agent and Fronting Lender agree in writing, each in their sole discretion, that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 9.15(d)), whereupon that Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that, subject to Section 9.20 and except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(f) Upon any determination by Administrative Agent that any Lender constitutes a Defaulting Lender, Administrative Agent shall promptly provide Prologis with notice of such determination; provided that any failure to so notify Prologis of such determination shall not have any effect on the status of such Lender as a Defaulting Lender.

(g) Without limitation of any other provision of this Agreement, each Lender hereby irrevocably appoints Administrative Agent and its officers and agents, until the expiration of the Term, as such Lender’s true and lawful attorney-in-fact (which appointment is coupled with an interest and is irrevocable), with full power of substitution, to, after any Lender has become a Defaulting Lender, sign the name of such Defaulting Lender on any Consent and to deliver such Consent to any Qualified Borrower that is a TMK if such Consent is required to be delivered pursuant to the terms of this Agreement.

Section 9.16 Lenders’ ERISA Covenant.  Each Lender, by its signature hereto or on the applicable Transfer Supplement, hereby agrees (a) that on the date any Loan is disbursed hereunder no portion of such Lender’s Pro Rata Share of such Loan will constitute “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 as modified by Section 3(42) of ERISA, and (b) that following such date such Lender shall not allocate such Lender’s Pro Rata Share of any Loan to an account of such Lender if such allocation (i) by itself would cause such Pro Rata Share of such Loan to then constitute “plan assets” (within the meaning of 29 C.F.R. § 2510.3-101 as modified by Section 3(42) of ERISA) and (ii) by itself would cause such Loan to constitute a prohibited transaction under ERISA or the Code (which is not exempt from the restrictions of Section 406 of ERISA and Section 4975 of the Code and the taxes and penalties imposed by Section 4975 of the Code and Section 502(i) of ERISA) or Administrative Agent or any Lender being deemed in violation of Section 404 of ERISA.

Section 9.17 Lender Ceasing to be a Qualified Institutional Investor.

(a) Each Tranche A Lender agrees that it shall immediately provide notice to Administrative Agent and Prologis upon its obtaining knowledge that it is not, or will cease to be, a Qualified Institutional Investor pursuant to the applicable laws of Japan.

(b) In the event that during the Term any Tranche A Lender ceases to be a Qualified Institutional Investor (such Lender, a “New Non-QII Lender”), (i) such New Non-QII Lender shall immediately provide notice thereof to Administrative Agent and Prologis (to the extent such New Non-QII Lender has not already provided such notice pursuant to Section 9.17(a) above) and (ii) regardless of whether such New Non-QII Lender has actually delivered any such notice to Administrative Agent and/or Prologis, Prologis shall have the option, in its sole discretion, to cause such New Non-QII Lender to assign to a Qualified Institution all of the New Non-QII Lender’s rights and obligations under this Agreement, the Notes and the other Loan Documents in accordance with Section 9.6(c), subject to the terms and conditions of Section 9.6, as applicable (and, if requested by Prologis, Administrative Agent shall use best efforts to find a Qualified Institution that is willing to accept such assignment).

(c) In the event Prologis is unable or elects not to cause the assignment of the New Non-QII Lender’s rights and obligations under this Agreement, the Notes and the other Loan Documents, and provided that the total unused amount of Commitments with respect to all of the Lenders other than the New Non-QII Lender exceeds the total outstanding Loans of the New Non-QII Lender as of such date, at Prologis’s option, in its sole discretion, each of the Borrowers shall be deemed to have made a Base Rate Borrowing for the amount of such unused Commitments necessary to pay in full the total outstanding Loans of the New Non-QII Lender (and each of the Borrowers shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 and all other conditions to such Borrowing shall be deemed waived or satisfied) (unless any Lender has previously advised Administrative Agent and such Borrower that it is unable to make a Base Rate Loan and such notice has not been withdrawn, in which event each of the Borrowers shall be deemed to have made a Yen LIBOR Borrowing with an Interest Period of seven days (provided if such Interest Period is not available from all Lenders, such Borrower shall be deemed to have elected an Interest Period of 30 days) for the amount of such unused Commitments necessary to pay in full the total outstanding Loans of the New Non-QII Lender (and each of the Borrowers shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 and all other conditions to such Borrowing shall be deemed waived or satisfied)).

Such Borrowings shall be used to pay the New Non-QII Lender’s Loans in full.  Upon payment in full of the Loans of the New Non-QII Lender, the New Non-QII Lender shall cease to be a Lender hereunder.

(d) Notwithstanding anything to the contrary contained herein, the Borrowers shall have the right at any time to pay in full the Loans of any New Non-QII Lender.

Section 9.18 USA Patriot Act.  Each Lender hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.

Section 9.19 Sanctions Representation by Lender Parties.  Each Lender Party (a) certifies to each Loan Party that it is not a Sanctioned Person and (b) agrees that if at any time it becomes a Sanctioned Person, it will promptly notify Prologis and Administrative Agent.

Section 9.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.21 Sanctioned Lenders.

(a) If any Lender is a Sanctioned Lender, Prologis shall have the right, upon five Business Days’ notice to Administrative Agent to either (x) cause a bank, reasonably acceptable to Administrative Agent, to offer to purchase the Loans of such Lender for an amount equal to such Lender’s outstanding Loans, and to become a Lender hereunder, or to obtain the agreement of one or more existing Lenders to offer to purchase the Loans of such Lender for such amount, which offer such Lender is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Lender, together with interest and all other amounts due thereon.

(b) Notwithstanding anything to the contrary herein, no Sanctioned Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (unless otherwise required by applicable Law) no Commitment of such Lender may be increased or extended, the principal amount of the Loans owed to such Lender may not be reduced, the final maturity of such Loans may not be extended and this clause (b) may not be amended, in each case, without the consent of such Lender.

(c) Notwithstanding any other provision of this Agreement, if it would be unlawful for the Borrower, Administrative Agent or any assignee pursuant to Section 9.21(a) to make a payment to any Sanctioned Lender, then any amount that the Borrower, Administrative Agent or such assignee would otherwise pay to such Sanctioned Lender pursuant to this Agreement or any other Loan Document shall be held for such Sanctioned Lender pursuant to arrangements satisfactory to the Borrower, Administrative Agent and such assignee, in each case as applicable, and shall be paid to such Lender only when making such payment is no longer unlawful.

Section 9.22 Non-Bank Lender.

(a) Any Non-Bank Lender shall, in the case where it enters into this Agreement, or where it determines the amount of interest or other claims pursuant to this Agreement, deliver to Borrower without delay the document set forth in article 17 of the Money Lending Business Act pursuant to such provision.

(b) Any Non-Bank Lender shall immediately deliver to the Borrower the document set forth in article 18 of the Money Lending Business Act as required when it receives any payment for all or part of any Loans.  In the case where any Non-Bank Lender is required to deliver such document to the Borrower under the Money Lending Business Act, such Non-Bank Lender shall immediately deliver the same each time it receives such payment.

(c) In the case where any Non-Bank Lender assigns all or part of any Loans to a third party pursuant to Section 9.6, it shall send the notification in accordance with article 24 of the Money Lending Business Act.

(d) Any Non-Bank Lender shall, regardless of such Lender’s entrustment to Administrative Agent in accordance with this Agreement, perform the Non-Bank Lender’s obligations against the Borrower under clauses (a), (b) and (c) above and all the other obligations of the Non-Bank Lender under the Money Lending Business Act on its own responsibility, and Administrative Agent shall not be responsible for any performance of those obligations.

(e) Any assignee of any Loans from the Non-Bank Lender shall perform the obligation under paragraph 2 of article 24 of the Money Lending Business Act on its own responsibility, and Administrative Agent shall not be responsible for any performance of those obligations.

(f) Any Non-Bank Lender shall, promptly after the execution of this Agreement, notify in writing to Administrative Agent of the matters Administrative Agent should notify or disclose to the Borrower in accordance with the Money Lending Business Act (including those matters under article 21 of the Money Lending Business Act, but excluding any matter of which Administrative Agent has prior knowledge).  In the case of any change related to such matters, the Non-Bank Lender shall immediately provide Administrative Agent with written notice of the details of such changes.

(g) All expenses arising from the performance by a Non-Bank Lender of its duties under the Money Lending Business Act (including the duties as set out in the preceding clauses (a) through (f)) shall be borne by such Non-Bank Lender as long as not in violation of Laws, and in the case where the Borrower, a Lender other than such Non-Bank Lender or Administrative Agent bears any such expenses on behalf of such Non-Bank Lender, such Non-Bank Lender shall immediately pay such amount in accordance with the provisions of this Agreement upon request by Administrative Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers outside of Japan as of the day and year first above written.

INITIAL BORROWER:

PROLOGIS MARUNOUCHI FINANCE INVESTMENT LIMITED PARTNERSHIP

By:	Prologis LPS Finance Y.K., its general partner

By:	/s/ Shigeru Inada
Name: Shigeru Inada
Title: Director

Fifth Amended and Restated

Revolving Credit Agreement

GUARANTORS:

PROLOGIS, L.P.

By:	PROLOGIS, INC., its general partner

By:	s/ Gayle P. Starr
Name: Gayle P. Starr
Title: Managing Director

PROLOGIS, INC.

By:	/s/ Gayle P. Starr
Name: Gayle P. Starr
Title: Managing Director

Fifth Amended and Restated

Revolving Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent and a Lender

By:	/s/ William G. Karl
Name: William G. Karl
Title: Executive Officer

Fifth Amended and Restated

Revolving Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Charles Stewart
Name: Charles Stewart
Title: Director

Fifth Amended and Restated

Revolving Credit Agreement

MIZUHO BANK, LTD

By:	/s/ John Davies
Name: John Davies
Title: Authorized Signatory

Fifth Amended and Restated

Revolving Credit Agreement

MITSUBISHI UFJ TRUST AND BANKING CORPORATION

By:	/s/ Mikio Ikegaya
Name: Mikio Ikegaya
Title: President and CEO

Fifth Amended and Restated

Revolving Credit Agreement

SUMITOMO MITSUI TRUST BANK, LTD.

By:	/s/ Hirotaka Shiraiwa
Name: Hirotaka Shiraiwa
Title: General Manager

Fifth Amended and Restated

Revolving Credit Agreement

BANK OF CHINA LIMITED, TOKYO BRANCH

By:	/s/ ZHAO Hai Qing
Name: ZHAO Hai Qing
Title: Deputy General Manager

Fifth Amended and Restated

Revolving Credit Agreement

SHINSEI BANK, LIMITED

By:	/s/ Shorehiro Zencho
Name: Shorehiro Zencho
Title: Deputy General Manager

Fifth Amended and Restated

Revolving Credit Agreement

THE BANK OF NOVA SCOTIA

By:	/s/ Chad Hale
Name: Chad Hale
Title: Director & Executive Head REGAL

Fifth Amended and Restated

Revolving Credit Agreement

SCHEDULE 1

Lender	Commitment (JPY)
Sumitomo Mitsui Banking Corporation	15,000,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	8,000,000,000
Mizuho Bank, Ltd	8,000,000,000
Mitsubishi UFJ Trust and Banking Corporation	5,000,000,000
Sumitomo Mitsui Trust Bank, Ltd.	5,000,000,000
Bank of China Limited, Tokyo Branch	4,000,000,000
Shinsei Bank, Limited	3,000,000,000
The Bank of Nova Scotia	2,000,000,000
Total	50,000,000,000

SCHEDULE 1.1

INITIAL QUALIFIED BORROWERS

Prologis Japan Finance Investment Limited Partnership

Prologis, L.P.

SCHEDULE 2.14

OUTSTANDING letters of credit

None.

SCHEDULE 4.1 (f)

LITIGATION

None.

SCHEDULE 4.1 (g)

ENVIRONMENTAL MATTERS

None.

Exhibit A-1

FORM OF NOTE

New York, New York
JPY	, 20

For value received, __________________ (the “Borrower”), promises to pay to the order of SUMITOMO MITSUI BANKING CORPORATION (the “Administrative Agent”) the unpaid principal amount of each Loan made by any of the Lenders to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower further promises to pay interest on the unpaid principal amount of each such Loan from the date advanced until such principal amount is paid in full on the dates and at the rate or rates provided for in the Credit Agreement.  All such payments of principal and interest shall be made in lawful money of Japan to the Administrative Agent for the account of the Lenders, pursuant to wire transfer instructions given by the Administrative Agent from time to time.

All Loans made by the Lenders, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Administrative Agent and, if the Administrative Agent so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Administrative Agent on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Administrative Agent to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in, and is executed and delivered pursuant to and subject to all of the terms of, the Fifth Amended and Restated Revolving Credit Agreement, dated as February 16, 2017, among Prologis Marunouchi Finance Investment Limited Partnership, Prologis, L.P., as guarantor, Prologis, Inc., as guarantor, the lenders listed on the signature pages thereof (the “Lenders”) and Sumitomo Mitsui Banking Corporation, as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.  The terms and conditions of the Credit Agreement are hereby incorporated in their entirety by reference as though fully set forth herein.  Upon the occurrence of certain Events of Default as more particularly described in the Credit Agreement, the unpaid principal amount evidenced by this Note shall become, and upon the occurrence and during the continuance of certain other Events of Default, such unpaid principal amount may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

Demand, presentment, diligence, protest and notice of nonpayment are hereby waived by the Borrower.

[Signature page follows]

A-1-3

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

,	a Japan [ ]

By:
Name:
Title:

A-1-4

Exhibit A-2

FORM OF UNDERTAKING

New York, New York
JPY	, 20

UNDERTAKING, dated _______________, 20___ (this “Undertaking”), by ___________________________ TMK, a Japan tokutei mokuteki kaisha (the “Borrower”), in favor of SUMITOMO MITSUI BANKING CORPORATION (the “Administrative Agent”).

For value received, the Borrower undertakes to pay to the order of the Administrative Agent the unpaid principal amount of each Loan made by any of the Lenders to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement.  The Borrower further undertakes to pay interest on the unpaid principal amount of each such Loan from the date advanced until such principal amount is paid in full on the dates and at the rate or rates provided for in the Credit Agreement.  All such payments of principal and interest shall be made in lawful money of Japan to the Administrative Agent for the account of the Lenders, pursuant to wire transfer instructions given by the Administrative Agent from time to time.

All Loans made by the Lenders, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Administrative Agent and, if the Administrative Agent so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Administrative Agent on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Administrative Agent to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Undertaking is one of the Qualified Borrower Undertakings referred to in, and is executed and delivered pursuant to and subject to all of the terms of, the Fifth Amended and Restated Revolving Credit Agreement, dated as of February 16, 2017, among Prologis Marunouchi Finance Investment Limited Partnership, as Initial Borrower, Prologis, L.P., as guarantor, Prologis, Inc., as guarantor, the lenders listed on the signature pages thereof (the “Lenders”) and Sumitomo Mitsui Banking Corporation, as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.  The terms and conditions of the Credit Agreement are hereby incorporated in their entirety by reference as though fully set forth herein.  Upon the occurrence of certain Events of Default as more particularly described in the Credit Agreement, the unpaid principal amount evidenced by this Undertaking shall become, and upon the occurrence and during the continuance of certain other Events of Default, such unpaid principal amount may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

A-2-1

Demand, presentment, diligence, protest and notice of nonpayment are hereby waived by the Borrower.

THIS UNDERTAKING SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

A-2-2

[BORROWER]

By:
Name:
Title:

A-2-3

Exhibit B-1

FORM OF QUALIFIED BORROWER JOINDER AGREEMENT

THIS QUALIFIED BORROWER JOINDER AGREEMENT (this “Joinder Agreement”), dated as of _________________, 20___, is entered into between ______________________ Y.K., a tokurei yugen kaisha, established under the laws of Japan (the “Qualified Borrower”) and the Guarantors (as defined below) under the Fifth Amended and Restated Revolving Credit Agreement, dated as of February 16, 2017, among PROLOGIS MARUNOUCHI FINANCE INVESTMENT LIMITED PARTNERSHIP, PROLOGIS, L.P., a Delaware limited partnership (“Prologis”), PROLOGIS, INC., a Maryland corporation (together with Prologis, each a “Guarantor” and collectively the “Guarantors”), SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent (the “Administrative Agent”) and the lenders listed on the signature pages thereof (the “Lenders”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The Guarantors desire the Qualified Borrower to become, and the Qualified Borrower desires to become, a “Qualified Borrower” pursuant to Section 2.17 of the Credit Agreement.

Accordingly, the Qualified Borrower hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Qualified Borrower hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, it will be deemed to be a party to the Credit Agreement and a Qualified Borrower for all purposes of the Credit Agreement, and shall have all of the obligations of a Qualified Borrower thereunder as if it had executed the Credit Agreement.  The Qualified Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement applicable to it as a Qualified Borrower.

2. In order to induce the Administrative Agent and each of the other Lenders that is or may become a party to the Credit Agreement to make the Loans, the Qualified Borrower makes the following representations and warranties as of the date hereof.  Such representations and warranties shall survive the effectiveness of the Credit Agreement and this Joinder Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

a.

Existence and Power.  The Qualified Borrower is a tokurei yugen kaisha, duly formed under the laws of Japan.  The Qualified Borrower has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing or validly existing in every jurisdiction in which the failure to be so qualified and/or in good standing or validly existing is likely to have a Material Adverse Effect.

B-1-1

b.	Power and Authority.
i.

The Qualified Borrower has the requisite power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on behalf of the Qualified Borrower and the performance by the Qualified Borrower of the Loan Documents to which it is a party.

ii.

The Qualified Borrower has duly executed and delivered each Loan Document to which it is a party in accordance with the terms of the Credit Agreement and this Joinder Agreement, and each such Loan Document constitutes, or will constitute, the legal, valid and binding obligation of the Qualified Borrower, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

c.

No Violation. Neither the execution, delivery or performance by or on behalf of the Qualified Borrower of the Loan Documents to which it is a party, nor compliance by the Qualified Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Qualified Borrower pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Qualified Borrower (or of any partnership of which the Qualified Borrower is a partner) is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by the Qualified Borrower under any Organization Document of any Person in which the Qualified Borrower has an interest, or cause a material default under the Qualified Borrower’s Organization Documents, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

d.

Litigation.  Except as previously disclosed by the Qualified Borrower in writing to the Lenders, there is no action, suit or proceeding pending against or, to the knowledge of the Qualified Borrower, threatened against or affecting, (i) the Qualified Borrower, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of its assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the

B-1-2

aggregate have a Material Adverse Effect or which in any manner draws into question the validity of the Credit Agreement, this Joinder Agreement or the other Loan Documents.  As of the date hereof, no such action, suit or proceeding exists.

3. The Guarantors confirm that, notwithstanding the joinder of the Qualified Borrower to the Credit Agreement, all of their obligations under the Credit Agreement and the Guaranty are and shall continue to be in full force and effect.  The Guarantors further confirm that immediately upon the Qualified Borrower becoming a “Qualified Borrower” under the Credit Agreement, the term “Guaranteed Obligations,” as used in the Guaranty, shall include all obligations of the Qualified Borrower under the Credit Agreement and the Notes executed by the Qualified Borrower.  The Guarantors acknowledge and agree that each of them has guaranteed all obligations of the Qualified Borrower in accordance with the terms of the Guaranty.

4. The Qualified Borrower hereby agrees that, upon becoming a “Qualified Borrower,” it will be severally liable for all Obligations in respect of any Borrowing advanced to it by the Lenders as set forth in the Credit Agreement.

5. The Qualified Borrower agrees that any time and from time to time, upon reasonable written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Joinder Agreement.

The address of the Qualified Borrower for purposes of Section 9.1 of the Credit Agreement shall be:

Tokyo Building, 21st Floor
7-3 Marunouchi 2-chome
Chiyoka-ku, Tokyo
100-6421 Japan
Attention: Director
Fax: +81 (3) 6860-9050

cc:	Prologis, L.P.
Pier 1, Bay 1
San Francisco, California 94111
Attn: Gayle Starr
Fax: 415-394-9001

6. This Joinder Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one document.

7. This Joinder Agreement shall become effective, and the Qualified Borrower shall become a “Qualified Borrower,” upon receipt by the Administrative Agent of (i) this Joinder Agreement duly executed by the Qualified Borrower and the Guarantors, (ii) an opinion of Mayer Brown LLP, US counsel for the Loan Parties, and Anderson Mori & Tomotsune, Japan counsel for the Qualified Borrower, in each case, in the form delivered in connection with the closing under the Credit Agreement or otherwise in form reasonably acceptable to the Administrative Agent, the

B-1-3

Lenders and their counsel; (iii) all documents the Administrative Agent may reasonably request relating to the existence of the Qualified Borrower and the authority for and the validity and enforceability of this Joinder Agreement, the Note, the incumbency of officers executing such agreements and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent; (iv) a solvency certificate reasonably acceptable to the Administrative Agent with respect to the Qualified Borrower; (v) each of the documents contemplated by Section 3.1(f) of the Credit Agreement, as applicable; and (vi) the reasonable and documented fees and expenses accrued through such date of Milbank, Tweed, Hadley & McCloy LLP and Mori Hamada & Matsumoto, if required by either such firm and so long as such firm has delivered an invoice in reasonable detail of such fees and expenses in sufficient time for the Qualified Borrower to approve and process the same.  The Qualified Borrower shall deliver a Note satisfying the requirements of Section 2.4 of the Credit Agreement at the time of any borrowing if not previously delivered.

8. THIS JOINDER AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

9.  EACH OF THE QUALIFIED BORROWER AND THE GUARANTORS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

B-1-4

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Joinder Agreement as of the date and year first above written.

QUALIFIED BORROWER:
Y.K.

By:
Name:
Title:

GUARANTOR:

PROLOGIS, L.P.

By:	Prologis, Inc., its general partner

By:
Name:
Title:

GUARANTOR:

PROLOGIS, INC.

By:
Name:
Title:

Acknowledged and Agreed: SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent

By:
Name:
Title:

B-1-5

Exhibit B-2

FORM OF QUALIFIED BORROWER JOINDER AGREEMENT

THIS QUALIFIED BORROWER JOINDER AGREEMENT (this “Joinder Agreement”), dated as of ____________, 20___, is entered into between _______________________ TMK, a tokutei mokuteki kaisha established under the laws of Japan (the “Qualified Borrower”) and the Guarantors (as defined below) under the Fifth Amended and Restated Revolving Credit Agreement, dated as of February 16, 2017, among PROLOGIS MARUNOUCHI FINANCE INVESTMENT LIMITED PARTNERSHIP, PROLOGIS, L.P., a Delaware limited partnership (“Prologis”), PROLOGIS, INC., a Maryland corporation (together with Prologis, each a “Guarantor” and collectively the “Guarantors”), SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent (the “Administrative Agent”) and the lenders listed on the signature pages thereof (the “Lenders”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The Guarantors desire the Qualified Borrower to become, and the Qualified Borrower desires to become, a “Qualified Borrower” pursuant to Section 2.17 of the Credit Agreement.

Accordingly, the Qualified Borrower hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Qualified Borrower hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, it will be deemed to be a party to the Credit Agreement and a Qualified Borrower for all purposes of the Credit Agreement, and shall have all of the obligations of a Qualified Borrower thereunder as if it had executed the Credit Agreement.  The Qualified Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement applicable to it as a Qualified Borrower.

2. In order to induce the Administrative Agent and each of the other Lenders that is or may become a party to the Credit Agreement to make the Loans, the Qualified Borrower makes the following representations and warranties as of the date hereof.  Such representations and warranties shall survive the effectiveness of the Credit Agreement and this Joinder Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

a.Existence and Power.  The Qualified Borrower is a tokutei mokuteki kaisha, duly formed under the laws of Japan.  The Qualified Borrower has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing or validly existing in every jurisdiction in which the failure to be so qualified and/or in good standing or validly existing is likely to have a Material Adverse Effect.

B-2-1

b.Power and Authority.

i.The Qualified Borrower has the requisite power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on behalf of the Qualified Borrower and the performance by the Qualified Borrower of the Loan Documents to which it is a party.

ii.The Qualified Borrower has duly executed and delivered each Loan Document to which it is a party in accordance with the terms of the Credit Agreement and this Joinder Agreement, and each such Loan Document constitutes, or will constitute, the legal, valid and binding obligation of the Qualified Borrower, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

c.No Violation.  Neither the execution, delivery or performance by or on behalf of the Qualified Borrower of the Loan Documents to which it is a party, nor compliance by the Qualified Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Qualified Borrower pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Qualified Borrower (or of any partnership of which the Qualified Borrower is a partner) is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by the Qualified Borrower under any Organization Document of any Person in which the Qualified Borrower has an interest, or cause a material default under the Qualified Borrower’s organizational documents or its Asset Liquidation Plan, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

d.Litigation.  Except as previously disclosed by the Qualified Borrower in writing to the Lenders, there is no action, suit or proceeding pending against or, to the knowledge of the Qualified Borrower, threatened against or affecting, (i) the Qualified Borrower, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of its assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of the Credit Agreement, this Joinder Agreement or the other Loan Documents.  As of the date hereof, no such action, suit or proceeding exists.

3.The Guarantors confirm that, notwithstanding the joinder of the Qualified Borrower to the Credit Agreement, all of their obligations under the Credit Agreement and the Guaranty are and

B-2-2

shall continue to be in full force and effect.  The Guarantors further confirm that immediately upon the Qualified Borrower becoming a “Qualified Borrower” under the Credit Agreement, the term “Guaranteed Obligations,” as used in the Guaranty, shall include all obligations of the Qualified Borrower under the Credit Agreement and the Notes executed by the Qualified Borrower.  The Guarantors acknowledge and agree that each of them has guaranteed all obligations of the Qualified Borrower in accordance with the terms of the Guaranty.

4.The Qualified Borrower hereby agrees that, upon becoming a “Qualified Borrower,” it will be severally liable for all Obligations in respect of any Borrowing advanced to it by the Lenders as set forth in the Credit Agreement.

5.The Qualified Borrower agrees that any time and from time to time, upon reasonable written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Joinder Agreement.

The address of the Qualified Borrower for purposes of Section 9.1 of the Credit Agreement shall be:

Tokyo Building, 21st Floor
7-3 Marunouchi 2-chome
Chiyoka-ku, Tokyo
100-6421 Japan
Attention: Director
Fax: +81 (3) 6860-9050

cc:	Prologis, L.P.
Pier 1, Bay 1
San Francisco, California 94111
Attn: Gayle Starr
Fax: 415-394-9001

6.This Joinder Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one document.

7.This Joinder Agreement shall become effective, and the Qualified Borrower shall become a “Qualified Borrower,” upon receipt by the Administrative Agent of (i) this Joinder Agreement duly executed by the Qualified Borrower and the Guarantors, (ii)  an opinion of Mayer Brown LLP, US counsel for the Loan Parties, and Anderson Mori & Tomotsune, Japan counsel for the Qualified Borrower, in each case, in the form delivered in connection with the closing under the Credit Agreement or otherwise in form reasonably acceptable to the Administrative Agent, the Lenders and their counsel; (iii) all documents the Administrative Agent may reasonably request relating to the existence of the Qualified Borrower and the authority for and the validity and enforceability of this Joinder Agreement, the Note, the incumbency of officers executing such agreements and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent; (iv) a solvency certificate reasonably acceptable to the

B-2-3

Administrative Agent with respect to the Qualified Borrower; (v) each of the documents contemplated by Section 3.1(f) of the Credit Agreement, as applicable; and (vi) the reasonable and documented fees and expenses accrued through such date of Milbank, Tweed, Hadley & McCloy LLP and Mori Hamada & Matsumoto, if required by either such firm and so long as such firm has delivered an invoice in reasonable detail of such fees and expenses in sufficient time for the Qualified Borrower to approve and process the same.  The Qualified Borrower shall deliver a Note satisfying the requirements of Section 2.4 of the Credit Agreement at the time of any borrowing if not previously delivered.

8.THIS JOINDER AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

9.EACH OF THE QUALIFIED BORROWER AND THE GUARANTORS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

B-2-4

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Joinder Agreement as of the date and year first above written.

QUALIFIED BORROWER:
TMK

By:
Name:
Title:

GUARANTOR:

PROLOGIS, L.P.

By:	Prologis, Inc., its general partner

By:
Name:
Title:

GUARANTOR:

PROLOGIS, INC.

By:
Name:
Title:

Acknowledged and Agreed: SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent

By:
Name:
Title:

B-2-5

Exhibit C

FORM OF CONSENT

組織関係書類及び資産流動化計画

の変更に係る事前承諾書

PRIOR CONSENT CONCERNING AMENDMENT TO

ORGANIZATIONAL DOCUMENTS AND

ASSET LIQUIDATION PLAN

当社は、PROLOGIS ____________________    特定目的会社の資産流動化計画（平成____年____月____日に関東財務局に開業届出、その後の変更を含む。）および関連するPROLOGIS ____________________     特定目的会社の組織関係書類を別紙のとおり変更することにつき、資産の流動化に関する法律第151条第3項第二号に基づきここに利害関係人として承諾する。

Pursuant to Article 151, Paragraph 3 (2) of the Law Concerning Liquidation of Assets, we hereby consent, as an interested party, to amend the Asset Liquidation Plan of Prologis  ____________________  TMK (which was filed on   _______________  ____,  __________  with the Kanto Local Finance Bureau together with the notice of commencement of business, as the same may have been amended) and any related amendments to Prologis _________________  TMK organizational documents as described in the Exhibit attached hereto.

平成____年____月____日

Date: ____________________

（所在地）	：
☐Address☐	：
☐(名称)	：
☐Name	：
（代表者）	：
☐Representative	：
： (Signature)

(Signature)

[Note: Each Lender to sign in both spaces.  Second signature is deemed to authorize corrections and completion of above.]

C-1

Exhibit D

NOTICE ADDRESSES

[Intentionally Omitted]

D-1

Exhibit E

FORM OF TRANSFER SUPPLEMENT

TRANSFER SUPPLEMENT (this “Transfer Supplement”), dated as of ________________________, 20____, between ___________________________ (the “Assignor”) and ________________________________ having an address at ______________________________________________ (the “Purchasing Lender”).

W I T N E S S E T H:

WHEREAS, the Assignor has made loans pursuant to the Fifth Amended and Restated Revolving Credit Agreement, dated as of February 16, 2017, among Prologis Marunouchi Finance Investment Limited Partnership, Prologis, L.P., a Delaware limited partnership, as guarantor (“Prologis”), Prologis, Inc., a Maryland corporation, as guarantor, Sumitomo Mitsui Banking Corporation, as Administrative Agent (the “Administrative Agent”) and the lenders listed on the signature pages thereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement; and

WHEREAS, the Purchasing Lender desires to purchase and assume from the Assignor, and the Assignor desires to sell and assign to the Purchasing Lender, certain rights, title, interest and obligations under the Credit Agreement;

NOW, THEREFORE, IT IS AGREED:

1. In consideration of the amount set forth in the receipt (the “Receipt”) given by Assignor to Purchasing Lender of even date herewith, and transferred by wire to Assignor, the Assignor hereby assigns and sells, without recourse, representation or warranty except as specifically set forth herein, to the Purchasing Lender, and the Purchasing Lender hereby purchases and assumes from the Assignor, an interest equal to JPY _________ (the “Purchased Interest”) of the Loans constituting a portion of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below) including, without limitation, the applicable percentage interest of the Assignor in any Loans owing to the Assignor, any Note held by the Assignor, any Commitment of the Assignor and any other interest of the Assignor under any of the Loan Documents.

2. The Assignor (i) represents and warrants that as of the date hereof the aggregate outstanding principal amount of its share of the Loans owing to it (without giving effect to assignments thereof which have not yet become effective) is JPY ________; (ii) represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim; (iii) represents and warrants that it has not received any notice of Default or Event of Default from any Borrower or Guarantor; (iv) represents and warrants that is has full power and authority to execute and deliver, and perform under, this Transfer Supplement, and all necessary corporate and/or partnership action has been taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof; (v) represents and warrants that this Transfer Supplement constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (vi) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations (or the truthfulness or accuracy thereof) made in or in connection with the Credit Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto; and (vii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or Guarantors or the performance or observance by the Borrowers and/or Guarantors or any of their respective obligations under the Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto.  Except as specifically set forth in this Paragraph 2, this assignment shall be without recourse to Assignor.

3. The Purchasing Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Transfer Supplement and to become a party to the Credit Agreement, and has not relied on any statements made by Assignor; (ii) agrees that it will, independently and without reliance upon any of the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrowers and the Guarantors and will make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Agreement and the other Loan Documents; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to such agents by the terms thereof, together with such powers as are incidental thereto; (iv) agrees that it will be bound by and perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (v) specifies as its addresses for notices as its Lending Office, the address and office set forth beneath its name on the signature page hereof; (vi) represents and warrants that it has full power and authority to execute and deliver, and perform under, this Transfer Supplement, and all necessary corporate and/or partnership action has been taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof; (vii) represents and warrants that this Transfer Supplement constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (viii) represents and warrants that the interest being assigned hereunder is being acquired by it for its own account, for investment purposes only and not with a view to the public distribution thereof and without any present intention of its resale in either case that would be in violation of applicable securities laws; and (ix) represents and warrants that it satisfies the requirements of a Qualified Institution.

4. This Transfer Supplement shall be effective on the date (the “Effective Date”) on which all of the following have occurred (i) this Transfer Supplement shall have been executed and delivered by the parties hereto, (ii) copies hereof shall have been delivered to the Administrative Agent and Prologis and (iii) the Purchasing Lender shall have paid to the Assignor the agreed purchase price as set forth in the Receipt.

5. On and after the Effective Date, (i) the Purchasing Lender shall be a party to the Credit Agreement and, to the extent provided in this Transfer Supplement, have the rights and obligations of a Lender thereunder and be entitled to the benefits and rights of the Lenders thereunder and (ii) the Assignor shall, to the extent provided in this Transfer Supplement as to the Purchased Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

6. From and after the Effective Date, the Assignor shall cause the Administrative Agent to make all payments under the Credit Agreement and the Notes in respect of the Purchased Interest assigned hereby (including, without limitation, all payments of principal, fees and interest with respect thereto and any amounts accrued but not paid prior to such date) to the Purchasing Lender.

7. This Transfer Supplement may be executed in any number of counterparts which, when taken together, shall be deemed to constitute one and the same instrument.

8. Assignor hereby represents and warrants to the Purchasing Lender that it has made all payments demanded to date by Sumitomo Mitsui Banking Corporation, as Administrative Agent, in connection with the Assignor’s obligation to reimburse the Administrative Agent for its expenses, and made all Loans required.  In the event the Administrative Agent shall demand reimbursement for fees and expenses from Purchasing Lender for any period prior to the Effective Date, Assignor hereby agrees to promptly pay the Administrative Agent such sums directly, subject, however, to Paragraph 12 hereof.

9. Assignor will, at the cost of Assignor, and without expense to Purchasing Lender, do, execute, acknowledge and deliver all further acts, deeds, conveyances, assignments, notices of assignments, transfers and assurances as Purchasing Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto Purchasing Lender the property and rights hereby given, granted, bargained, sold, aliened, enfeoffed, conveyed, confirmed, assigned and/or intended now or hereafter so to be, on which Assignor may be or may hereafter become bound to convey or assign to Purchasing Lender, or for carrying out the intention or facilitating the performance of the terms of this Transfer Supplement or for filing, registering or recording this Transfer Supplement.

10. The parties agree that no broker or finder was instrumental in bringing about this transaction.  Each party shall indemnify, defend the other and hold the other free and harmless from and against any damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by such party arising from claims by any broker or finder that such broker or finder has dealt with said party in connection with this transaction.

11. Subject to the provisions of Paragraph 12 hereof, if, with respect to the Purchased Interest only, Assignor shall on or after the Effective Date receive (a) any cash, note, securities, property, obligations or other consideration in respect of or relating to the Loan or the Loan Documents or issued in substitution or replacement of the Loan or the Loan Documents, (b) any cash or non-cash consideration in any form whatsoever distributed, paid or issued in any bankruptcy proceeding in connection with the Loan or the Loan Documents or (c) any other distribution (whether by means of repayment, redemption, realization of security or otherwise), Assignor shall accept the same as Purchasing Lender’s agent and hold the same in trust on behalf of and for the benefit of Purchasing Lender, and shall deliver the same forthwith to Purchasing Lender in the same form received, with the endorsement (without recourse) of Assignor when necessary or appropriate.  If the Assignor shall fail to deliver any funds received by it within the same Business Day of receipt, unless such funds are received by Assignor after 1:00 p.m., New York City time, then the following Business Day after receipt, said funds shall accrue interest at the Prime Rate and in addition to promptly remitting said amount, Assignor shall remit such interest from the date received to the date such amount is remitted to the Purchasing Lender.

12. Assignor and Purchasing Lender each hereby agree to indemnify and hold harmless the other, each of its directors and each of its officers in connection with any claim or cause of action based on any matter or claim based on the acts of either while acting as a Lender under the Credit Agreement.  Promptly after receipt by the indemnified party under this Section of notice of the commencement of any action, such indemnified party shall notify the indemnifying party in writing of the commencement thereof.  If any such action is brought against any indemnified party and that party notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof.  In no event shall the indemnified party settle or consent to a settlement of such cause of action or claim without the consent of the indemnifying party.

13. THIS TRANSFER SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5‑1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WITHOUT REGARD TO CHOICE OF LAW RULES.

14. On or before the Effective Date, Purchasing Lender shall comply with the provisions of Section 8.4(e), Section 8.4(f) and Section 8.4(h) of the Credit Agreement.  The Purchasing Lender hereby makes the representation and warranty set forth in Section 8.4(g) of the Credit Agreement.

[PURCHASING LENDER]

By:
Name:
Title:

Notice Address:

Lending Office:

[ASSIGNOR]

By:
Name:
Title:

[Accepted and Agreed:

PROLOGIS, L.P.

By:
Name:
Title:

Receipt Acknowledged this

____ day of _____________________, 20___

Sumitomo Mitsui Banking Corporation,

as Administrative Agent

By:
Name:
Title:

Exhibit F

ORGANIZATIONAL AND STRUCTURE CHART FOR INITIAL QUALIFIED BORROWERS

[Intentionally Omitted.]

F-1

Exhibit G

FORM OF LENDER COMMITMENT INCREASE AGREEMENT

This LENDER COMMITMENT INCREASE AGREEMENT (this “Agreement”) is made as of _______________, 20___.  Capitalized terms used herein and not defined shall have the same meanings assigned to such terms in the Credit Agreement (as hereinafter defined).

WHEREAS, reference is made to the Fifth Amended and Restated Revolving Credit Agreement, dated as of February 16, 2017, entered into among Prologis Marunouchi Finance Investment Limited Partnership, as Initial Borrower, Prologis, L.P., as Guarantor (“Prologis”), and Prologis, Inc., as Guarantor (together with Prologis, collectively, “Guarantors”), the Lenders that are parties thereto and Sumitomo Mitsui Banking Corporation, as Administrative Agent (the “Administrative Agent”), with an original facility amount of JPY 50,000,000,000 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, pursuant to Section 2.1(b) of the Credit Agreement, Prologis has requested that the Commitment be increased to an aggregate amount equal to JPY ____,000,000,000;

WHEREAS, the Administrative Agent will deliver a confirmation of commitment increase (the “Confirmation of Commitment Increase”) pursuant to which _____________________ (the “Existing Lender”) will be listed as having a ______________________ Commitment under the Credit Agreement, an increase of JPY __________________ over its existing Commitment (such increase amount, the “Commitment Increase”); and

WHEREAS, the Existing Lender, Guarantors and the Administrative Agent desire to enter into this Agreement pursuant to which the Existing Lender will increase its Commitment under the Credit Agreement in an amount equal to the Commitment Increase;

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the parties hereto do hereby agree as follows:

1. Existing Lender hereby:

(a) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement;

(b) agrees that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document; and

(c) attaches (or has delivered to the Administrative Agent) completed and signed copies of any forms that may be required by Section 8.4 of the Credit Agreement.

2. The Commitment Increase of the Existing Lender shall become effective upon the satisfaction of the following conditions:

(a) the execution of this Agreement by each of the parties hereto;

(b) the receipt by the Administrative Agent of the amount listed in the funding notice delivered to the Existing Lender, such amount, together with such amounts previously funded by the Existing Lender, representing the Existing Lender’s pro rata share of the outstanding Loans under the Credit Agreement; and

(c) the Administrative Agent shall have delivered the Confirmation of Commitment Increase to Guarantors and the Lenders.

3. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAWS, WITHOUT REGARD TO CHOICE OF LAW RULES.

4. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the date specified thereon.

[LENDER]

By:
Name:
Title:

GUARANTORS:

PROLOGIS, L.P., a Delaware limited partnership

By:	PROLOGIS, INC., a Maryland corporation its general partner

By:
Name:
Title:

PROLOGIS, INC.,
a Maryland corporation

By:
Name:
Title:

ADMINISTRATIVE AGENT: SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent

By:
Name:
Title:

Exhibit H

FORM OF NEW LENDER JOINDER AGREEMENT

This NEW LENDER JOINDER AGREEMENT (this “Agreement”) is made as of __________________, 20__.

WHEREAS, reference is made to the Fifth Amended and Restated Revolving Credit Agreement, dated as of February 16, 2017, entered into among Prologis Marunouchi Finance Investment Limited Partnership, as Initial Borrower, Prologis, L.P., as Guarantor (“Prologis”), and Prologis, Inc., as Guarantor (together with Prologis, collectively, “Guarantors”), the Lenders that are parties thereto and Sumitomo Mitsui Banking Corporation, as Administrative Agent (the “Administrative Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement;

WHEREAS, pursuant to Section 2.1(b) of the Credit Agreement, Prologis has requested that the Commitment be increased to an aggregate amount equal to JPY ____________________;

WHEREAS, the Administrative Agent will deliver a confirmation of commitment increase (the “Confirmation of Commitment Increase”) pursuant to which _________________ (the “New Lender”) will be listed as having a JPY ___________ Commitment under the Credit Agreement; and

WHEREAS, the New Lender, Guarantors and the Administrative Agent desire to enter into this Agreement pursuant to which New Lender will become a party to, and a Lender under, the Credit Agreement;

NOW, THEREFORE, in consideration of the mutual premises herein contained and for other valuable consideration, the parties hereto do hereby agree as follows:

1. New Lender hereby:

(a) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a party to the Credit Agreement;

(b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrowers and the Guarantors and will make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Agreement or any other Loan Document;

(c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto;

(d) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender;

(e) attaches (or has delivered to the Administrative Agent) completed and signed copies of any forms that may be required by Section 8.4 of the Credit Agreement and makes the representations and warranties set forth in Section 8.4 of the Credit Agreement;

(f) specifies as its addresses for notices as its Lending Office, the address and office set forth beneath its name on the signature page hereof;

(g) represents and warrants that it has full power and authority to execute and deliver, and perform under, this Agreement, the Credit Agreement and the other Loan Documents, and all necessary corporate and/or partnership action has been taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof;

(h) represents and warrants that this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms;

(i) represents and warrants that the interest being acquired hereunder is being acquired by it for its own account, for investment purposes only and not with a view to the public distribution thereof and without any present intention of its resale in either case that would be in violation of applicable securities laws; and

(j) represents and warrants that it satisfies the requirements of a Qualified Institution.

2. The New Lender shall become a party to the Credit Agreement and shall have the rights and obligations of a Lender thereunder, upon the satisfaction of the following conditions:

(a) the execution of this Agreement by each of the parties hereto;

(b) the receipt by the Administrative Agent of the amount listed in the funding notice delivered to the New Lender, such amount representing the New Lender’s pro rata share of the outstanding Loans under the Credit Agreement; and

(c) the Administrative Agent shall have delivered the Confirmation of Commitment Increase to Guarantors, the Lenders and the New Lender.

3. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAWS, WITHOUT REGARD TO CHOICE OF LAW RULES.

4. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the date specified thereon.

[LENDER], as a New Lender

By:
Name:
Title:
Address:		[_______]

GUARANTORS:

PROLOGIS, L.P., a Delaware limited partnership

By:	PROLOGIS, INC., a Maryland corporation its general partner

By:
Name:
Title:

PROLOGIS, INC.,
a Maryland corporation

By:
Name:
Title:

ADMINISTRATIVE AGENT: SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent

By:
Name:
Title:

Exhibit I

FORM OF QUALIFIED BORROWER REMOVAL NOTICE/FORM

[DATE]

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, NY 10172

Attn:  Charles Sullivan

Ladies and Gentlemen:

Reference is made to the Fifth Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of February 16, 2017, among Prologis Marunouchi Finance Investment Limited Partnership, as Initial Borrower, Prologis, L.P., as Guarantor (“Prologis”), and Prologis, Inc., as Guarantor, Sumitomo Mitsui Banking Corporation, as Administrative Agent (the “Administrative Agent”) and the Lenders party thereto.  Each capitalized term used, but not otherwise defined herein, has the meaning assigned such term in the Credit Agreement.

Pursuant to the terms of Section 2.17(b) of the Credit Agreement, this shall serve as notice that (a) __________________________ (the “Removed Qualified Borrower”) has paid in full all Loans made to it by the Lenders, (b) there are no outstanding Letters of Credit issued for the account of the Removed Qualified Borrower, (c) there are no outstanding Notices of Borrowing or requests for Letters of Credit submitted by the Removed Qualified Borrower and (d) Prologis intends that (i) the Removed Qualified Borrower shall no longer be a Qualified Borrower and shall be released from any obligations as a Qualified Borrower under the Loan Documents.

Enclosed herewith is a Ratification executed by each of the Guarantors.  Pursuant to the terms of Section 2.17(b) of the Credit Agreement, the Administrative Agent shall promptly deliver to each Lender a copy of this notice, and each Lender shall return to the Removed Qualified Borrower each Note made by such Removed Qualified Borrower and held by such Lender.

[Signature page follows]

I-1

PROLOGIS, L.P., a Delaware limited partnership

By:	Prologis, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

I-2

Exhibit J

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _____________, _____

To:

Ladies and Gentlemen:

Reference is made to the Fifth Amended and Restated Credit Agreement, dated as of February 16, 2017 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Prologis Marunouchi Finance Investment Limited Partnership, Prologis, L.P. (“Prologis”), as guarantor, Prologis, Inc. (“General Partner”), as guarantor, the lenders listed on the signature pages thereof (the “Lenders”) and Sumitomo Mitsui Banking Corporation, as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ______________________________________ of General Partner, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of General Partner, for itself and as general partner of Prologis, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1-A are the year-end audited financial statements required by Section 5.1(a)(i) of the Agreement for the fiscal year of General Partner ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section. Attached hereto as Schedule 1-B are the year-end audited financial statements required by Section 5.1(a)(ii) of the Agreement for the fiscal year of Prologis ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1-A are the unaudited financial statements required by Section 5.1(b)(i) of the Agreement for the fiscal quarter of General Partner ended as of the above date.  Such financial statements fairly present the financial condition, results of operations, equity and cash flows of General Partner and its Consolidated Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes. Attached hereto as Schedule 1-B are the unaudited financial statements required by Section 5.1(b)(ii) of the Agreement for the fiscal quarter of Prologis ended as of the above date.  Such financial statements fairly present the financial condition, results of operations, equity and cash flows of Prologis and its Consolidated Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the condition (financial or otherwise) of the Companies as of the date of the attached financial statements and for the accounting period then ended with the purpose of determining whether the Companies were in compliance with the Agreement as of such date, and

[select one:]

[to the best knowledge of the undersigned, no Default or Event of Default existed on such date.]

--or—

[the following is a list of Defaults and Events of Default that, to the best knowledge of the undersigned, existed on such date, together with a description of the nature and status of each such Default or Event of Default:]

3.The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of , .

PROLOGIS, INC.

By:
Name:
Title:

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 1-A
to the Compliance Certificate

Financial Statements

SCHEDULE 1-B
to the Compliance Certificate

Financial Statements

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 2
to the Compliance Certificate ($ in 000’s)

The following covenant computations, together with the supporting schedules attached hereto, are true and correct:

a.Consolidated Leverage Ratio.

Indebtedness of the Companies[1]		$(1)
Total Asset Value[2]		$(2)
Ratio of (1) to (2)
Permitted Maximum	0.60 to 1.00[3]

b.Fixed Charge Coverage Ratio. 4

Adjusted EBITDA		$(1)
Capital Expenditures		$(2)
Subtotal (1) - (2)		$(3)
Debt Service		$(4)
Preferred Dividends		$(5)
Subtotal (4) + (5)		$(6)
Ratio of (3) to (6)
Required Minimum	1.50 to 1.00

[1]

Adjusted by deducting therefrom an amount equal to the lesser of (i) total Indebtedness of the Companies that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation and (ii) Unrestricted Cash of the Companies.

[2]	Adjusted by deducting therefrom the amount by which total Indebtedness is adjusted.
[3]	As of the last day of the four consecutive fiscal quarters immediately following any Material Acquisition, such ratio may exceed 0.60 to 1.0 so long as it does not exceed 0.65 to 1.00.
[4]	Calculated for the four fiscal quarters ending on the date of determination.

c.	Unencumbered Debt Service Coverage Ratio.[5]

NOI of Unencumbered Properties (see Schedule 3)[6]		$(1)
Management fees of the Companies less related expenses [7]		$(2)
Allowed Unconsolidated Affiliate Earnings[8]		$(3)
Subtotal of (1) + (2) + (3)		$(4)
Amount by which (2) + (3) exceeds 40% of (4)		$(5)
Unencumbered NOI (Subtotal of (4) – (5))		$(6)
Unencumbered Capital Expenditures[9]		$(7)
Subtotal (6) - (7)		$(8)
Unencumbered Debt Service		$(9)
Ratio of (8) to (9)
Required Minimum	1.50 to 1.00

d.	Secured Indebtedness.

Secured Debt of the Companies	$

Total Asset Value	$

Percentage of Secured Debt over Total Asset Value	%

Maximum Permitted	40%

e.	Restricted Payments.

[5]	Calculated for the four fiscal quarters ending on the date of determination.
[6]	Not subject to any Lien (other than Permitted Liens).
[7]	Not subject to any Lien (other than Permitted Liens).
[8]	Not subject to any Lien (other than Permitted Liens).
[9]	Except for Unencumbered Properties where the tenant is responsible for capital expenditures.

Funds from Operations	$(1)
95% of (1)	$(2)
Amount of Restricted Payments required to be paid in order for General Partner to eliminate its REIT taxable income and/or to maintain its status as a REIT	$(3)
Permitted Maximum (greater of (2) and (3))	$(4)[10]
Aggregate cash dividends and other cash distributions	$ (not to exceed (4) if an Event of Default under Section 6.1(a) or Section 6.3(a) of the Credit Agreement exists)

Date:

[10]	Excluding Restricted Payments otherwise permitted by Section 5.12 of the Agreement.

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 3

to the Compliance Certificate ($ in 000’s)

Detailed Calculation of NOI of Unencumbered Properties